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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aspen Technology, Inc. Ten Canal Park Cambridge MA 02141-2201 USA	[phone] 617 949 1000 [fax] 617 949 1030	[world wide web] www.AspenTech.com [e-mail] info@AspenTech.com

                                                                                             July 11, 2003

Dear Stockholders:

        On June 2, 2003, we announced that we had entered into an agreement with Advent International Corporation, a leading global private equity firm, under which several Advent-managed investment partnerships would make a $100 million equity investment in AspenTech. We also announced that, as part of a restructuring of our balance sheet based on this capital infusion, we proposed to retire all of our outstanding Series B convertible preferred stock and to set aside $45 million to repay, at or prior to maturity, more than one-half of the outstanding principal amount of our 5 1/4% convertible subordinated debentures.

        We have undertaken these financial transactions to strengthen our balance sheet and complement our operational improvements over the past two quarters. Over the last several quarters we have been committed to refining our product focus and aligning our costs with revenues by streamlining our organization. These operational steps have resulted in improved execution and financial performance, despite a challenging economic environment. In light of these accomplishments, we believe this is an opportune time to address our upcoming financial obligations, including $30 million that may become payable beginning in August 2003 to redeem a portion of our outstanding Series B preferred stock, an additional $30 million that may be payable beginning in February 2004 to redeem the balance of the Series B preferred stock, and more than $86 million that will be payable when our outstanding 5 1/4% convertible subordinated debentures mature in June 2005. By addressing these matters now, we are seeking to allay any concerns our customers, vendors and lenders may have regarding our financial position and to enable our stockholders to analyze our capitalization more clearly. In addition, by resolving these financial matters, our management team will be able to focus our full attention on further improving our operational performance.

        Accordingly, I am pleased to invite you to attend a special meeting of stockholders on August 13, 2003 to consider several matters relating to the proposed financing. Under the financing agreements, we propose to issue convertible preferred stock to the Advent funds that we expect will represent approximately 32% of our outstanding common stock (on a fully diluted basis) following the closing. We would issue convertible preferred stock to current holders of our Series B preferred stock that we expect will represent approximately 7% of our outstanding common stock (on a fully diluted basis) following the closing. We would also issue common stock warrants to both the Advent funds and the Series B holders. Under applicable Nasdaq rules and the terms of the financing agreements, we must obtain stockholder approval in order to complete the proposed financing.

        At the special meeting, we also will seek approval of charter amendments to further implement our capital restructuring. One goal of these amendments is to give the board the discretion to proceed with either a one-for-two or a one-for-three reverse split of our common stock. We believe a reverse stock split could enable the number and price range of our outstanding shares of common stock to meet the investment criteria of a broader range of investors, which could increase institutional investor interest in our common stock. The other proposed charter amendments will, among other things, help ensure that we will have a sufficient number of shares of common stock available to meet our obligations under the terms of our new and existing equity securities and for other corporate purposes.

        Finally, we will seek stockholder approval of the adoption of a new stock incentive plan and a replenishment of the shares available under our director stock option plan. We believe these equity compensation initiatives will help us restore the competitiveness of our compensation programs. We view the plans as critical to our ability to attract, motivate and retain the types of key employees and non-employee directors who are essential to our growth and success.

        Your board of directors has determined that the terms of the proposed financing are fair to AspenTech and in the best interests of AspenTech and its stockholders. Your board has approved the issuance and sale of the new equity securities, the amendments to our charter, and the implementation of the equity plan arrangements, and it recommends that you vote FOR each of the proposals to be considered at the special meeting.

        Your vote is important. I urge you to read carefully the enclosed notice of special meeting and proxy statement. Whether or not you plan to attend the special meeting, please complete and sign the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the special meeting and prefer to vote your shares in person, you will be able to do so.

        On behalf of your board of directors and management, thank you for your continued support of AspenTech.

Sincerely,

David L. McQuillin President and Chief Executive Officer

Aspen Technology, Inc. Ten Canal Park Cambridge MA 02141-2201 USA	[phone] 617 949 1000 [fax] 617 949 1030	[world wide web] www.AspenTech.com [e-mail] info@AspenTech.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

        The board of directors of Aspen Technology, Inc. has called a special meeting to seek stockholder approval of a proposed preferred stock financing and certain other matters listed below. Stockholder approval of items 1, 4 and 5 below is necessary for us to complete the proposed preferred stock financing. Each of the seven items of business set forth below is a separate proposal, and approval of any such item of business is not contingent upon approval of any other item of business, except that the board will not proceed with the amendment to the certificate of incorporation contemplated by item 4 below unless both items 1 and 4 are approved. In addition, items 2 and 3 below present alternative proposals for a reverse stock split; if both of items 2 and 3 are approved, the board of directors may elect to effect either, or neither, of the reverse stock splits contemplated by those items.

        Each of the matters to be submitted to our stockholders at the special meeting is described more fully in the accompanying proxy statement. We encourage you to read the proxy statement, including the annexes, in their entirety. The details of the special meeting are as follows:

Time and Date	10 a.m., Eastern daylight savings time, on Wednesday, August 13, 2003
Location	The Bay Tower, Thirty-Third Floor, 60 State Street, Boston, Massachusetts
Items of Business	At the special meeting, you and our other stockholders will be asked to:
1.
approve the issuance of shares of common stock that would be issuable (a) upon conversion of, or as dividends on, Series D convertible preferred stock that Aspen Technology, Inc. proposes to issue, (b) upon exercise of warrants that Aspen Technology, Inc. proposes to issue contemporaneously with the Series D convertible preferred stock, or (c) upon exercise of preemptive rights that Aspen Technology, Inc. proposes to grant in connection with the issuance of the Series D convertible preferred stock and stock warrants;
2.
authorize the board of directors, in its discretion, to amend the certificate of incorporation to effect a one-for-two reverse split of the outstanding common stock at any time prior to January 31, 2004;
3.
authorize the board of directors, in its discretion, to amend the certificate of incorporation to effect a one-for-three reverse split of the outstanding common stock at any time prior to January 31, 2004;

4.
amend the certificate of incorporation to increase (a) the number of authorized shares of common stock from 120,000,000 to 210,000,000 and (b) the total number of authorized shares of capital stock from 130,000,000 to 220,000,000, subject in each case to appropriate adjustment if a reverse split of the common stock is effected;
	5.	amend the certificate of incorporation to reduce the par value of common stock from $0.10 per share to $0.001 per share;
	6.	approve the adoption of our 2003 stock incentive plan;
7.
amend our 1995 director stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 440,000 to 800,000, subject to appropriate adjustment if a reverse split of the common stock is effected; and
	8.	transact any other business properly presented at the special meeting.
Record Date	You may vote at the special meeting if you were a stockholder of record at the close of business on June 20, 2003.
Proxy Voting
You may vote on these matters in person, by telephone or by proxy. Unless you are voting by telephone, we ask that you complete and return the enclosed proxy card promptly—whether or not you plan to attend the special meeting—in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the special meeting in accordance with your wishes. If you attend the special meeting, you may withdraw your proxy and vote your shares in person.
By Order of the Board of Directors,

Stephen J. Doyle Secretary
Cambridge, Massachusetts July 11, 2003

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 13, 2003

i

ii

PROXY STATEMENT SUMMARY

        We have included the following summary of the proposed financing and related matters to provide background information about the proposals to be presented at the special meeting. You are encouraged to read this entire proxy statement, including the annexes. This summary is qualified in its entirety by the full text of this proxy statement, including the annexes.

Special Meeting (see discussion beginning at page 10)

        We have sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote at our special meeting of stockholders or any adjournment or postponement of the special meeting. The special meeting will be held at 10 a.m., Eastern daylight savings time, on Wednesday, August 13, 2003, at The Bay Tower, Thirty-Third Floor, 60 State Street, Boston, Massachusetts. You may vote at the special meeting if you were a stockholder of record at the close of business on June 20, 2003, the record date for the special meeting.

Background of the Financing (see discussion beginning at page 21)

        In the past fiscal year we have experienced a significant deterioration in our working capital position, which has raised concerns about our liquidity in the short term and our ability to meet balance sheet obligations coming due over the next two years. These concerns, coupled with continuing uncertainties surrounding the investigation by the Federal Trade Commission, or FTC, of the effects under federal antitrust laws of our acquisition of Hyprotech Ltd. in May 2002, have created difficulties for investors considering purchases or sales of common stock, for potential customers evaluating purchases of our products, and for lenders and vendors assessing whether to provide us with financing.

        In October 2002 we engaged Credit Suisse First Boston to advise us with respect to our financial position and to recommend potential alternatives by which we could raise additional capital and could restructure existing obligations to pay up to $146,250,000 in our fiscal years ending June 30, 2004 and 2005 to retire outstanding debt and equity securities. This process reinforced our belief that our current capital structure and level of working capital, together with the current economic environment, carry significant risks, including:

  •
  Significant upcoming repayment obligations.  In fiscal years 2004 and 2005, we will be required to repay at maturity $86,250,000 in aggregate principal amount of our 5 1/4% subordinated convertible notes due June 15, 2005, or convertible debentures, and may be required to redeem all or a portion of $60,000,000 in stated value of our outstanding Series B-I convertible preferred stock, or Series B-I shares, and Series B-II convertible preferred stock, or Series B-II shares. The convertible debentures must be repaid in cash, while the Series B-I shares and Series B-II shares, or collectively the Series B shares, may be redeemed for cash or stock, in our discretion. If we make all of the required payments in cash, our liquidity will be materially reduced and we may not have sufficient working capital to execute our current business plan. If we redeem Series B shares by issuing new shares of common stock, our existing common stockholders could suffer significant dilution in ownership percentage and reported earnings per share.

  •
  Uncertain outcome of FTC inquiry.  The FTC is continuing its investigation of the effects of our acquisition of Hyprotech under federal antitrust laws. The outcome of this investigation remains uncertain, and the FTC may seek to impose a wide variety of remedies. Some of those remedies, as well as the FTC's commencement of a formal action against us, could significantly reduce our cash flow or otherwise materially impair our ability to continue to operate under our current business plan.

  •
  Continuing softness in information technology spending.  We have experienced significant volatility in our results from operations over the past two years, driven largely by continued softness in information technology spending by existing and potential customers in light of the current economic environment. If potential customers continue to limit their spending on information technology, we may not be able to achieve our expected levels of revenue and our working capital could be reduced significantly. Any such revenue shortfall could force us to take short-term cash conservation actions that are not consistent with our long-term business plan.

  •
  Dependence on sales of installment receivables.  We continue to rely heavily on the sale of installment receivables to provide us with working capital. Any limitations on our ability to access these markets, including concerns by our vendor finance participants relating to our financial stability, could have a material adverse effect on our cash flow.

        Over the past two quarters, our operational and financial performance has improved, providing us with a limited opportunity to raise capital and restructure our repayment obligations under the convertible debentures and Series B shares. Over the past three quarters, we have evaluated a variety of public and private market alternatives to raise additional capital, as well as alternatives to restructure our upcoming payment obligations without raising capital. Our access to the traditional capital markets continues to be constrained, however, by a number of factors, including the risks outlined above. As a result, we have concluded that a private equity investment is the most attractive alternative to accomplish our objectives of strengthening our balance sheet and improving our liquidity.

Summary of the Financing (see discussion beginning at page 24)

        On June 1, 2003, we entered into a securities purchase agreement, or the purchase agreement, providing for the private placement of shares of our Series D-1 convertible preferred stock, or Series D-1 shares, and Series D-2 convertible preferred stock, or Series D-2 shares. We refer to the Series D-1 shares and Series D-2 shares collectively as Series D shares. Subject to obtaining stockholder approval, we intend to issue:

  •
  300,300 Series D-1 shares to investment partnerships managed by Advent International Corporation, or the Advent investors, for a purchase price of $333.00 per share, or approximately $100,000,000 in total;

  •
  63,064 Series D-2 shares to the investors that currently hold Series B shares, or the Series B investors, in exchange for 16,918 outstanding Series B-I shares and 7,788 outstanding Series B-II shares; and

  •
  warrants, which we refer to as WD warrants, to the Advent investors and the Series B investors (pro rata based on their Series D share ownership) to purchase up to 7,267,286 shares of common stock.

        Also on June 1, 2003, we entered into a repurchase and exchange agreement, or the exchange agreement, with the Series B investors pursuant to which we intend, subject to stockholder approval, to:

  •
  repurchase 23,082 outstanding Series B-I shares and 12,212 outstanding Series B-II shares, which would constitute all of the outstanding Series B shares not proposed to be exchanged for Series D-2 shares, for approximately $30,000,000 in cash; and

  •
  issue new warrants, which we refer to as WB warrants, to the Series B investors to purchase 791,044 shares of common stock, in exchange for outstanding warrants currently held by the Series B investors, which we refer to as existing warrants, exercisable to purchase the same number of shares of common stock but having other terms, including exercise price and antidilution protection, differing materially from the proposed WB warrants.

        If the financing transactions contemplated by the purchase agreement and the exchange agreement, which we refer to as the financing, are completed, then, based on securities outstanding as of June 20, 2003:

  •
  The Advent investors would own Series D-1 shares representing the right to acquire 31.7% of the outstanding common stock, on a fully diluted basis, and would hold WD warrants to acquire an additional 6.3% of the outstanding common stock at an exercise price per share of $3.33.

  •
  The Series B investors would own Series D-2 shares representing the right to acquire 6.6% of the outstanding common stock, on a fully diluted basis, and would hold WD warrants to acquire an additional 1.3% of the outstanding common stock at an exercise price per share of $3.33. The Series B investors would also hold WB warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price of $4.08 per share. In addition, the Series B investors would continue to hold other currently outstanding warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price of $9.72 per share.

        The purchase agreement and the exchange agreement are included as exhibits to our Current Report on Form 8-K, dated June 1, 2003, as filed with the SEC on June 2, 2003.

Reasons for the Financing (see discussion beginning at page 25)

        We believe the financing will provide us with a more stable capital structure that will help position us for long-term growth. In the short-term, the financing will eliminate provisions of the Series B shares that limit our ability to raise additional capital and to refinance our repayment obligations under the convertible debentures. In addition, the financing will strengthen our balance sheet by increasing our liquidity and working capital. We believe the resulting reduction of risk and increased stability within our capital structure, along with recent improvements in our operational and financial performance, will enhance the confidence our stockholders, customers, lenders and vendors have in AspenTech.

        The Series B investors have the right to require that we redeem up to $30,000,000 in stated value of the outstanding Series B shares beginning in August 2003 and that we redeem the remaining $30,000,000 in stated value of Series B shares beginning in February 2004. We may redeem the Series B shares by delivering cash, common stock or, in certain circumstances, our nonconvertible Series C preferred stock, subject to certain limitations. If we make all or a significant portion of these redemption payments in cash, our liquidity will be materially reduced and we may not have sufficient working capital to execute our current business plan. If we pay the redemption prices by issuing new shares of common stock, our existing common stockholders could suffer significant dilution in ownership percentage and reported earnings per share. In addition, all of the outstanding $86,250,000 in principal amount of convertible debentures will mature in June 2005.

        If the financing is completed, we will eliminate our redemption obligations under the Series B shares by retiring all of the outstanding Series B shares for a combination of $30,000,000 in cash, $21,000,000 in stated value of Series D-2 shares and WD warrants. The value of the cash and Series D-2 shares delivered to the Series B investors in the financing will, without giving effect to the WD warrants, represent a $9,000,000, or 15%, discount from the $60,000,000 stated value of the Series B shares. In addition, we will set aside $45,000,000 of the net proceeds to repay a portion of the convertible debentures at or prior to maturity or for such other purpose as may be agreed between us and the Advent Investors. We will use approximately $15,000,000 of the net proceeds to increase our working capital.

        If the financing is completed, we will also retire the existing warrants held by the Series B investors by exchanging the existing warrants for new WB warrants. The terms of both the existing warrants and the Series B shares include "full ratchet" antidilution provisions. This means that if we were to issue equity securities, or securities convertible into equity securities, at a price per share less than the exercise prices of any of the existing warrants (which range from $20.64 to $23.99) or the conversion prices of the Series B shares (which range from $17.66 to $19.97), the exercise prices of the existing warrants or the conversion prices of any of the Series B shares, as the case may be, would be reset at the price at which such securities were sold. Moreover, the number of shares for which the existing warrants are then exercisable or for which the Series B shares are then convertible would be increased proportionately, so that the aggregate exercise or conversion prices remain unchanged. If we had agreed to issue the Series D shares without arranging for the retirement of the existing warrants, the exercise price of each of the existing warrants would have decreased to $3.33 as a result of the antidilution provisions contained in the existing warrants. By retiring the Series B shares and exchanging the existing warrants for the new WB warrants, which include less onerous "weighted average" antidilution provisions but have an exercise price of $4.08 per share, we will eliminate a significant restriction on our ability to raise additional capital.

        The financing will result in substantial dilution to our stockholders that will exceed the dilution that would have been incurred under the Series B shares. Based on securities outstanding and market prices as of June 20, 2003, our stockholders would suffer dilution of their ownership percentage of 23.1% if we were to redeem all of the outstanding Series B shares with common stock, but would experience dilution of 48.1% from the issuance of securities in the financing. We also have additional warrants outstanding to acquire up to 750,000 shares of common stock at an exercise price of $15.00 per share. These warrants contain weighted average antidilution provisions and, as a result of the closing of the financing, will be exercisable for up to 1,157,407 shares of common stock at an exercise price of $9.72. The financing will also accelerate in full the exercisability, or vesting, of outstanding options to acquire an aggregate of 7,662,363 shares of common stock, which constitute all of our outstanding options other than options with exercise prices of less than $10.00 held by certain of our executive officers, who have waived their rights to such acceleration unless their employment is terminated without cause at any time. The weighted average exercise price of the options subject to acceleration is $12.13, and 41.3% of those options have exercise prices of less than $10.00. In addition, certain of the Series B investors have asserted informally, as described below under "Proposal 1. Issuance of Common Stock—Consequences if Stockholder Approval is Not Obtained," that they believe the conversion price of the Series B shares and the exercise price of the existing warrants may have adjusted downward to $2.59 per share, which would result in substantial additional dilution of common stockholders if the Series B shares remain outstanding.

        As a condition to entering into negotiations with respect to the proposed financing, the Series B investors required that we agree to certain terms that would apply if the financing is not completed. Those terms are contained in the exchange agreement. If the financing is not completed and we are unable to redeem the Series B shares by delivering cash and common stock because we do not have sufficient authorized shares of common stock available, we may be required to solicit, at a subsequent stockholder meeting, stockholder approval of a charter amendment to increase the number of authorized shares of common stock sufficient to fulfill our redemption obligations for the Series B shares by delivering common stock. We would not be able to pay any redemption price of Series B shares by delivering nonconvertible Series C preferred stock unless we were unable to obtain stockholder approval of the charter amendment. If we were to issue nonconvertible Series C preferred stock in payment of the redemption price of Series B shares as a result of an event occurring on or prior to January 30, 2004, the holder of those Series B shares may elect, within 30 days after such issuance, to exchange the nonconvertible Series C preferred stock for senior subordinated notes, which we refer to as Series C notes. We would not be required to issue Series C notes in an aggregate principal amount in excess of (1) $60,000,000, which is the stated value of the Series B shares, less (2) the value of any cash and common stock previously delivered in payment of the redemption price of Series B shares. Series C notes would not be convertible into common stock, would bear interest at an annual rate of 10%, would mature five years after issuance, and would be subordinated only to specified bank indebtedness for working capital. Series C notes would contain restrictions on, among other things, the amount of future debt that we could incur.

Other Proposals (see discussions at pages 37 through 54)

        In addition to soliciting stockholder approval of the proposal to approve the financing (Proposal 1), the board of directors is requesting approval of several other proposals intended to further or facilitate the purposes underlying the financing. We propose to amend our charter to:

  •
  effect either a one-for-two reverse split (Proposal 2) or a one-for-three reverse split (Proposal 3) of the outstanding common stock in the event the board determines, after the special meeting but no later than January 31, 2004, that implementation of an approved reverse split would, based on then-existing conditions, improve the marketability and liquidity of the common stock;

  •
  increase the number of shares of common stock authorized for issuance (Proposal 4); and

  •
  reduce the per share par value of the common stock (Proposal 5).

        Further, we propose to implement a new 2003 stock incentive plan, or the 2003 plan (Proposal 6), and to increase the number of shares of common stock issuable under our existing 1995 director stock option plan, or the 1995 director plan (Proposal 7). We are proposing these actions because we believe that our future success depends significantly upon our ability to provide incentives to new and existing employees and to outside directors in the form of equity grants. In June 2003 the compensation committee of the board, based in part on advice from compensation consultants, adopted a new corporate equity and executive compensation plan, or the compensation plan, pursuant to which we will grant, on the closing date of the financing, options to acquire a total of approximately 6,000,000 shares of common stock to our employees, including our chief executive officer and certain of our other executive officers. For more information on these grants see "Additional Information—Executive Officer Compensation—Corporate Equity and Executive Compensation Plan" on page 60. After giving effect to these grants, an immaterial number of shares of common stock will be available for option grants to employees under our existing option plans prior to July 2004, when additional shares will become available under the 2001 stock option plan pursuant to its terms. No shares of common stock remain available for option grants under the 1995 director plan.

Voting Agreements (see discussion beginning at page 35)

        In accordance with the purchase agreement, we have entered into voting agreements with each of the Series B investors, each of our directors, and certain of our executive officers, including Lawrence B. Evans, our chairman, and David L. McQuillin, our president and chief executive officer. The voting agreements generally provide that the parties will vote in favor of each of the proposals being presented at the special meeting and will vote against matters that might result in our breach of the purchase agreement or that might interfere with the matters presented at the special meeting. As of the record date, the parties who have entered into voting agreements would be entitled to vote shares that represent approximately 8.3% of the voting power of the outstanding common stock, 100% of the voting power of the outstanding Series B shares and 11.6% of the voting power of the outstanding common and preferred stock, on an as-converted basis, after giving effect to the 4.99% conversion limitation described on page 62.

        A form of the voting agreement is included as an exhibit to our Current Report on Form 8-K, dated June 1, 2003, as filed with the SEC on June 2, 2003.

Material Terms of the Series D Shares (see discussion beginning at page 28)

        Dividends.    Each of the Series D shares will have a stated value of $333.00 and will be entitled to a cumulative dividend of 8% per year, payable at the discretion of the board of directors. Accumulated dividends, when and if declared by the board, could be paid in cash or, subject to specified conditions, common stock.

        Voting Generally.    Holders of Series D shares generally will vote, on an as-converted or economic equivalent basis, with holders of common stock, as a single class, on matters presented to our stockholders for a vote. Each Series D share will represent a number of votes equal to $333.00, the stated value of each of the Series D shares, divided by the greater of (1) $3.33 and (2) the average of the closing bid prices of the common stock on the Nasdaq National Market for the five trading days preceding the closing of the financing. For example, if the average of the closing bid prices of the common stock for the five trading days preceding the closing of the financing is $4.50 per share, each Series D share will represent 74 votes. The approval of the holders of a majority of the Series D-1 shares and the holders of a majority of the Series D-2 shares, each voting separately as a class, will be required to approve certain corporate actions, including any amendment of our charter or by-laws that is inconsistent with the Series D certificate of designation or that adversely affects the holders of Series D shares and any authorization of a class of capital stock ranking senior to or on parity with the Series D shares. In addition, holders of Series D-1 shares, voting as a separate class, have the right to approve certain redemptions or repurchases of capital stock, acquisitions of capital stock or assets from other entities and the incurrence of certain amounts of debt for borrowed money by us. Holders of Series D shares will not have a separate class approval right to approve a transaction that will result in a change in control of AspenTech, except as provided by law.

        Voting for Directors.    Holders of Series D-1 shares, exclusively and as a single class, will be entitled to elect a number of directors calculated as a ratio of the voting power of the Series D-1 shares to the total voting power of all of our voting stock. The calculation depends on market prices of the common stock shortly before the closing of the financing, and therefore we are unable, at this time, to determine the number of directors to be designated by these holders. As an example, if the closing of the financing had occurred on the record date, then, based on the market price of the common stock and the number of shares of our voting stock then outstanding, the holders of Series D-1 shares would have been entitled to designate three of nine directors. In no event will the holders of Series D-1 shares be entitled to designate fifty percent or more of the board of directors as a result of the financing. Holders of Series D-2 shares will not have a separate class right to elect any directors, but will instead vote for the election of directors on an as-converted or economic equivalent basis, with holders of common stock.

        Conversion.    At the option of the holder, each Series D share will be convertible into 100 shares of common stock, subject to a weighted-average antidilution adjustment if we issue certain additional securities at a price per share of less than $3.33 (subject to appropriate adjustment if a reverse split is effected).

        Redemption at Option of AspenTech.    We will be entitled to redeem Series D shares for $416.25 per share, plus any accumulated and unpaid dividends, at our option at any time on or after the third anniversary of the issuance of the Series D shares if, among other things, the daily volume-weighted average trading price of the common stock exceeds $7.60 per share (subject to appropriate adjustment if a reverse split is effected) for 45 consecutive trading days. If we make such an election, holders of Series D shares could elect to convert their Series D shares into common stock rather than having them redeemed.

        Redemption at Option of Holders.    Holders of Series D-1 shares and holders of Series D-2 shares separately will be entitled to request that we redeem (1) up to fifty percent of the Series D-1 shares or Series D-2 shares, as the case may be, at any time on or after the sixth anniversary of issuance and (2) the remaining Series D-1 shares or Series D-2 shares, as the case may be, at any time on or after the seventh anniversary of issuance, in each case for $333.00 per share, plus any accumulated and unpaid dividends. As a result of these redemption provisions, the Series D shares will be presented outside of stockholders' equity on our balance sheet.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of Series D shares will have priority over holders of common stock to the extent of any assets available for distribution to stockholders. In such event, holders of Series D shares will be entitled to at least $333.00 per share plus any accumulated but unpaid dividends. Alternatively, holders of Series D shares could elect to convert their Series D shares into common stock pursuant to the conversion feature described above prior to the liquidation, dissolution or winding up event. If so, holders of Series D shares will share ratably with the holders of common stock to the extent assets are available for distribution to stockholders. Mergers and certain other similar transactions may be deemed to be liquidation events for these purposes.

        Registration Rights.    Under an investor rights agreement that we will enter into in connection with the issuance of the Series D shares, the WB warrants and WD warrants, we will grant to holders of Series D shares registration rights with respect to those holders' registrable shares—that is, shares of common stock issuable upon conversion of the Series D shares, upon exercise of the WB warrants and the WD warrants, as dividends on the Series D shares, or upon the conversion or exercise of securities issued pursuant to the preemptive rights described below. Specifically, we will grant to holders of Series D-1 shares four demand registration rights and unlimited incidental, or so-called "piggyback," registration rights with respect to the Advent investors' registrable shares. We will agree with holders of Series D-2 shares to file a shelf registration statement with the SEC promptly after issuance of the Series D-2 shares with respect to Series B investors' registrable shares.

        Preemptive Rights.    Under the investor rights agreement, we will grant to holders of Series D shares preemptive rights to participate in future issuances of certain of our securities until such time as they hold less than 10% of the Series D shares. These preemptive rights will not apply to, among other things, stock issued in firm-commitment underwritten public offerings, stock issued solely in consideration for the acquisition of all or substantially all of the stock or assets of an entity, or stock issued pursuant to certain employee stock plans.

        A form of the certificate of designations setting forth the terms of the Series D shares is attached as Annex B to this proxy statement and a form of the investor rights agreement is included as an exhibit to our Current Report on Form 8-K, dated June 1, 2003, as filed with the SEC on June 2, 2003.

Material Terms of the WB and WD Warrants (see discussion beginning at page 31)

        WB Warrants.    The WB warrants may be exercised to acquire up to 791,044 shares of common stock at an initial exercise price of $4.08 per share (both subject to appropriate adjustment if a reverse split is effected). The number of shares is further subject to adjustment in the event of stock splits, recapitalizations, reorganizations and, in certain circumstances, issuances of our equity securities (or debt securities convertible into equity securities) at a price per share less than the exercise price then in effect. The WB warrants will be exercisable for cash or, at any time at which the underlying shares of common stock are not registered under the Securities Act, through a "cashless exercise" feature. The WB warrants will be exercisable immediately upon issuance and will have a term of approximately three and one-half years.

        WD Warrants.    The WD warrants may be exercised to acquire up to 7,267,286 shares of common stock at a price of $3.33 per share (both subject to appropriate adjustment if a reverse split is effected). The number of shares is further subject to adjustment in the event of stock splits, recapitalizations, reorganizations and, in certain circumstances, issuances of our equity securities, or debt securities convertible into equity securities, at a price per share less than the WD warrant exercise price then in effect. The WD warrants could be exercised for cash or, at any time at which the underlying shares of common stock are not registered under the Securities Act, through a "cashless exercise" feature. The WD warrants will be exercisable immediately upon issuance and will have a term of seven years.

        Forms of the WB warrant and WD warrant are included as exhibits to our Current Report on Form 8-K, dated June 1, 2003, as filed with the SEC on June 2, 2003.

        We are asking our stockholders to approve a reverse split of the common stock in two ratios: one-for-two and one-for-three. If one or both of the reverse splits contemplated by Proposals 2 and 3 are approved at the special meeting, the board of directors may, in its sole discretion, effect one of the approved reverse splits, or neither of them. Except where expressly indicated, all share numbers, stock prices and exercise amounts in this proxy statement do not give effect to a reverse split.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are intended to be covered by the safe harbors created by those laws. For this purpose, any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainties, many of which are beyond our control, including the factors set forth under the heading "Factors that may Affect Future Results and the Trading Price of Our Common Stock" in our Current Report on Form 8-K filed with the SEC on July 11, 2003. Although we believe that the assumptions underlying the forward-looking statements contained in this proxy statement are reasonable, any of the assumptions could be inaccurate and we cannot assure you that actual results will be the same as those indicated by the forward-looking statements. The forward-looking statements represent our estimates as of the date on which we filed this proxy statement with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included in this proxy statement, you should not consider our inclusion of such information as a representation by us or any other person that these objectives and plans will be achieved. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that might affect the forward-looking statements.

QUESTIONS AND ANSWERS

        We have included the following discussion of the financing and related matters to provide summary answers to some of the questions that you might have about the special meeting and the proposals to be presented to our stockholders at the special meeting. You are encouraged to read the entire proxy statement, including the annexes. The information below is qualified in its entirety by the full text of this proxy statement and the attached annexes.

About the Special Meeting

Q.
Why did AspenTech send me this proxy statement?

A.
We have sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote at the special meeting, including any adjournment or postponement of the special meeting. The special meeting will be held at 10 a.m., Eastern daylight savings time, on Wednesday, August 13, 2003, at The Bay Tower, Thirty-Third Floor, 60 State Street, Boston, Massachusetts.

•
THIS PROXY STATEMENT summarizes information about the proposals to be considered at the special meeting and other information you may find useful in determining how to vote.

•
THE PROXY CARD is the means by which you actually authorize the persons named in the proxy card to vote your shares in accordance with your instructions.

  We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about July 7, 2003.

Q.
What is a proxy and how does it work?

A.
We are asking for your proxy. Giving your proxy means that you authorize the persons named in the proxy to vote your shares at the special meeting in the manner that you direct, or if you do not provide directions with respect to a proposal, in the manner recommended by the board of directors in this proxy statement. You may direct the proxy holders to vote for or against a proposal or to abstain from voting.

Q.
Who is soliciting proxies on behalf of AspenTech? Who pays the expenses of the proxy solicitation?

A.
Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We have also retained a proxy solicitor, The Proxy Advisory Group of Strategic Stock Surveillance, to assist in the solicitation of proxies for the special meeting at an estimated cost to us of $15,000, plus reimbursement of reasonable expenses. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares.

Q.
What proposals am I being asked to approve as an AspenTech stockholder?

A.
We are asking for you to approve the following proposals, each of which is more fully set forth in this proxy statement:

Proposal 1	the issuance of shares of common stock that would be issuable (a) upon conversion of, or as dividends on, the Series D shares that we propose to issue, (b) upon exercise of the WB and WD warrants, or (c) upon exercise of preemptive rights that we propose to grant in connection with the issuance of the Series D shares and the WB and WD warrants;

Proposal 2	the authorization of the board of directors, in its discretion, to amend the charter to effect a one-for-two reverse split of the outstanding common stock at any time prior to January 31, 2004;
Proposal 3
the authorization of the board of directors, in its discretion and as an alternative to the reverse split contemplated by Proposal 2, to amend the charter to effect a one-for-three reverse split of the outstanding common stock at any time prior to January 31, 2004;
Proposal 4
the amendment of the charter to increase (a) the number of authorized shares of common stock from 120,000,000 to 210,000,000 and (b) the total number of authorized shares of capital stock from 130,000,000 to 220,000,000, subject in each case to appropriate adjustment if a reverse split is effected;
Proposal 5	the amendment of the charter to reduce the par value of the common stock from $0.10 per share to $0.001 per share;
Proposal 6	the adoption of our 2003 stock incentive plan; and
Proposal 7
the amendment of our 1995 director stock option plan to increase the number of shares of common stock reserved for issuance under the plan from 440,000 to 800,000, subject to appropriate adjustment if a reverse split is effected.
Q.
Who may vote at the special meeting?

A:
Only holders of common stock and preferred stock at the close of business on the record date, June 20, 2003, are entitled to receive notice of, and to vote their shares at, the special meeting. As of the record date, there were issued and outstanding 40,000 Series B-I shares, 20,000 Series B-II shares and 39,236,779 shares of common stock. At the special meeting, you will be entitled to one vote for each share of common stock you held on the record date. Holders of Series B shares will be entitled to an aggregate of 4,236,378 votes at the special meeting after giving effect to the 4.99% conversion limitation.

Q.
How do I vote?

A.
You may vote your shares at the special meeting in person or by proxy or prior to the special meeting by telephone:

•
TO VOTE IN PERSON, you must attend the special meeting, and then complete and submit the ballot provided at the special meeting.

•
TO VOTE BY TELEPHONE, you must call the toll-free telephone number specified on your proxy card. If you vote by telephone, you should not return your proxy card unless you subsequently decide to amend your vote by proxy.

•
TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the special meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the special meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the special meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Q.
What if a broker holds my shares in "street name"?

A.
If your shares are held in "street name" by a broker or other nominee, your broker or other nominee will not be able to vote your shares prior to the special meeting (whether in person, by telephone or otherwise) unless you have given your broker or other nominee instructions to vote your shares on the proposals described in this proxy statement. You should instruct your broker or other nominee to vote your shares by following the procedure provided by your broker or other nominee. You may also attend the special meeting and vote in person. If you elect to vote in person, however, you must bring to the special meeting a legal proxy from the broker or other nominee authorizing you to vote the shares.

Q.
May I revoke my proxy?

A.
Yes. Even if you vote by telephone or if you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

•
send written notice that you wish to revoke your proxy to Stephen J. Doyle, our secretary, at our address set forth in the Notice of Special Meeting appearing before this proxy statement;

•
vote by telephone after the date of your earlier vote or proxy;

•
send us another signed proxy with a later date; or

•
attend the special meeting, notify Mr. Doyle that you are present, and then vote in person.

  If, however, you elect to vote in person at the special meeting and a broker or other nominee holds your shares, you must bring to the special meeting a legal proxy from the broker or other nominee authorizing you to vote the shares.

Q.
How many shares must be present in person or by proxy to transact business at the meeting?

A.
Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of common stock and preferred stock outstanding on the record date, voting together as a class, be present in person or by proxy at the special meeting in order to constitute a quorum to transact business with regard to each of the proposals. In addition, shares representing a majority of the votes entitled to be cast by the holders of common stock outstanding on the record date, voting separately as a class, must be present in person or by proxy at the special meeting in order to constitute the quorum to transact business with regard to Proposal 5. Shares as to which holders abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter (that is, broker non-votes), will be counted in determining whether there is a quorum of stockholders present at the special meeting.

Q.
How many votes are required to approve the proposals?

A.
The following chart sets forth the votes necessary to approve each of the proposals:

	Common Stock OUTSTANDING, Voting Separately	Affirmative Votes Required Common Stock and Preferred Stock OUTSTANDING, Voting Together	Common Stock and Preferred Stock PRESENT (in Person or by Proxy), Voting Together
Proposal 1	—	—	majority
Proposal 2	—	majority	—
Proposal 3	—	majority	—
Proposal 4	—	majority	—
Proposal 5	majority	majority	—
Proposal 6	—	—	majority
Proposal 7	—	—	majority

  Abstentions and broker non-votes will not be counted as votes in favor of a proposal, and will also not be counted as votes cast or shares voting on such proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposals 1, 6 and 7, since each of those proposals requires an affirmative vote of a majority of the shares of common stock and preferred stock, voting together as a single class, present or represented by proxy. Abstentions and broker non-votes, however, will have the effect of negative votes with respect to Proposals 2, 3 and 4, since each of those proposals requires the affirmative vote of the holders of a majority of all outstanding shares of common stock and preferred stock, voting together as a single class. Abstentions and broker non-votes will also have the effect of negative votes with respect to Proposal 5, because approval of this proposal requires the affirmative vote of the holders of a majority of all outstanding common stock, voting as a separate class, entitled to vote on this proposal, and the vote of the holders of a majority of all outstanding common stock and preferred stock, voting together as a single class.

Q.
What if additional proposals are presented at the special meeting?

A.
If other proposals are properly presented at the special meeting for consideration, the persons named in the proxy card will have the discretion to vote on those proposals for you. As of the date of mailing of this proxy statement, we do not know of any other proposals to be presented at the special meeting.

Q.
Whom can I contact for more information regarding proxy materials or voting my shares?

A.
If you have any additional questions about the proposals in this proxy statement, you should contact Joshua Young, our director of investor relations, by telephone at (617) 949-1274 or by e-mail to joshua.young@aspentech.com.

About Proposal 1 (Issuance of Common Stock) (see discussion at pages 21-36)

Q:
Who is Advent?

A:
Advent International Corporation is one of the world's largest private equity firms, with $6 billion in cumulative capital raised and 14 offices in 13 countries. The firm has over 90 investment professionals operating in North America, Europe, Latin America and Asia. Since its founding in 1984, Advent has financed over 500 companies and has helped businesses raise $10 billion through public equity and debt offerings. These have included 128 initial public offerings on 20 stock exchanges worldwide. Advent seeks to help management teams build successful businesses by applying its industry expertise, international resources and local market knowledge.

Q.
What other alternatives did AspenTech explore prior to entering into this financing?
A:
Over the past three quarters, we have evaluated a variety of public and private market alternatives to raise additional capital, as well as alternatives to restructure our upcoming payment obligations without raising additional capital. Our access to the traditional capital markets has been constrained, however, by a number of factors, including our significant outstanding repayment obligations and the continuing FTC inquiry into the effects of our acquisition of Hyprotech.

  In November 2002, we initiated a competitive process in which we held preliminary discussions with more than twenty potential investors. Based on those discussions, we narrowed the potential investor group and ultimately six investors, including Advent, submitted preliminary, nonbinding proposals under which they proposed investments in the form of convertible debt or preferred stock. We then further narrowed the potential investor list to three firms, each of which provided us with a revised proposal. After reviewing and seeking to negotiate further revisions to these proposals to make them more competitive with the Advent proposal, the board of directors determined to proceed with the Advent proposal.

  We also considered a standalone recapitalization, in which we would seek to exchange new convertible debt or preferred stock for a portion of the outstanding convertible debentures. This arrangement would have addressed some of our concerns about paying the convertible debentures when they mature in June 2005 and would have been less dilutive to our common stockholders than the financing. We determined, however, that it was unlikely that such an exchange could have been completed on terms acceptable to us. Moreover, if we were to issue debt in such an exchange, we would not have decreased our overall leverage, and if we were to issue convertible preferred stock in exchange, our common stockholders still would have incurred substantial dilution. Finally, this type of recapitalization would not have provided any new working capital and would not have addressed the redemption and other concerns posed by the outstanding Series B shares.

  Finally, we considered foregoing any type of financing transaction at this time. While this alternative would have avoided the dilutive effect of our issuing new equity securities, it would not have addressed our significant concerns about our upcoming repayment obligations, the outcome of the continuing FTC investigation of the Hyprotech acquisition, our working capital position, or our complex capital structure. While our operational and financial performance has improved over the past two fiscal quarters, we determined that it was in the best interests of our stockholders to proceed now with the financing to strengthen our balance sheet and improve our liquidity.

Q:
Are the Series D shares being sold at a discount (on an as-converted basis) to the existing outstanding common stock?

A.
Yes, if the market price of the common stock on the closing date of the financing is greater than $3.33, the conversion price of the Series D shares. After conducting an auction process, we entered into a non-binding letter of intent on March 25, 2003 with Advent to sell our Series D shares at $2.75 per share, which represented a 17.5% premium to the last reported sale price on the Nasdaq National Market of $2.34 per share on March 25, 2003 and an 11.8% premium to the average last reported sale price of $2.46 for the 15 trading days ended March 25, 2003. During the arm's-length negotiations of the purchase agreement and the exchange agreement, the market value of the common stock increased and we renegotiated to increase the conversion price to $3.33 and agreed to issue the WD warrants. After that time, the market price of the common stock continued to increase and we were unable to renegotiate further upward adjustments to the conversion price. On May 30, 2003, the last trading day before the signing of the purchase agreement and exchange agreement, the last reported sale price of the common stock on the Nasdaq National Market was $4.07. The average of the last reported sale prices for the 15 trading days ended May 30, 2003 was $3.79. The conversion price of $3.33 represented an 18.2% discount from the last reported sale price on May 30, 2003 and a 12.1% discount from the 15-day average price. The terms of the Series D shares, including the conversion price, were the result of arm's-length negotiations with Advent over a period of time and took into consideration, among other things, our financial condition and the pending FTC antitrust investigation.

Q:
Did AspenTech engage a financial advisor to advise the board of directors on the financing?

A.
Yes. We hired Credit Suisse First Boston to serve as our financial advisor with respect to the financing. In addition, we hired Needham & Company, Inc., which was not involved in the negotiation of the terms of the financing, to advise the board as to the fairness of the financing and to provide a written fairness opinion. On June 1, 2003, Needham delivered its written opinion to the board that as of May 30, 2003 and based on and subject to the matters set forth in the opinion, the consideration to be received by us under the purchase agreement and the exchange agreement is fair to us from a financial point of view. The full text of Needham's written opinion is attached to this proxy statement as Annex A. Needham's opinion does not constitute a recommendation to any stockholder with respect to Proposal 1 or any of the other proposals to be considered at the special meeting. We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Needham.

Q:
Is AspenTech retiring the outstanding Series B shares at a discount to their stated value?

A.
The Series B shares are being repurchased or exchanged for a combination of $30,000,000 in cash, $21,000,000 in stated value of Series D-2 shares and a portion of the WD warrants. The value of cash and Series D-2 shares delivered to the Series B investors in the financing will represent a $9,000,000, or 15%, discount from the $60,000,000 stated value of the Series B shares. This calculation does not, however, give effect to our issuance of the WD warrants.

Q:
What percentages of AspenTech will the Advent investors and the Series B investors own if the financing is completed?

A.
If the financing is completed, the Advent investors will own Series D-1 shares representing the right to acquire, upon conversion, 31.7% of the outstanding common stock, on a fully diluted basis, based on securities outstanding as of June 20, 2003. In addition, the Advent investors will hold WD warrants to acquire an additional 6.3% of the outstanding common stock at an exercise price per share of $3.33.

  The Series B investors will own Series D-2 shares representing the right to acquire, upon conversion, 6.6% of the outstanding common stock, on a fully diluted basis, based on securities outstanding as of June 20, 2003. These investors will also hold WD warrants to acquire an additional 1.3% of the outstanding common stock at an exercise price per share of $3.33 and WB warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price per share of $4.08. In addition, the Series B investors will continue to hold other currently outstanding warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price of $9.72 per share.

  The following table summarizes the percentages of the outstanding common stock, on a fully diluted basis, based on securities outstanding as of June 20, 2003, that each class or type of equity-related securities would represent after the financing:

Post-Financing Fully Diluted Ownership
Common stock	41.4%
Series D shares	38.3
Convertible debentures	1.7
WB warrants	0.8
WD warrants	7.7
Other outstanding warrants	1.2
Outstanding options	8.9

Total	100.0%

Q.
Will the financing affect AspenTech's reported earnings per share?

A.
Yes. We expect that the financing will result in a 23% reduction in earnings per share in fiscal 2004, as the result of dilution of 48.1% in the ownership of AspenTech by our existing stockholders, based on securities outstanding as of June 20, 2003. We estimate that this dilution, in comparison to our existing Series B shares, will result in an incremental reduction in earnings per share in fiscal 2004 of 13% and incremental dilution of 25% in the ownership of AspenTech by our existing stockholders, based on securities outstanding as of June 20, 2003.

Q:
How will AspenTech spend the $100,000,000 in new capital that would be raised?

A.
After deducting an estimated $10,000,000 in transaction costs, we estimate that the net proceeds of the financing will be applied as follows:

•
$30,000,000 will be used to repurchase a portion of the Series B shares under the exchange agreement;

•
$45,000,000 will be set aside for the purpose of redeeming a portion of the convertible debentures at or prior to maturity or for such other purpose as may be agreed between us and the Advent investors; and

•
$15,000,000 will be available for general working capital purposes.

Q:
What is the recommendation of AspenTech's board of directors with respect to Proposal 1?

A.
After careful consideration and in reliance, in part, on the advice of Credit Suisse First Boston and the advice and written fairness opinion of Needham, the board has determined that the transactions contemplated by the purchase agreement and the exchange agreement are fair and in the best interests of our stockholders. Accordingly, the board recommends that you vote "FOR" Proposal 1.

Q:
What are the material conditions to the completion of the financing?

A.
Both the purchase agreement and exchange agreement contain a number of conditions to the parties' obligations to close the financing. These conditions include approval by our stockholders of Proposal 1. In addition, parties to the purchase agreement and the exchange agreement may terminate the agreements in the circumstances specified therein, including if the financing has not been completed by December 31, 2003. If all conditions to the completion of the financing are satisfied or waived and our stockholders have approved Proposal 1, we expect to complete the financing promptly after the special meeting. Based on information from Advent, none of the Advent investors is required to file an antitrust filing under the Hart-Scott-Rodino Antitrust Improvement Act as a result of the financing.

Q:
If the stockholders do not approve Proposal 1, will there by any adverse consequences to AspenTech?

A.
If our stockholders do not approve Proposal 1, the purchase agreement and the exchange agreement will terminate. The Advent investors will not be obligated to invest $100,000,000 in AspenTech, which may impair our ability to fund our operations and to satisfy our obligations to repay the convertible debentures at maturity. Additionally, we will not be able to retire the Series B shares and exchange the existing warrants for WB warrants. As a result, the Series B investors will be entitled to require that we redeem a portion of their shares, which would result in either a significant adverse impact to our working capital, if paid in cash, or significant dilution to our stockholders, if paid in common stock. The restrictive provisions of these securities will also remain outstanding and our ability to obtain future financing will be significantly restricted. We may experience significant cash flow problems in the short-term, resulting in a substantial tightening of credit terms from vendors and banking institutions and an immediate need to seek an alternative financing plan.

  We will also be obligated to reimburse the fees and expenses of the Advent investors and the Series B investors incurred in connection with the financing up to a maximum amount of $1,950,000. If the closing does not occur, we may also be obligated to pay the Advent investors a termination fee of $3,000,000, minus the amount of reimbursement of fees and expenses paid to the Advent investors. Specifically, the termination fee is payable if we are pursuing an alternative equity financing or change in control transaction, if we breach any of our representations, warranties, covenants or agreements contained in the purchase agreement, or if the Series B investors breach any of their representations, warranties, covenants or agreements contained in the purchase agreement or exchange agreement.

  In addition, in the exchange agreement, we agreed with the Series B investors, until December 31, 2003 (or 30 days after the purchase agreement terminates, if later), that if the Series B investors exercise their right to compel us to redeem their Series B shares, then we may redeem these shares for cash or common stock (or any combination thereof) and, in certain circumstances, cash and nonconvertible Series C preferred stock (or any combination thereof). We have further agreed that we will not issue any shares of nonconvertible Series C preferred stock to the Series B investors until we have already issued the maximum number of shares of common stock remaining authorized for issuance to the Series B investors and we have submitted to stockholders a request to approve a sufficient number of additional shares of common stock for issuance to the Series B investors as we reasonably estimate would be required to redeem all of the Series B shares or would be issuable at any time upon conversion of all of the Series B shares, and we have failed to receive such approval.

  We have also agreed that if we issue shares of nonconvertible Series C preferred stock to the Series B investors as the result of an event occurring on or prior to January 30, 2004 (or if later, 30 days following the termination of the exchange agreement), then the Series B investors may exchange these shares of nonconvertible Series C preferred stock for one or more Series C notes, in an aggregate principal amount equal to the stated value of the nonconvertible Series C preferred stock being exchanged. However, in no event will we be obligated to issue such Series C notes in an aggregate principal amount in excess of $60,000,000, minus the value of any cash and common stock previously paid on redemption of Series B preferred stock.

About Proposals 2 and 3 (Reverse Split of Common Stock) (see pages 37-42)

Q.
What is a reverse split?

A.
It is the opposite of a stock split and will result in a decrease in the number of outstanding shares of stock and, generally is intended to result in a proportionate increase in the price of the stock on the date the reverse split becomes effective. Following the implementation of a reverse split, a company's share price will typically trade based on perception of the company's prospects, market conditions and the multitude of factors that affect stock prices. There is, of course, no guarantee that the share price will increase in proportion to the reverse split ratio or that any particular share price will be sustained.

Q.
How does it work?

A.
Immediately after the reverse split becomes effective, the share price of the common stock is expected to increase by the ratio of the reverse split. That is, if the stock were trading at $4.50, a reverse split with a one-for-two ratio is anticipated to result in a trading price of $9.00 post-reverse split and a reverse split with a one-for-three ratio is anticipated to result in a trading price of $13.50 post-reverse split. (These are simplified examples that disregard typical price fluctuations.) By the same ratio, a holder would possess one share of common stock for every two or three shares, as the case may be, of common stock held before the reverse split. For example, after a one-for-three reverse split, a stockholder with 600 shares would own 200 shares, potentially at three times the price per share immediately following the reverse split.

Q.
Is preferred stock subject to the reverse split?

A.
The reverse split will only affect the number and price range of shares of outstanding common stock. The reverse split will, however, proportionately adjust the per share price at which outstanding preferred stock converts into common stock, thereby adjusting the number of shares into which the outstanding preferred stock converts.

Q.
Why are you proposing two ratios for the reverse split?

A.
Due to a number of market factors and the significant time between the date of mailing of this proxy statement and the date of the special meeting, we can not yet determine the most appropriate reverse split ratio that will result in, among other things, the more favorable marketability and liquidity of the common stock. The board of directors will make this determination after the special meeting if one or both of the reverse proposals are approved.

Q.
What if both proposed reverse splits are approved by the stockholders?

A.
If both reverse split proposals are approved, the board of directors may subsequently effect, in its sole discretion, one of the reverse split proposals as it may determine to be in the best interests of our stockholders. Moreover, even after stockholder approval, the board may forego implementing a reverse split if such action is determined not to be in the best interests of AspenTech and our stockholders.

Q.
Will the reverse split affect the value of my investment?

A.
If you are a stockholder, the intrinsic value of your investment should not be affected solely as a result of the reverse split. Although there will be a decrease in the number of shares outstanding, each share will represent a proportionately greater percentage of our equity, so immediately after the reverse split, there should be no change in the value of your investment, our stockholders' equity or our intrinsic value. A reverse split does not change the rights of holders of common stock—each holder of common stock has the same percentage ownership, and therefore voting authority, as before the reverse split.

Q.
What are the benefits of the reverse split?

A.
We believe that the reverse split is likely to increase institutional investor visibility and interest in the common stock. Additionally, we believe that the anticipated higher share price expected to result from the reverse split may qualify the common stock for investment by certain institutional investors and investment funds that are precluded from investing in companies whose stock is trading under a certain price. We believe that the combination of increased institutional visibility, the reduced number of shares better aligned to the size of the company, and potentially lower transaction costs to investors will ultimately make the common stock more attractive for investors.

Q.
When will the reverse split take place?

A.
The reverse split proposals will be voted on at the special meeting. If one or both of the proposals are approved by our stockholders, we expect to effect a reverse split as soon as practicable after the special meeting but prior to January 31, 2004. The board of directors will have no obligation, however, to effect a reverse split if, in its discretion, it believes a reverse split is no longer in the best interests of our stockholders.

Q.
Do I need to turn in my old stock certificate?

A.
If you currently have a stock certificate, your certificate must be turned in. You should do nothing now, but if a reverse split is effected, you will receive instructions for how to exchange your old stock certificates for new stock certificates and receive your cash payment for any fractional shares. If your common stock is held by a broker (that is, in "street name"), your account will automatically be updated by your broker or other nominee to reflect the reverse split.

Q.
How is payment for fractional shares determined?

A.
If a stockholder has a quantity of shares that is not equally divisible by the applicable reverse split ratio, then the reverse split would result in fractional shares. No fractional shares will be issued as a result of the reverse split. Instead, we will pay cash equal to such fraction multiplied by the average of the high and low trading prices of common stock on the Nasdaq National Market during regular trading hours for the five trading days immediately preceding the effective time of the reverse split.

About the Other Proposals (see pages 43-54)

Q.
Why is AspenTech proposing to amend its charter to increase the number of authorized shares of common stock?

A.
If some or all of the proposals in this proxy statement are approved and the financing is completed, a significant percentage of the authorized shares of common stock will be outstanding or subject to future obligations to issue common stock. The board of directors believes that that these additional shares will provide us with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for a particular issuance.

Q.
How many shares of common stock will be available for issuance under the charter after taking into account our capitalization, assuming all of the proposals in this proxy statement (other than the reverse split proposals) are approved and the financing is completed?

A.
We would have available approximately 110,500,000 shares of common stock for future issuance, after taking into account all of our existing equity obligations. These shares may be issued by us without further stockholder approval and will subject our stockholders to further dilution. These shares may be issued in capital raising transactions, acquisitions of businesses or other transactions deemed appropriate by the board of directors.

Q.
Why is AspenTech proposing to reduce the par value of the common stock?

A.
As of March 31, 2003, our stated capital account, which reflects the aggregate par value of the outstanding common stock, was approximately $3,900,000. Amounts reflected in our stated capital account are subject to certain limitations under Delaware corporate law, including a prohibition on using such amounts as dividends to our stockholders. By reducing the par value of the common stock, we can reduce the amount of stockholders' equity subject to these limitations. We also believe that a per share par value of $.01 or less is customary for technology companies.

Q.
Why is AspenTech proposing to adopt a new 2003 stock incentive plan?

A.
In order to maintain a competitive position in attracting and retaining and motivating key personnel, which we believe critical to our future success, we must have the ability to make, from time to time, equity grants to our employees in the form of options and restricted stock. Approval of this new plan is necessary for us to be able to continue granting awards to current and future employees. On the closing date of the financing we expect to grant, pursuant to the terms of our compensation plan, a total of approximately 6,000,000 shares of common stock to our employees, including our chief executive officer and certain of our other executive officers. For more information on these grants see "Additional Information—Executive Compensation Information—Corporate Equity and Executive Compensation Plan" on page 60. After giving effect to the issuance of these options, an immaterial number of shares will be available for option grants to employees under our existing option plans prior to July 2004, when additional shares will become available under the 2001 stock option plan pursuant to its terms.

Q.
Why did the compensation committee of the board of directors adopt a new compensation plan?

A.
The compensation committee from time to time reviews our existing executive and employee equity compensation policies to determine whether the policies are in line with our corporate goals and the interests of our stockholders. Based on an independent compensation consultant report to the board, the compensation committee determined that the equity compensation provided to our officers and employees was below the market standard for our industry. Based on this information, together with the fact that 53.5% of our options have exercise prices above $10.00 and that all of our options will accelerate and be fully exercisable upon the closing of the financing (other than certain options held by executive officers who have agreed to waive their rights to such acceleration unless their employment is subsequently terminated without cause), the compensation committee determined that a new compensation plan more in line with market standards was necessary to provide sufficient future equity incentives. Each executive officer receiving options under the compensation plan at the closing of the financing will agree, as a condition to any grant under the plan, to waive any acceleration of vesting contained in any option he or she currently holds with an exercise price of less than $10.00 per share that might result from the closing of the financing unless their employment is subsequently terminated without cause.

Q.
Why are you proposing to amend the 1995 director plan to increase the number of shares of common stock available for issuance under that plan?

A.
We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting and retaining directors and to provide additional incentive for them to promote our success. We have no shares available for grant under our 1995 director plan. An increase in the options available to be granted under the 1995 director plan is necessary for us to be able to continue making annual grants to our directors, allow directors to convert their annual retainer into a right to purchase shares of common stock at the then-current market price and continue granting options to future non-employee directors, including the directors to be designated by the holders of Series D-1 shares. Under the terms of the 1995 director plan, each director designated by the holders of the Series D-1 shares will be entitled to an initial option grant of 24,000 shares and an annual option grant thereafter of 8,000 shares.

PROPOSAL 1
ISSUANCE OF COMMON STOCK

Overview

        At the special meeting, our stockholders will be asked to approve the issuance of shares of common stock issuable (a) upon conversion of, or as dividends on, the Series D shares, (b) upon exercise of WB warrants and WD warrants, or (c) upon exercise of preemptive rights that we will grant in connection with the issuance of the Series D shares, the WB warrants and the WD warrants.

        On June 1, 2003, in order to raise cash for working capital, we entered into the purchase agreement and exchange agreement with the Advent investors and the Series B investors. Under the terms of those agreements, we agreed to (1) issue and sell $100,000,000 of our Series D-1 shares at a purchase price of $333.00 (or $3.33 on a common equivalent basis), together with WD Warrants, and (2) deliver cash and Series D-2 shares having an aggregate value of $51,000,000 and WD Warrants as consideration for all outstanding Series B shares, which have an aggregate stated value of $60,000,000. We have called the special meeting because we are required under the marketplace rules of the Nasdaq Stock Market to obtain stockholder approval of the issuance of common stock in this transaction. If this Proposal 1 is not approved, we will not be able to complete the financing.

        This proxy statement summarizes the material terms of the certificate of designations for the Series D shares and the definitive agreements relating to the financing, including the purchase agreement and exchange agreement. The form of the Certificate of Designations of Series D-1 Convertible Preferred Stock and Series D-2 Convertible Preferred Stock is attached as Annex B to this proxy statement, and the purchase agreement and exchange agreement are included as exhibits to our Current Report on Form 8-K, dated June 1, 2003, as filed with the SEC on June 2, 2003. You are encouraged to read all of these materials carefully. The summaries of these materials in this proxy statement are qualified in their entirety by reference to these materials.

Background

        In the past fiscal year we have experienced a significant deterioration in our working capital position, which has raised concerns about our liquidity in the short term and our ability to meet balance sheet obligations coming due over the next two years. Those obligations require us to pay up to $146,250,000 in fiscal years 2004 and 2005 to retire outstanding debt and equity securities. These concerns, coupled with continuing uncertainties surrounding the investigation by the FTC of the effects of our acquisition of Hyprotech under federal antitrust laws, have created difficulties for investors considering purchases and sales of common stock, potential customers evaluating purchases of our products, and for lenders and vendors assessing whether to provide us with financing.

        In October 2002 we engaged Credit Suisse First Boston to advise us with respect to our financial position and to recommend potential alternatives by which we could raise additional capital and could restructure existing obligations. We entered into an engagement letter under which Credit Suisse First Boston agreed to provide financial advisory services in connection with a restructuring transaction relating to our outstanding securities and a private placement of our equity securities.

        The investor proposal process reinforced our belief that our current capital structure and level of working capital, together with the current economic environment, carry significant risks, including:

  •
  Significant upcoming repayment obligations. In fiscal years 2004 and 2005, we will be required to repay at maturity all of the $86,250,000 in aggregate principal amount of our convertible debentures and may be required to redeem all or a portion of $60,000,000 in stated value of our outstanding Series B shares. The convertible debentures must be repaid in cash, while the Series B shares may be redeemed for cash or stock, in our discretion. If we make all of the required payments in cash, our liquidity will be materially reduced and we may not have sufficient working capital to execute our current business plan. If we redeem Series B shares by issuing new shares of common stock, our existing common stockholders could suffer significant dilution in ownership percentage and reported earnings per share.

  •
  Uncertain outcome of FTC inquiry. The FTC is continuing its investigation of the effects of our acquisition of Hyprotech under federal antitrust laws. The outcome of this investigation remains uncertain, and the FTC may seek to impose a wide variety of remedies. Some of those remedies, as well as the FTC's commencement of a formal action against us, could significantly reduce our cash flow or otherwise materially impair our ability to continue to operate under our current business plan.

  •
  Continuing softness in information technology spending. We have experienced significant volatility in our results from operations over the past two years, driven largely by continued softness in information technology spending by existing and potential customers in light of the current economic environment. If potential customers continue to limit their spending on information technology, we may not be able to achieve our expected levels of revenue and our working capital could be reduced significantly. Any such revenue shortfall could force us to take short-term cash conservation actions that are not consistent with our long-term business plan.

  •
  Dependence on sales of installment receivables. We continue to rely heavily on the sale of installment receivables to provide us with working capital. Any limitations on our ability to access these markets, including concerns by our vendor finance participants relating to our financial stability, could have a material adverse effect on our cash flow.

        Beginning in October 2002, we and Credit Suisse First Boston held preliminary discussions with more than twenty potential investors to explore potential investments in AspenTech. Based on those discussions, in December 2002 we narrowed the potential investor group to ten investors based on several key criteria, including the investors' market expertise in software and technology, the expertise in financially complex transactions and their ability to invest at least $100,000,000 in AspenTech. We invited these ten potential investors to participate in meetings with us and to conduct limited due diligence procedures under confidentiality agreements.

        After these meetings, six investors, including Advent, submitted preliminary, nonbinding proposals. We then further narrowed the potential investor list to three firms based upon factors that included the terms and nature of their preliminary proposals and the extent to which we believed they could add value through, for example, their software industry expertise and their strategic vision for AspenTech. These three firms then conducted full financial and business due diligence reviews of AspenTech, including extensive document review, customer calls and meetings with our management. Each of the three firms identified the uncertainties of the ongoing FTC investigation of our Hyprotech acquisition as a key investment concern and expressed its preference to defer any investment until after the FTC investigation is resolved.

        On March 11, 2003, Advent submitted an unsolicited, revised proposal that reflected two key changes from its earlier proposal. First, Advent indicated that it would be willing to make its investment without final resolution of the FTC inquiry. The proposal provided that Advent's ability to terminate the transaction because of these FTC concerns would be limited to our suffering a material adverse change prior to the closing as a result of the FTC requiring a full divestiture or exclusive licensing of the Hyprotech technology. Second, Advent fixed the conversion price for their preferred stock investment at $2.75, which represented a 17.5% premium to the last reported sale price on the Nasdaq National Market of $2.34 per share on March 25, 2003 and an 11.8% premium to the average last reported sale price of $2.46 for the 15 trading days ended March 25, 2003.

        Subsequently in March, we solicited and received revised proposals from one of the two other remaining potential investors. The third investor declined to proceed with a potential investment pending final resolution of the FTC inquiry. After reviewing and seeking to negotiate further revisions to Advent's original March 11, 2003 proposal and the competing proposal, the board determined on March 20, 2003 to proceed with the Advent offer. We entered into a non-binding letter of intent with Advent on March 25, 2003 to sell Series D shares at $2.75 per share. During the arm's-length negotiations of the purchase agreement and the exchange agreement, the market value of the common stock increased and we renegotiated to increase the conversion price to $3.33 and agreed to issue the WD warrants. Since that time, the market price of the common stock has continued to increase. We were unable to renegotiate further upward adjustments to the conversion price. On May 30, 2003, the last trading day before the signing of the purchase agreement and exchange agreement, the last reported sale price of the common stock on the Nasdaq National Market was $4.07. The average of the last reported sale prices for the 15 trading days ended May 30, 2003 was $3.79. The conversion price of $3.33 represented an 18.2% discount from the last reported sale price on May 30, 2003 and a 12.1% discount from the 15-day average price. The terms of the Series D shares, including the conversion price, were the result of arm's-length negotiations with Advent over a period of time and took into consideration, among other things, our financial condition and the pending FTC antitrust investigation.

        We engaged Needham & Company, Inc. in May 2003 to review the financing and deliver a fairness opinion with respect to the financing. Needham has significant experience in transactions of the type described in this proxy statement and is continually engaged in valuing technology businesses. Needham did not participate in the structuring and negotiation of the terms of the proposed transactions.

        At a meeting of the board of directors on May 30, 2003, Needham presented its analysis of the financing. In connection with a board meeting on June 1, 2003, Needham delivered its written opinion to the effect that, as of May 30, 2003 and based on and subject to the matters described in its written opinion, the consideration to be received by us under the purchase agreement and the exchange agreement is fair to us from a financial point of view. A copy of Needham's opinion is included with this proxy statement as Annex A. We urge you to read carefully and in its entirety the opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Needham.

        Needham's opinion to the board is dated as of May 30, 2003, and Needham does not have any obligation to update, revise or reaffirm its opinion any time after May 30, 2003, including at the time of the special meeting of the stockholders. Needham's opinion to the board addresses only the fairness of the consideration to be received by us under the purchase agreement and the exchange agreement from a financial point of view and does not constitute a recommendation to our stockholders as to how they should vote on Proposal 1 or any of the other proposals being considered at the special meeting.

        We also considered a standalone recapitalization, in which we would seek to exchange new convertible debt or preferred stock for a portion of the outstanding convertible debentures. This arrangement would have addressed some of our concerns about paying the convertible debentures when they mature in June 2005 and, depending on the outcome of discussions with the holders of those securities, could have been less dilutive to our common stockholders than the financing. We determined, however, that it was unlikely that such an exchange could have been completed on terms acceptable to us. Moreover, if we were to issue debt in such an exchange, we would not have decreased our overall leverage, and if we were to issue convertible preferred stock in exchange, our common stockholders still would have incurred substantial dilution. Finally, this type of recapitalization would not have provided any new working capital and would not have addressed the redemption and other concerns posed by the outstanding Series B shares.

        In addition, we considered foregoing any type of financing transaction at this time. While this alternative would have avoided the dilutive effect of our issuing new equity securities, it would not have addressed our significant concerns about our upcoming repayment obligations, the outcome of the continuing FTC investigation of the Hyprotech acquisition, our working capital position, or our complex capital structure.

        Over the past two quarters, our operational and financial performance has improved, which has provided us with a limited opportunity to raise capital and restructure our repayment obligations under the convertible debentures and Series B shares. Over the past three quarters, we have evaluated a variety of public and private market alternatives to raise additional capital, as well as alternatives to restructure our upcoming payment obligations without raising additional capital. Our access to the traditional capital markets continues to be constrained, however, by a number of factors, including the risks outlined above. As a result, we concluded that a private equity investment is the most attractive alternative to accomplish our objectives of strengthening our balance sheet and improving our liquidity.

Summary of the Financing

        On June 1, 2003, we entered into the purchase agreement providing for the private placement of the Series D shares and WD warrants to the Advent investors and the Series B investors. Upon the consummation of the transactions contemplated by the purchase agreement, we will be obligated to sell and issue to the Advent investors 300,300 Series D-1 shares with a stated value of $333.00 per share and WD warrants to purchase an aggregate of 6,006,006 shares of common stock at an exercise price of $3.33 per share, for total consideration of approximately $100,000,000. Contemporaneously with the issuance and sale of the Series D-1 shares, we will exchange with the Series B investors 16,918 Series B-I shares and 7,788 Series B-II shares for a total of 63,064 Series D-2 shares and WD warrants to purchase an aggregate of 1,261,280 shares of common stock at an exercise price of $3.33 per share.

        As required by the terms of the purchase agreement, we have agreed to use the proceeds from the sale of the Series D-1 shares and WD warrants to the Advent investors for, among other things:

  •
  the repurchase from the Series B investors of the remaining 23,082 Series B-I shares and 12,212 Series B-II shares for approximately $30,000,000 in cash;

  •
  a set aside of $45,000,000 that will be available only to repay a portion of the convertible debentures at or prior to maturity or for such other purpose as may be agreed between us and the Advent Investors; and

  •
  the allocation of up to $15,000,000 for general working capital purposes.

        Also on June 1, 2003, we entered into the exchange agreement, which provides for, among other things, our repurchase, contemporaneously with the issuance of the Series D shares, of the remaining Series B-I shares and Series B-II shares not exchanged pursuant to the purchase agreement. We will also exchange the existing warrants containing full ratchet antidilution provisions that are exercisable to purchase an aggregate of 791,044 shares of common stock at exercise prices ranging from $20.64 to $23.99 per share for WB warrants containing weighted average antidilution provisions that will be exercisable to purchase the same number of shares of common stock at an exercise price of $4.08 per share.

        If the financing is completed, then, based on securities outstanding as of June 20, 2003, the following shares of preferred stock and warrants will be held by the Advent investors and the Series B investors:

  •
  300,300 Series D-1 shares, which represent 31.7% of the outstanding common stock, on a fully diluted basis;

  •
  63,064 Series D-2 shares, which represent 6.6% of the outstanding common stock, on a fully diluted basis;

  •
  WD warrants exercisable to purchase an aggregate of 7,267,286 shares of common stock, which represent 7.7% of the outstanding common stock, on a fully diluted basis; and

  •
  WB warrants exercisable to purchase an aggregate of 791,044 shares of common stock, which represent 0.8% of the outstanding common stock, on a fully diluted basis.

        If the financing is completed, then, based on securities outstanding as of June 20, 2003:

  •
  The Advent investors would own Series D-1 shares representing the right to acquire 31.7% of the outstanding common stock, on a fully diluted basis, and would hold WD warrants to acquire an additional 6.3% of the outstanding common stock at an exercise price per share of $3.33.

  •
  The Series B investors would own Series D-2 shares representing the right to acquire 6.6% of the outstanding common stock, on a fully diluted basis, and would hold WD warrants to acquire an additional 1.3% of the outstanding common stock at an exercise price per share of $3.33. The Series B investors would also hold WB warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price of $4.08 per share. In addition, the Series B investors would continue to hold other currently outstanding warrants to acquire an additional 0.8% of the outstanding common stock at an exercise price of $9.72 per share.

        No shares of nonconvertible Series C preferred stock have been issued to date, and if the financing is completed, no shares of nonconvertible Series C preferred stock will be issuable after that time.

        The closing contemplated by the purchase agreement is subject to several customary closing conditions, including the receipt of stockholder approval of the matters covered by Proposal 1. In addition, if the closing does not occur we may be obligated to pay the Advent investors a termination fee of $3,000,000, less any amount we paid to Advent to reimburse fees and expenses. The termination fee is payable if we are pursuing an alternative equity financing or change in control transaction, if we breach any of our representations, warranties, covenants or agreements contained in the purchase agreement, or if the Series B investors breach any of their representations, warranties, covenants or agreements contained in the purchase agreement or exchange agreement.

Reasons for the Financing

        We believe the financing will provide us with a more stable capital structure to position us for long-term growth. In the short-term, the financing will eliminate provisions of the Series B shares that limit our ability to raise additional capital and to refinance our repayment obligations under the convertible debentures. In addition, the financing will strengthen our balance sheet by increasing our liquidity and working capital. We believe the resulting reduction of risk and increased stability within our capital structure, along with our recent improvements in operational and financial performance, will enhance the confidence in AspenTech of our stockholders, customers, lenders and vendors.

        The Series B investors have the right to require that we redeem up to $30,000,000 in stated value of the outstanding Series B shares beginning in August 2003 and that we redeem the remaining $30,000,000 in stated value of Series B shares beginning in February 2004. The Series B shares have an aggregate stated value of $60,000,000. We may redeem the Series B shares by delivering cash, common stock or, in certain circumstances, our nonconvertible Series C preferred stock, subject to certain limitations. If we make all or a significant portion of these redemption payments in cash, our liquidity will be materially reduced and we may not have sufficient working capital to execute our current business plan. If we pay the redemption prices by issuing new shares of common stock, our existing common stockholders could suffer significant dilution in ownership percentage and reported earnings per share. In addition, all of the outstanding $86,250,000 in principal amount of convertible debentures will mature in June 2005.

        If the financing is completed, we will eliminate our redemption obligations under the Series B shares by retiring all of the outstanding Series B shares for a combination of $30,000,000 in cash and $21,000,000 in stated value of Series D-2 shares and WD warrants. The value of the cash and Series D-2 shares delivered to the Series B investors in the financing will, without giving effect to the WD warrants, represent a $9,000,000, or 15%, discount from the $60,000,000 stated value of the Series B shares. In addition, we will set aside $45,000,000 of the net proceeds for the purpose of repaying a portion of the convertible debentures at or prior to maturity or for such other purpose as may be agreed between us and the Advent Investors. We will use approximately $15,000,000 of the net proceeds to increase our working capital.

        If the financing is completed, we will also retire the existing warrants held by the Series B investors by exchanging the existing warrants for new WB warrants. The terms of both the existing warrants and the Series B shares include full ratchet antidilution provisions. This means that if we issue equity securities (or securities convertible into equity securities) at a price per share less than the exercise prices of the existing warrants (which range from $20.64 to $23.99) or the conversion prices of the Series B shares (which range from $17.66 to $19.97), the exercise prices of the existing warrants or the conversion prices of the Series B shares, as the case may be, will be reset at the price at which such securities were sold. Moreover, the number of shares for which the existing warrants are then exercisable or for which the Series B shares are then convertible would be increased proportionately, so that the aggregate exercise or conversion price remains unchanged. If we had agreed to issue the Series D shares without arranging for the retirement of the existing warrants, the exercise price of each of the existing warrants would have decreased to $3.33 as a result of the antidilution provisions contained in the existing warrants. By retiring the Series B shares and exchanging the existing warrants for the new WB warrants, which include less onerous weighted average antidilution provisions but have an exercise price of $4.08 per share, we will eliminate a significant restriction on our ability to raise additional capital.

        The financing will result in substantial dilution to our stockholders that will exceed the dilution that would have been incurred under the Series B shares. Based on securities outstanding and market prices as of June 20, 2003, our stockholders would suffer dilution of their ownership percentage of 23.1% if we were to redeem all of the outstanding Series B shares with common stock, but would experience dilution of 48.1% from the issuance of securities in the financing. We also have additional warrants outstanding to acquire up to 750,000 shares of common stock at an exercise price of $15.00 per share. These warrants contain weighted average antidilution provisions and, as a result of the closing of the financing, will be exercisable for up to 1,157,407 shares of common stock at an exercise price of $9.72. The financing will also accelerate in full the exercisability, or vesting, of outstanding options to acquire an aggregate of 7,662,363 shares of common stock, which constitute all of our outstanding options other than options with exercise prices of less than $10.00 held by certain of our executive officers, who have waived their rights to such acceleration unless their employment is terminated without cause at any time. The weighted average exercise price of the options subject to acceleration is $12.13, and 41.3% of those options had exercise prices of less than $10.00. In addition, certain of the Series B investors have asserted informally, as described below under "Proposal 1. Issuance of Common Stock—Consequences if Stockholder Approval is Not Obtained," that they believe the conversion price of the Series B shares and the exercise price of the existing warrants may have adjusted downward to $2.59 per share, which would result in substantial additional dilution of common stockholders if the financing is not completed.

Consequences if Stockholder Approval is Not Obtained

        If we do not obtain stockholder approval of this Proposal 1 by December 31, 2003, the purchase agreement and the repurchase agreement will terminate, no Series D shares will be issued and we will not raise $100,000,000 in capital. Without the proceeds from the sale of the Series D shares, the amount of capital available to us for general working purposes will be limited and this could limit our ability to fund our operations and service our existing debt obligations. In addition, the Series B shares and existing warrants will remain outstanding and continue to be a significant impairment to our ability to raise additional capital. Under the terms of the purchase agreement and exchange agreement, we will also be obligated to reimburse the legal fees and expenses of the Advent investors and the Series B investors incurred in connection with the financing up to a maximum amount of $1,950,000. As a result, we may experience significant cash flow problems in the short-term, resulting in a substantial tightening of credit terms from vendors and banking institutions and an immediate need to seek an alternative financing plan.

        In addition, as a condition to entering into negotiations with respect to the proposed financing, the Series B investors required that we agree to certain terms that would apply if the financing is not completed. Those terms are contained in the exchange agreement. If the financing is not completed and we are unable to redeem their shares in cash or common stock because we do not have sufficient authorized shares of common stock available, we may be required to solicit, at a subsequent stockholder meeting, stockholder approval of a charter amendment to increase the number of authorized shares of common stock sufficient to fulfill our redemption obligations for the Series B shares by delivering common stock. We would not be able to pay any redemption price of Series B shares by delivering nonconvertible Series C preferred stock unless we were unable to obtain stockholder approval of the charter amendment. We will not be required to seek such stockholder approval, however, if the Nasdaq National Market would not consider such stockholder approval effective, provided that we have diligently and in good faith pursued a determination from the Nasdaq National Market that such a stockholder vote will satisfy its applicable stockholder approval rules and we have in good faith exhausted all reasonable courses of action to obtain such a favorable determination. If we were to issue nonconvertible Series C preferred stock in payment of the redemption price of Series B shares as a result of an event occurring on or prior to January 30, 2004, the holder of those Series B shares may elect, within 30 days after such issuance, to exchange the nonconvertible Series C preferred stock for Series C notes. We would not be required to issue Series C notes in an aggregate principal amount in excess of (1) $60,000,000, which is the stated value of the Series B shares, less (2) the value of any cash and common stock previously delivered in payment of the redemption price of Series B shares. Series C notes would not be convertible into common stock, would bear interest at an annual rate of 10%, would mature five years after issuance, and would be subordinated only to specified bank indebtedness for working capital. Series C notes would contain restrictions on the amount of future debt that we could incur.

        Certain of the Series B investors have informally asserted to us their belief that our delivery of common stock in 2002 in payment of dividends on the Series B shares may have triggered the full ratchet antidilution provisions of the Series B shares and the existing warrants such that the conversion price of the Series B shares and the exercise prices of the existing warrants have been adjusted downward to $2.59. The initial conversion price of the Series B shares range from $17.66 to $19.97, and the initial exercise price of the existing warrants range from $20.64 to $23.99. We firmly believe that this assertion is without merit, in part because the issuance of the common stock dividends to the Series B investors was in accordance with the existing terms of the Series B shares and was not a dilutive event to the Series B investors. If the Series B investors formally assert this position, we intend to reject their claim and vigorously defend any claim against us that might be brought. If, however, the Series B investors were to prevail on their claim, our common stockholders would suffer significant additional dilution, since the Series B shares would be convertible into 23,164,868 shares of common stock, rather than 3,135,480 shares, and the existing warrants would be exercisable to acquire 6,960,451 shares, rather than 791,044 shares.

Principal Effects on Outstanding Common Stock

        The value of the outstanding common stock may be reduced as a result of the issuance of additional shares of common stock at a price less than the market or book value of the outstanding shares of common stock. However, the nature and terms of the transaction, including the preemptive rights granted to the holders of Series D shares, may protect the holders of Series D shares from being diluted as a result of future transactions. The issuance of additional shares of common stock could have a dilutive effect on our earnings per share and, for a stockholder who does not purchase additional shares to maintain his, her or its pro rata interest, on a stockholder's percentage voting power in AspenTech. The Series D shares, WB warrants and WD warrants have antidilution protection which adjusts the conversion price in the event of the issuance of shares of common stock at a price less than the conversion price then in effect. Any antidilution adjustment would increase the number of shares of common stock issuable upon conversion of the Series D shares and upon exercise of the warrants. In addition, the nature and terms of such issuances of additional shares of common stock could render more difficult or discourage an attempt to obtain a controlling interest in AspenTech or the removal of the incumbent board of directors and may discourage unsolicited takeover attempts which might be desirable to stockholders.

        In addition, the issuance of the Series D shares will constitute a change in corporate control pursuant to all of our current stock incentive plans. As a result of the change in corporate control, each outstanding option as of the closing will immediately become fully exercisable other than certain options held by executive officers receiving option grants under the compensation plan. As a condition to those grants, each executive officer will agree to waive any acceleration of vesting contained in any option with an exercise price of less than $10.00 per share that might result from the financing, unless their employment is terminated without cause at any time. As of June 20, 2003, there were outstanding options to acquire 8,414,382 shares of common stock. Approximately 53.5% of these options had exercise prices greater than $10.00. If these options are exercised, they will result in further dilution to holders of common stock.

Material Terms of the Series D Shares

  Dividends on Series D Shares

        Each of the Series D shares will have a stated value of $333.00 and will be entitled to a cumulative dividend of 8% per year, payable at the discretion of the board of directors. Accumulated dividends, when and if declared by the board, could be paid in cash or, subject to specified conditions, common stock. If we elect to pay the dividend in shares of common stock, we will issue a number of shares of common stock equal to the quotient obtained by dividing the dividend payment by the volume weighted average of the sale prices of the common stock on the Nasdaq National Market for 20 consecutive trading days, ending on the fourth trading day prior to the required dividend payment date.

        Our ability to elect to pay the dividend on the Series D shares in shares of common stock is subject to certain conditions, including:

  •
  we must provide appropriate notice to the holders of Series D shares of our election to pay the dividend in shares of common stock;

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  the common stock must be listed on the Nasdaq National Market or another market or stock exchange specified in the purchase agreement, without interruption, between the date on which we provide the notice described above and the date on which certificates representing the shares of common stock being issued in payment of the dividend are delivered to the holders of Series D shares;

  •
  as of the delivery date of the certificates representing the common stock dividend, we have not received any written notice or warning from the Nasdaq National Market or another market or stock exchange with respect to the potential delisting of the common stock;

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  the shares of common stock issued in payment of the dividend are registered pursuant to an effective registration statement filed under the Securities Act or such shares may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act; and

  •
  neither we nor any of our material subsidiaries (1) has commenced (or has had commenced against it) a case under any bankruptcy, dissolution, liquidation or similar law, (2) has been adjudicated to be insolvent, (3) has made a general assignment for the benefit of creditors or (4) fails to pay, or stated in writing that it is unable to pay, its debts generally as they become due.

  General Voting Rights

        Except as described below under "Voting for Directors" or as otherwise provided by law, the holders of Series D shares generally have the right to vote with the holders of common stock on an as-converted or economic equivalent basis. Each Series D share will represent the lesser of:

  •
  100 votes per share; and

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  the number of votes equal to the stated value of the Series D shares ($333.00) divided by the average of the closing bid prices of the common stock on the Nasdaq National Market for the five trading days preceding the closing of the financing.

        For example, if the average of the closing bid prices of the common stock for the five trading days preceding the closing of the financing is $4.50 per share, each Series D share will represent 74 votes. The approval of the holders of a majority of the Series D-1 shares and the holders of a majority of the Series D-2 shares, each voting separately as a class, will be required to approve certain corporate actions, including any amendment of our charter or by-laws that is inconsistent with the Series D certificate of designations or that adversely affects the holders of Series D shares and any authorization of a class of capital stock ranking senior to, or on parity with, the Series D shares. In addition, the approval of the holders of a majority of the Series D-1 shares, voting separately as a class, will be required to approve certain redemptions or repurchases of capital stock, acquisitions of capital stock or assets from other entities and the incurrence of certain amounts of debt for borrowed money by us. Holders of Series D shares will not have a separate class approval right to approve a transaction that will result in a change in control of AspenTech, except as provided by law.

  Voting for Directors

        Holders of Series D-1 shares, exclusively and as a single class, will be entitled to elect a number of directors determined by a formula set forth in our charter that is calculated as a ratio of the voting power of the Series D-1 shares to the total voting power of all of our voting stock. The formula generally provides that the number of directors to which the Series D-1 is entitled to designate to the board of directors is equal to the product (rounded to the nearest whole number) of:

  •
  the total number of directorships (whether filled or vacant); and

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  a fraction, the numerator of which is the total number of votes accruing to holders of Series D-1 shares (calculated by dividing the stated value of the Series D shares, $333.00, by the five day average of the closing sale price of the common stock as reported on the Nasdaq National Market immediately prior to the closing date of the financing), and the denominator of which is, subject to certain limitations in the certificate of designations, the number of shares of outstanding voting stock.

        The calculation depends on market prices of the common stock shortly before the closing of the financing, and therefore we are unable, at this time, to determine the number of directors to be designated by the holders of Series D-1 shares. As an example, if the closing of the financing had occurred on the record date, then, based on the market price of the common stock and the number of shares of our voting stock then outstanding, the holders of Series D-1 shares would have been entitled to designate three of nine directors. Under the formula, as the price of the common stock increases, the number of directors the holders of Series D-1 shares may designate decreases. In no event will the holders of Series D-1 shares be entitled to designate fifty percent or more of the board as a result of the financing.

        Holders of Series D-2 shares will not have a separate class right to elect any directors, but will instead vote for the election of directors on an as-converted or economic equivalent basis, with holders of common stock.

  Conversion

        Each of the Series D shares is convertible into common stock at any time at the option of the holder. Each of the Series D shares is convertible into a number of shares of common stock equal to its stated value divided by the conversion price of the Series D shares. The stated value of the Series D shares is $333.00 per share and is subject to adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split up, recapitalization and like occurrence affecting such shares. The initial conversion price of the Series D shares is $3.33 per share, and may be adjusted if certain events occur. Therefore, each Series D share is initially convertible into 100 shares of common stock. The Series D shares have antidilution protection that adjusts the conversion price downwards using a weighted-average calculation in the event we issue certain additional securities at a price per share less than the Series D conversion price then in effect.

  Redemption

        At the option of AspenTech.    We will be entitled to redeem the Series D shares for $416.25 per share, plus any accumulated but unpaid dividends, at any time on or after the third anniversary of the issuance of the Series D shares if, among other things, the daily volume-weighted average trading price of the common stock on the Nasdaq National Market exceeds $7.60 per share (subject to appropriate adjustment if a reverse split is effected) on each trading day for 45 consecutive trading days. In lieu of mandatory redemption at our option, holders of the Series D-1 shares could elect to convert their Series D shares into common stock as described above under the heading "Conversion," rather than having them redeemed.

        At the option of holders of the Series D-1 shares.    At the request of holders having a majority of the outstanding Series D-1 shares on or after the sixth anniversary of the closing but prior to the seventh anniversary of the closing, we will be required to redeem up to 50% of the Series D-1 shares in cash at a price per share equal to $333.00, plus accumulated but unpaid dividends. After the seventh anniversary of the closing such holders may require us to redeem 100% of their shares.

        At the option of holders of the Series D-2 shares.    At the request of holders holding Series D-2 shares with a stated value in excess of $3,000,000 on or after the sixth anniversary of the closing, we will be required to redeem up to 50% of the Series D-2 shares in cash at a price per share equal to $333.00, plus accumulated but unpaid dividends. After the seventh anniversary of the closing such holders may require us to redeem 100% of their shares.

  Liquidation Preference

        Upon the liquidation, dissolution or winding up of AspenTech, the holders of Series D shares are entitled to be paid a liquidation preference out of the assets of AspenTech legally available for distribution to the stockholders before any payment may be made to the holders of common stock or any other holders of preferred stock. The liquidation preference is equal to the greater of (1) the stated value of the Series D shares, which is initially $333.00 per share, plus any accumulated but unpaid dividends, and (2) the amount such holders would be entitled to if the Series D shares were converted into common stock immediately prior to the liquidation. Mergers and certain other similar transactions may be deemed to be liquidation events for these purposes.

Material Terms of the WB and WD Warrants

  WB Warrants

        In connection with the purchase agreement, we will exchange the existing warrants for the WB warrants. The WB warrants may be exercised to acquire up to 791,044 shares of common stock at an initial exercise price of $4.08 per share (both subject to appropriate adjustment if a reverse split is effected). The number of shares is further subject to adjustment in the event of stock splits, recapitalizations, reorganizations and, in certain circumstances, is subject to a weighted-average antidilution adjustment if we issue equity securities (or debt securities convertible into equity securities) at a price per share less than the exercise price then in effect. The WB warrants will be exercisable for cash or, at any time at which the underlying shares of common stock are not registered under the Securities Act, through a "cashless exercise" feature. The WB warrants will be exercisable immediately upon issuance and will have a term of approximately three and one-half years.

        Upon certain fundamental transactions, such as a merger or consolidation, the sale of all or substantially all of our assets or the reclassification of the common stock, each holder of WB warrants has the right to receive the same amount and kind of securities, cash or property upon exercise as it would have been entitled to receive had it been the owner of the shares of common stock underlying the WB warrant at the time of such transaction. A holder of WB warrants may also require that any successor or surviving entity of AspenTech issue it a new warrant, on terms similar to those of the WB warrants. If such a transaction results in holders of common stock receiving consideration other than freely tradeable securities of a public reporting company, then, at the request of any holder of WB warrants, we (or any successor or surviving entity of AspenTech) will be required to purchase the holder's WB warrant for a cash purchase price equal to the value of the remaining unexercised portion of the WB warrant. In the event of such a repurchase, the value of the remaining unexercised portion of the WB warrant will be determined by use of the Black and Scholes Option Pricing Model.

  WD Warrants

        In connection with the purchase agreement, we will issue WD warrants to the Advent investors and Series B investors. The WD warrants may be exercised to acquire up to 7,267,286 shares of common stock at an initial exercise price of $3.33 per share (both subject to appropriate adjustment if a reverse split is effected). The number of shares is further subject to adjustment in the event of stock splits, recapitalizations, reorganizations and, in certain circumstances, is subject to a weighted-average antidilution adjustment if we issue equity securities (or debt securities convertible into equity securities) at a price per share less than the exercise price then in effect. The WD warrants will be exercisable for cash or, at any time at which the underlying shares of common stock are not registered under the Securities Act, through a "cashless exercise" feature. The WD warrants will be exercisable immediately upon issuance and will have a term of seven years.

        Upon certain fundamental transactions, such as a merger or consolidation, the sale of all or substantially all of our assets or the reclassification of the common stock, each holder of WD warrants has the right to receive the same amount and kind of securities, cash or property upon exercise as it would have been entitled to receive had it been the owner of the shares of common stock underlying the WD warrant at the time of such transaction.

Other Agreements with Holders of Series D Shares

  No Solicitation; Pursuit of Superior Proposal

        The purchase agreement contains non-solicitation provisions that prohibit us from initiating, soliciting, encouraging, negotiating or entering into any agreements relating to any proposals regarding an alternative equity financing or change in control transaction from a third party prior to the consummation of the transaction contemplated by the purchase agreement. However, if we receive an unsolicited proposal for an alternative equity financing or change in control transaction, we may respond if the board of directors determines in good faith that the unsolicited alternative equity financing or change in control transaction is more favorable to us than the transaction contemplated by the purchase agreement and after consultation with legal counsel, the board determines in good faith that the failure to respond to the alternative equity financing or change in control transaction would reasonably be expected to violate the board's fiduciary duties under applicable law. If the board makes such a finding, the Advent investors and the Series B investors have five business days after notice from AspenTech of the more favorable alternative equity financing or change in control transaction to submit a new proposal to AspenTech in response to the proposed alternative transaction. The board must then determine whether and how to proceed. If the board decides to enter into an agreement relating to the alternative equity financing or change in control transaction, we have the contractual right to terminate the purchase agreement.

  Reimbursement of Expenses; Termination Fee

        We are required to pay the reasonable fees and expenses of Advent International or the Advent investors and their legal counsel, accountants and financial advisors, up to $1,850,000 in the aggregate. We are required to pay these fees and expenses even if we are unable to consummate the transactions contemplated by the purchase agreement due to any of the following reasons:

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  by our mutual agreement with the Advent investors;

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  the transactions contemplated by the purchase agreement have not been consummated on or prior to December 31, 2003;

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  our stockholders fail to approve Proposal 1, 4 or 5; or

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  either we breach any of our, or the Series B investors breach any of their, representations, warranties, covenants or agreements contained in the purchase agreement and such breach is not cured.

        We will not, however, be required to reimburse Advent International or the Advent investors if the failure to consummate the transactions results from a breach by the Advent investors of their representations, warranties, covenants or agreements contained in the purchase agreement and such breach is not cured. We are also required to pay the legal fees and expenses of the Series B investors, provided that such reimbursement shall not exceed $100,000. However, we will not be required to reimburse the Series B investors if the failure to consummate the transactions results from a breach by the Series B investors of any of their representations, warranties, covenants or agreements contained in the purchase agreement or exchange agreement. In addition, we are required to pay all expenses incurred by the Series B investors in connection with any filing or action required of the Series B investors relating to the FTC investigation of AspenTech with respect to the transactions contemplated by the purchase agreement.

        If the financing is not completed, we may be required to pay a termination fee to the Advent investors of $3,000,000, minus any amount that we must pay for reimbursement of their fees and expenses, under the following circumstances:

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  if we pursue an alternative equity financing or change in control transaction;

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  if the board of directors withdraws or modifies its recommendation for Proposal 1;

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  if we breach any of our representations, warranties, covenants or agreements contained in the purchase agreement; or

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  if the Series B investors breach any of their representations, warranties, covenants or agreements contained in the purchase agreement or exchange agreement.

        We may elect to pay this termination fee in shares of common stock, in which case the termination fee will be increased by $50,000. We are obligated to use all commercially reasonable efforts to file and have declared effective a registration statement relating to the resale of any shares of common stock issued in payment of the termination fee.

  Registration Rights

        Under an investor rights agreement we will enter into in connection with the issuance of the Series D shares, the WB warrants and WD warrants, we will grant to holders of Series D shares registration rights with respect to certain shares of common stock. Pursuant to the investor rights agreement, we are required to file up to four demand registration statements with the SEC upon the written request of one or more holders of Series D-1 shares that are requesting registration of securities having an aggregate market value of at least $10,000,000. The registration statement will register (1) common stock issuable upon the conversion of the Series D-1 shares, (2) any shares of common stock issued as dividends on such Series D-1 shares, (3) common stock issuable upon conversion of the WD warrants held by the Series D-1 purchasers and (4) any other shares of common stock issued or issuable upon the conversion or exercise of any other securities we issue to the holders of Series D-1 shares pursuant to the preemptive rights described below under "Preemptive Rights." We are required to use best efforts to cause such registration statement to be declared effective for a period ending on the earlier of 180 days from the date the registration statement is declared effective and the date on which all shares of common stock registered pursuant to such registration statement are sold. In addition, we have granted to the holders of Series D-1 shares unlimited incidental, or "piggyback," registration rights to have the securities listed above included in any registration statement, subject to certain restrictions, which we propose to file (other than in connection with registration rights granted to other holders of our securities, or to register shares issued in an acquisition or in certain equity financings.)

        We are required to file a shelf registration statement with the SEC promptly after the consummation of the transactions contemplated by the purchase agreement. The shelf registration statement will register (1) common stock issuable upon the conversion of the Series D-2 shares, (2) any shares of common stock issued as dividends on Series D-2 shares, (3) any shares of common stock issued upon exercise of the WB warrants and the WD warrants held by the Series D-2 purchasers and (4) any other shares of common stock issued or issuable upon the conversion or exercise of any other securities we issue to the holders of Series D-2 shares pursuant to the preemptive rights described below under "Preemptive Rights." We are required to take all steps necessary to cause such shelf registration statement to be declared effective within 90 days of the closing and to be maintained effective for a period ending on the earliest of (A) the second anniversary of the closing, (B) the date on which all shares of common stock registered pursuant to such shelf registration statement are sold, and (C) the date on which all registrable shares of common stock registered pursuant to such shelf registration statement may be sold pursuant to Rule 144(k) of the Securities Act.

        In addition, prior to the issuance of any shares of common stock in payment of dividends on the Series D shares, we are required to have filed a shelf registration statement with the SEC relating to all dividends and to have caused such shelf registration statement to be declared effective. We are required to use all commercially reasonable efforts necessary to keep this registration statement effective for the earlier of (1) 90 days from the date the dividend shares were issued (or 45 days, if such shares represent no more than one year of accumulated dividends) and (2) the date of which all such shares of common stock registered on the shelf registration statement are sold.

        Upon the effective date of the registration statement or the shelf registration statement, as the case may be, the holders of Series D-1 shares or Series D-2 shares, as the case may be, will have the right to resell any shares of common stock issuable upon conversion of the Series D-1 shares or Series D-2 shares or exercise of the WB warrants or WD warrants, as the case may be. We will pay for the costs associated with each registration.

  Preemptive Rights

        Each holder of Series D shares will generally have a right to purchase its pro rata portion of certain future issuances of our equity securities until such time that the Advent investors and Series B investors or their permitted transferees, in the aggregate, hold less than 10% of the Series D shares issued at the closing. These preemptive rights do not apply to, among other things, stock issued solely as consideration for mergers and acquisitions, in payment of dividends, in strategic transactions, under employee stock option and purchase plans, and in firm commitment underwritings.

  Restrictions on Transfer

        Transfers of any Series D shares, any shares of common stock issued upon conversion of the Series D shares, any other securities acquired pursuant to the preemptive rights described above, any shares of common stock issued upon the exercise of the WB warrants and WD warrants or any other shares of common stock issued in respect of such shares, are permitted in limited circumstances. Permitted transfers include transfers pursuant to Rule 144 of the Securities Act, transfers pursuant to an effective registration statement, transfers to affiliates of such holder, and transfers to non-affiliates that are not our competitors and that will not beneficially own more than 10% of the outstanding common stock after such transfer.

  Standstill Agreement

        The Advent investors, without our consent, generally may not:

  •
  acquire any securities that would cause an increase in its percentage of the common stock beneficially owned above the percentage of beneficial ownership of the common stock of such investor on June 1, 2003;

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  seek to solicit proxies with respect to the voting of any of our securities;

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  deposit any of our securities in a voting trust;

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  participate in or form any group of persons generally for the purpose of acting jointly or in concert with respect to any of our voting securities;

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  arrange any financing for the purchase of any of our voting securities;

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  seek to enter into or be involved in any tender offer, exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction relating to us or any of our subsidiaries;

  •
  for so long as the Advent investors may nominate their own directors to the board of directors, nominate any person for election by the holders of common stock or present any stockholder proposals for approval (other than through their board nominees); or

  •
  authorize or solicit any person to take any of the previous actions or make any public announcement regarding the intention to take any of the previous actions.

        These standstill restrictions terminate for each of the Advent investors when such Advent investor and its affiliates beneficially own less than five percent of the outstanding common stock on an as-converted basis.

  Trading Limitations

        None of the Advent investors or Series B investors may, for so long as such investor or its affiliates holds any Series D shares, sell, contract to sell, grant any option to purchase, or make any short sale of common stock, establish a "put equivalent position" (as defined in Rule 16a-1(h) of the Exchange Act) or engage in any transaction with a similar result, if the Advent investor does not have an equivalent offsetting long position on the common stock. This trading limitation terminates for each of the Advent investors and Series B investors when such investor and its affiliates ceases to beneficially own any Series D shares, any shares of common stock issued upon conversion of the Series D shares, any other securities acquired by the investor pursuant to the preemptive rights described above, any shares of common stock issued upon the exercise of the WD warrants or any other shares of common stock issued in respect of such shares.

  Voting Agreements

        In accordance with the purchase agreement, we have entered into voting agreements with each of the Series B investors, each of our directors, and certain of our executive officers, including Lawrence B. Evans, our chairman, and David L. McQuillin, our president and chief executive officer. The voting agreements generally provide that the parties will vote in favor of each of the proposals being presented at the special meeting and will vote against matters that might result in our breach of the purchase agreement or that might interfere with the matters presented at the special meeting. As of the record date, the parties who have entered into voting agreements would be entitled to vote shares that represent approximately 8.3% of the voting power of the outstanding common stock, 100% of the voting power of the outstanding Series B shares and 11.6% of the voting power of the outstanding common and preferred stock, on an as-converted basis, entitled to vote at the special meeting after giving effect to the 4.99% conversion limitation.

Agreements with Financial Advisors

        Under the terms of our engagement letter with Credit Suisse First Boston, we have paid Credit Suisse First Boston a total of $350,000 and, if the financing is completed, we will be obligated to pay Credit Suisse First Boston an additional fee of $5,650,000. In addition, if we repurchase all or a portion of the convertible debentures after the closing, we may be obligated to pay Credit Suisse First Boston an additional fee of up to $500,000. The engagement letter further provides for our reimbursement of reasonable out-of-pocket expenses incurred by Credit Suisse First Boston in connection with its engagement and our indemnification of Credit Suisse First Boston against certain liabilities arising out of its engagement.

        Pursuant to our engagement letter with Needham, we paid Needham $100,000 upon execution of the engagement letter and $750,000 upon delivery of its written fairness opinion to our board of directors. No portion of the fee was contingent upon the completion of the financing or the conclusions reached in the fairness opinion. In addition, we will be required to pay an additional $50,000 to Needham if we request delivery of an updated fairness opinion, subject to any increase to which we and Needham agree if the updated fairness opinion is requested following material changes to the terms of the financing. The engagement letter further provides for reimbursement of the reasonable legal fees of Needham up to $25,000 and the reasonable out-of-pocket expenses incurred by Needham in connection with its engagement and our indemnification of Needham and certain related persons against certain liabilities arising out of its engagement.

Stockholder Approval Requirement

        We are seeking stockholder approval for Proposal 1 in accordance with the Marketplace Rules of the Nasdaq National Market. These rules are applicable to AspenTech because AspenTech's common stock is listed on the Nasdaq National Market.

  Issuance of Securities Equal to 20% or More of Outstanding Common Stock

        Rule 4350(i)(1)(D) of the Marketplace Rules requires stockholder approval of certain transactions involving the issuance of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock, or 20% or more of the voting power of securities, outstanding before the issuance at a price (including a conversion price or an exercise price) less than the greater of the book or market value of the common stock.

        For purposes of Rule 4350(i)(1)(D) of the Marketplace Rules, the transactions contemplated by the purchase agreement and the exchange agreement would involve the issuance of common stock issuable upon (1) conversion of, or dividends on, the Series D shares, (2) exercise of the WD warrants and WB warrants, and (3) exercise of preemptive rights, including not only those granted in connection with the issuance of the Series D shares, but also those obtained upon conversion, exercise or as dividends on securities acquired through the exercise of such preemptive rights.

        If 300,300 Series D-1 shares are converted at the initial conversion price and all of the WD warrants issuable to the Advent investors are exercised at their initial exercise price, then we will need to issue 36,036,006 shares of common stock. This amount represents approximately 91.8% of the outstanding common stock, based on 39,236,779 shares of common stock outstanding as of June 20, 2003. If 63,064 Series D-2 shares are converted at the initial conversion price and all of the WD warrants issuable to the Series B investors are exercised at their initial exercise price, then we will need to issue 7,567,680 shares of common stock. This amount represents approximately 19.3% of the outstanding common stock, based on the number of shares of common stock outstanding as of June 20, 2003. The initial conversion price for the Series D shares is $3.33 per share, which means that each of the Series D shares initially shall be convertible into 100 shares of common stock. The initial exercise price of the WD warrants is $3.33 per share. The Series D-1 and Series D-2 conversion prices and WD warrant exercise price are each subject to antidilution adjustments as discussed above under "Material Terms of the Series D Shares" and "Material Terms of the WB and WD Warrants-WD Warrants."

  Change in Control

        Rule 4350(i)(1)(B) of the Marketplace Rules requires stockholder approval of the issuance of securities that would result in a change in control of AspenTech. For the reasons described above, the issuance of common stock upon the conversion of the Series D shares and upon the exercise of the WB warrants and WD warrants are considered to result in a "change in control" under the Marketplace Rules.

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" Proposal 1 to approve the issuance of shares of common stock issuable upon (a) conversion of, or as dividends on, Series D shares, (b) exercise of WB warrants and WD warrants, or (c) exercise of preemptive rights that we will grant in connection with the issuance of the Series D shares, the WB warrants and the WD warrants.

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common stock and preferred stock present or represented by proxy and entitled to vote at the special meeting, voting together as a class, is required for approval of Proposal 1.

PROPOSAL 2
CHARTER AMENDMENT TO EFFECT ONE-FOR-TWO
REVERSE SPLIT OF COMMON STOCK

Overview

        At the special meeting, our stockholders will be asked to approve two separate amendments to our charter to effect a one-for-two reverse split and a one-for-three reverse split of the common stock. The board of directors may subsequently effect, in its sole discretion, one of the reverse splits approved by our stockholders based on various factors, including which reverse split will result in the more favorable marketability and liquidity of the common stock. The text of this proposed amendment to our charter is included in the Certificate of Amendment of Certificate of Incorporation included as Annex C to this proxy statement.

        The board of directors has adopted resolutions:

  •
  declaring the advisability of a one-for-two reverse split of the common stock, subject to stockholder approval;

  •
  amending our charter to effect the reverse split, subject to stockholder approval; and

  •
  authorizing any other action it deems necessary to effect the reverse split.

        If approved by our stockholders, the reverse split would become effective as soon as reasonably practicable after the special meeting, but in no event later than January 31, 2004, by filing a certificate of amendment to our charter with the Delaware Secretary of State. We anticipate that the reverse split, if approved by our stockholders, would be implemented by the same charter amendment as the change in number of authorized shares contemplated by Proposal 4 and the reduction in par value contemplated by Proposal 5, to the extent those proposals are approved by our stockholders.

        The board reserves the right, however, even after stockholder approval, to forego or postpone filing of the amendment if such action is determined not to be in the best interests of AspenTech and our stockholders. If the reverse split adopted by the stockholders is not subsequently implemented by the board and effected by January 31, 2004, the proposed amendment will be deemed abandoned, without any further effect. In such case, the board may again seek stockholder approval at a future date for a reverse split if it deems a reverse split to be advisable at that time.

Reasons for Proposal

        The purpose of the reverse split is to more appropriately align our share base with our current operations and financial performance. We anticipate that, barring unforeseen circumstances, the smaller share base resulting from the reverse split would serve to highlight our future financial results and would position the common stock in a price range that is more attractive to a broader range of institutional investors, consistent with our objective of enhancing long-term stockholder value.

        The board of directors believes that the current market price of the common stock, which it believes is due in part to the overall weakness in the market for Nasdaq-quoted stocks and in the software industry generally, has had a negative effect on the marketability of the common stock, the amount and percentage of transaction costs paid by individual stockholders, and our potential ability to raise capital or acquire businesses by issuing additional shares of common stock. The board believes that the internal policies of some institutional investors prevent the purchase of low-priced stocks and that a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. In addition, brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks—that is, the current share price of the common stock results in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of the total share value—than would be the case if our share price were substantially higher. The board believes these higher commissions may discourage institutions from purchasing common stock.

        The board believes that the decrease in the number of shares of common stock outstanding as a consequence of the reverse split, and the anticipated increase in the market price of the common stock, could encourage interest in the common stock and could promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse split. In addition, although any increase in the market price of common stock resulting from the reverse split may be proportionately less than the decrease in the number of outstanding shares, the reverse split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

        We cannot assure you, however, that the foregoing events will occur, or that the market price of common stock immediately after the reverse split will be maintained for any period of time. Moreover, we cannot assure you that the market price of the common stock after the proposed reverse split will adjust to reflect the conversion ratio. For example, if the market price is $4.50 before the reverse split, there can be no assurance that the market price immediately after the reverse split will be $9.00 (2 × $4.50). We also cannot assure you that the market price following the reverse split will either exceed or remain in excess of the current market price.

Principal Effects on Outstanding Common Stock

        If a reverse split is approved at the special meeting and the board of directors elects to effect the reverse split, each outstanding share of common stock as of the record date for the reverse split will immediately and automatically be changed, as of the effective date of the filing of the certificate of amendment, into one half of a share of common stock.

        Proportional adjustments will be made to the maximum number of shares issuable under our stock plans, as well as the number of shares issuable upon exercise and the exercise price of our outstanding options, warrants and preferred stock. A proportional adjustment will also be made to the exercise price of outstanding rights to purchase common stock under our rights agreement. No fractional shares of common stock will be issued in connection with the reverse split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse split will receive cash in lieu of the fractional share as explained more fully below. Because the reverse split will apply to all issued and outstanding shares of common stock and outstanding rights to purchase common stock or to convert other securities into common stock, the proposed reverse split will not alter the relative rights and preferences of existing stockholders.

        If a reverse split is approved at the special meeting and effected by the board, the board will fix a record date for determination of shares subject to the reverse split. As of the date of mailing of this proxy statement, the board had not fixed a record date for the reverse split.

        If a reverse split is approved at the special meeting and effected by the board, some stockholders may consequently own fewer than 100 shares of common stock. A purchase or sale of fewer than 100 shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers, depending on whether the shares are held in certificate or electronic form. Therefore, those stockholders who own fewer than 100 shares following the reverse split may, in some circumstances, be required to pay modestly higher transaction costs should they then decide to sell their shares of common stock.

        Stockholders have no right under Delaware corporation laws or our charter or by-laws to exercise appraisal rights with regard to the reverse split or to dissent from the payment of cash in lieu of issuing fractional shares once the reverse split has been approved.

Cash Payment in Lieu of Fractional Shares

        In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse split, we will pay cash equal to such fraction multiplied by the average of the high and low trading prices of common stock on the Nasdaq National Market during regular trading hours for the five trading days immediately preceding the effective date of the reverse split, which amount has been determined by the board of directors to equal the fair market value of common stock at the effective time of the reverse split.

Federal Income Tax Consequences

        The following description of the material United States federal income tax consequences of the reverse split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of mailing of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (for example, non-resident aliens, broker/dealers or insurance companies). The state, foreign and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

        In general, the federal income tax consequences of the reverse split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of common stock in exchange for their existing shares of common stock. We believe that because the reverse split is not part of a plan to increase periodically a stockholder's proportionate interest in our assets or earnings and profits, the reverse split will likely have the following federal income tax effects:

  •
  A stockholder who receives solely a reduced number of shares of common stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its existing shares of common stock.

  •
  A stockholder who receives cash in lieu of a fractional share as a result of the reverse split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Internal Revenue Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. This generally should be taxed as an exchange and a stockholder receiving such a payment taxable as an exchange should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the reduced number of shares of common stock will equal the stockholder's basis in its existing shares of common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

  •
  We will not recognize any gain or loss as a result of the reverse split.

Board Discretion to Implement Reverse Split

        If the reverse split contemplated by either Proposal 2 or Proposal 3 is approved at the special meeting, the board of directors may, in its sole discretion, at any time prior to January 31, 2004, authorize the reverse split and file the certificate of amendment with the Delaware Secretary of State. The determination by the board on whether to effect a reverse split will be based on a number of factors, including market conditions, existing and expected trading prices for the common stock, and the likely effect of business developments on the market price for the common stock. If both proposals are approved, the board may subsequently effect, in its sole discretion, one of the reverse splits. This determination will be based on various factors, including which reverse split will result in the more favorable marketability and liquidity of the common stock. In such event, the reverse split that is not to be effected shall be deemed abandoned by the board.

        Notwithstanding approval of either one or both of the reverse splits at the special meeting, the board may, in its sole discretion, determine not to implement a reverse split.

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" Proposal 2 to amend our charter to effect a one-for-two reverse split of the common stock at any time prior to January 31, 2004.

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common stock and preferred stock, voting together as a class, is required for approval of Proposal 2.

PROPOSAL 3
CHARTER AMENDMENT TO EFFECT ONE-FOR-THREE
REVERSE SPLIT OF COMMON STOCK

Overview

        At the special meeting, our stockholders will be asked to approve two separate amendments to our charter to effect a one-for-two reverse split and a one-for-three reverse split of the common stock. The board of directors may subsequently effect, in its sole discretion, one of the reverse splits approved by our stockholders based on various factors, including which reverse split will result in the more favorable marketability and liquidity of the common stock. The text of this proposed amendment to our charter is included in the Certificate of Amendment of Certificate of Incorporation included as Annex D to this proxy statement.

        The board of directors has adopted resolutions:

  •
  declaring the advisability of a one-for-three reverse split of the common stock, subject to stockholder approval;

  •
  amending our charter to effect the reverse split, subject to stockholder approval; and

  •
  authorizing any other action it deems necessary to effect the reverse split.

        If approved by our stockholders, the reverse split would become effective as soon as reasonably practicable after the special meeting, but in no event later than January 31, 2004, by filing a certificate of amendment to our charter with the Delaware Secretary of State. We anticipate that the reverse split, if approved by our stockholders, would be implemented by the same charter amendment as the change in number of authorized shares contemplated by Proposal 4 and the reduction in par value contemplated by Proposal 5, to the extent those proposals are approved by our stockholders.

        The board reserves the right, however, even after stockholder approval, to forego or postpone filing of the amendment if such action is determined not to be in the best interests of AspenTech and our stockholders. If the reverse split adopted by the stockholders is not subsequently implemented by the board and effected by January 31, 2004, the proposed amendment will be deemed abandoned, without any further effect. In such case, the board may again seek stockholder approval at a future date for a reverse split if it deems a reverse split to be advisable at that time.

Reasons for Proposal

        The board of directors believes that the decrease in the number of shares of common stock outstanding as a consequence of the reverse split, and the anticipated increase in the market price of the common stock, could encourage interest in the common stock and could promote greater liquidity for our stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse split. In addition, although any increase in the market price of common stock resulting from the reverse split may be proportionately less than the decrease in the number of outstanding shares, the reverse split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

        We cannot assure you, however, that the foregoing events will occur, or that the market price of common stock immediately after the reverse split will be maintained for any period of time. Moreover, we cannot assure you that the market price of the common stock after the proposed reverse split will adjust to reflect the conversion ratio. For example, if the market price is $4.50 before the reverse split, there can be no assurance that the market price immediately after the reverse split will be $13.50 (3 × $4.50). We can also not assure you that the market price following the reverse split will either exceed or remain in excess of the current market price.

        For a further discussion of the reasons underlying our decision to seek approval for the reverse split, see the caption entitled "Reasons for Proposal" in Proposal 2.

Principal Effects on Outstanding Common Stock

        If a reverse split is approved at the special meeting and the board of directors elects to effect the reverse split, each outstanding share of common stock as of the record date for the reverse split will immediately and automatically be changed, as of the effective date of the filing of the certificate of amendment, into one third of a share of common stock. For further discussion of the principal effects of the reverse split, see the caption entitled "Principal Effects on Outstanding Common Stock" in Proposal 2.

Cash Payment in Lieu of Fractional Shares

        For a discussion of cash payments in lieu of fractional shares in connection with the reverse split, see the caption entitled "Cash Payment in Lieu of Fractional Shares" in Proposal 2.

Federal Income Tax Consequences

        For a discussion of the federal income tax consequences in connection with the reverse split, see the caption entitled "Federal Income Tax Consequences" in Proposal 2.

Board Discretion to Implement Reverse Split

        If the reverse split contemplated by either Proposal 2 or Proposal 3 is approved at the special meeting, the board of directors may, in its sole discretion, at any time prior to January 31, 2004, authorize the reverse split and file the certificate of amendment with the Delaware Secretary of State. The determination by the board on whether to effect a reverse split will be based on a number of factors, including market conditions, existing and expected trading prices for the common stock, and the likely effect of business developments on the market price for the common stock. If both proposals are approved, the board may subsequently effect, in its sole discretion, one of the reverse splits. This determination will be based on various factors, including which reverse split will result in the more favorable marketability and liquidity of the common stock. In such event, the reverse split that is not to be effected shall be deemed abandoned by the board.

        Notwithstanding approval of either one or both of the reverse splits at the special meeting, the board may, in its sole discretion, determine not to implement a reverse split.

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" Proposal 3 to amend our charter to effect a one-for-three reverse split of the common stock at any time prior to January 31, 2004.

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common stock and preferred stock, voting together as a class, is required for approval of Proposal 3.

PROPOSAL 4
CHARTER AMENDMENT TO INCREASE NUMBER OF AUTHORIZED SHARES

Overview

        At the special meeting, we will ask our stockholders to approve an amendment to our charter to increase the number of authorized shares of common stock from 120,000,000 to 210,000,000, subject to appropriate adjustment if a reverse split is effected. In addition, to effect this change, the total number of shares of capital stock authorized in our charter would be increased from 130,000,000 to 220,000,000, subject to appropriate adjustment if a reverse split is effected. The text of this proposed amendment to our charter is included in the Certificate of Amendment of Certificate of Incorporation included as Annex E to this proxy statement.

        Under Delaware corporate laws, we are required to obtain approval from our stockholders to amend our charter to increase the number of shares of common stock authorized for issuance. After taking into consideration our current outstanding equity obligations, together with our obligations under the purchase agreement, exchange agreement and related documents in connection with the financing described earlier in this proxy statement, the board of directors has determined that it is desirable to increase the number of shares of common stock authorized for issuance by 90,000,000, subject to appropriate adjustment if a reverse split is effected.

        This Proposal 4 is contingent upon approval by our stockholders of Proposal 1, relating to the financing. Therefore, notwithstanding approval of this Proposal 4 at the special meeting, the charter will not be amended to change the number of authorized shares of common stock unless Proposal 1 also is approved.

        If approved by our stockholders, the increase in authorized shares would become effective as soon as reasonably practicable after the special meeting by filing a certificate of amendment to our charter with the Delaware Secretary of State. We anticipate that the increase in authorized shares, if approved by our stockholders, would be implemented by the same charter amendment as the reverse split contemplated by Proposal 2 or Proposal 3 and the reduction in par value contemplated by Proposal 5, to the extent those proposals are approved by our stockholders.

Reasons for Proposal

        Our charter currently authorizes us to issue up to 130,000,000 shares of capital stock, consisting of 120,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of the 10,000,000 authorized shares of preferred stock, 400,000 shares are designated as Series A preferred stock, 40,000 shares are designated as Series B-I convertible preferred stock, 20,000 shares are designated as Series B-II convertible preferred stock and 60,000 shares are designated as nonconvertible Series C preferred stock. Following is a table depicting AspenTech's actual capitalization and its capitalization as if the financing (but none of the other proposals) were in effect and assuming we have not redeemed any convertible debentures, based on equity ownership information as of June 20, 2003:

	Common and Common Equivalent Shares As of June 20, 2003
	Actual		Assuming Completion of the Financing
	Shares	Percent	Shares	Percent
Common stock issued and outstanding	39,236,779	66.4%	39,236,779	39.2%
Common stock issuable upon conversion of Series B shares	3,135,480	5.3	—	—
Common stock issuable upon conversion of Series D shares	—	—	36,336,400	36.4
Common stock issuable upon exercise of existing warrants	791,044	1.3	—	—
Common stock issuable upon exercise of WD warrants and WB warrants	—	—	8,058,330	8.1
Common stock issuable upon exercise of other outstanding warrants	759,720	1.3	1,167,127	1.2
Common stock issuable upon conversion of convertible debentures	1,628,280	2.8	1,628,280	1.6
Common Stock available for issuance under existing stock option and purchase plans	5,079,245	8.6	5,079,245	5.1
Common stock issuable upon exercise of outstanding options	8,414,382	14.3	8,414,382	8.4

TOTAL	59,044,930	100.0%	99,920,543	100.0%

        The table above does not give effect to the reverse split proposals in this proxy statement.

        As of June 20, 2003, we had 60,955,070 shares of common stock available for future issuances in excess of the outstanding common stock, our future obligations to issue common stock, and other shares of common stock that we have reserved under existing stock plans. If our stockholders approve Proposal 1 and we complete the financing contemplated by Proposal 1, there would be, based upon shares, warrants and options outstanding as of June 20, 2003, as adjusted to give effect to such transactions (but without giving effect to the proposed reverse split contemplated by Proposal 2 or Proposal 3), an aggregate of 20,515,077 shares of common stock available for future issuance in excess of the outstanding common stock, our future obligations to issue common stock, and other shares of common stock that we have reserved under existing stock plans.

        The board of directors believes that it is very important to have available for issuance a number of authorized shares of common stock that will be adequate to provide for future stock issuances to meet our obligations described above and for our future corporate needs. The additional authorized shares would be available for issuance from time to time in the discretion of the board, without further stockholder action except as may be required for a particular transaction by law or the policies of the Nasdaq National Market. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of either equity or convertible debt, stock splits or issuances under current and future stock plans. The board believes that that these additional shares will provide us with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for a particular issuance. Except to the extent of our existing obligations on the date of mailing of this proxy statement and the financing and other matters described herein, we do not currently have any plans, understandings or agreements for the issuance or use of the additional shares of common stock to be approved under this proposal.

Principal Effects on Outstanding Common Stock

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and to receive ratably dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any preferred stock that from time to time may be outstanding. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of our obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

        The proposed amendment to our charter to increase the number of authorized common stock would not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder's proportionate ownership. Holders of common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current holders of common stock do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

Effect of Reverse Stock Split

        In Proposals 2 and 3 we are asking our stockholders to approve one-for-two and one-for-three reverse splits. If both proposals are approved, the board of directors may subsequently effect, in its sole discretion, only one, or neither, of the reverse splits. If a reverse split is effected, by approving this proposal you are also approving a proportional downward adjustment in the number of shares of common stock authorized under this proposal by the same ratio. The following table sets forth the effects of a reverse split on the number of shares of common stock to be authorized under this proposal.

	Number of Shares of Common Stock Authorized	Number of Shares of Preferred Stock Authorized	Total Authorized Capital Stock
Current capitalization	120,000,000	10,000,000	130,000,000
As adjusted, assuming no reverse split	210,000,000	10,000,000	220,000,000
As adjusted, assuming one-for-two reverse split	105,000,000	10,000,000	115,000,000
As adjusted, assuming one-for-three reverse split	70,000,000	10,000,000	80,000,000

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" the proposal to increase the number of shares of common stock authorized for issuance under our charter.

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common and preferred stock, voting together as a class, is required for approval of this proposal. Proposal 4 is contingent upon approval by our stockholders of Proposal 1, relating to the financing. Therefore, notwithstanding approval of Proposal 4 at the special meeting, the charter will not be amended to increase the number of authorized shares of common stock unless Proposal 1 also is approved.

PROPOSAL 5
CHARTER AMENDMENT TO REDUCE PAR VALUE OF COMMON STOCK

Overview

        At the special meeting, we will ask our stockholders to approve an amendment to our charter to reduce the par value of the common stock from $.10 per share to $.001 per share. The text of this proposed amendment to our charter is included in the Certificate of Amendment of Certificate of Incorporation included as Annex F to this proxy statement.

Reasons for Proposal

        As of March 31, 2003, our stated capital account, which reflects the aggregate par value of the outstanding common stock, was approximately $3,900,000. Amounts reflected in our stated capital account are subject to certain limitations under Delaware corporate law, including a prohibition on using those amounts as dividends to our stockholders. By reducing the par value of the common stock, we can reduce the amount of our stockholders' equity subject to these limitations. We also believe that a par value per share of common stock of $.01 or less is more typical for technology companies.

Principal Effects on Outstanding Common Stock

        If Proposal 5 is approved, the board of directors will be authorized to file a charter amendment with the Delaware Secretary of State that will reset the par value of the common stock to $.001 per share. As a result, we may make appropriate adjustment to our stockholders' equity accounts on our balance sheet. For example, if we had effected the reduction in par value on March 31, 2003, the amount of our stated capital could have been reduced to approximately $39,000 and our additional paid-in capital account could have been increased by approximately $3,861,000.

        If approved by our stockholders, the reduction in par value would become effective as soon as reasonably practicable after the special meeting by our filing of a certificate of amendment to our charter with the Delaware Secretary of State. We anticipate that the reduction in par value, if approved by our stockholders, would be implemented by the same charter amendment as the reverse split contemplated by Proposal 2 and Proposal 3 and the change in authorized shares contemplated by Proposal 4, to the extent those proposals are approved by our stockholders.

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" Proposal 5 to reduce the per share par value of the common stock.

        The affirmative "FOR" votes of the holders of (a) a majority of the outstanding shares of common stock, voting separately as a class, and (b) a majority of the outstanding shares of common and preferred stock, voting together as a class, are required for approval of Proposal 5.

PROPOSAL 6
ADOPTION OF 2003 STOCK INCENTIVE PLAN

Overview

        At the special meeting, our stockholders will be asked to approve the adoption of our 2003 stock incentive plan, which provides for the reservation of 3,600,000 shares of common stock (subject to appropriate adjustment if a reverse split of common stock is to be effected) for issuance under that plan.

        On June 13, 2003, the compensation committee of the board of directors approved the 2003 plan, subject to stockholder approval. Up to 3,600,000 shares of common stock, subject to appropriate adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the 2003 plan. As of June 20, 2003, a total of 3,976,180 shares of common stock remained available for issuance under our other existing stock option plans (not including our purchase plans). We also expect approximately 2,000,000 additional shares of common stock to become available as of July 1, 2003 for issuance under our 2001 stock option plan pursuant to the terms of such plan.

        The board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key employees. In addition to standard employee option grants, the compensation committee of the board, based in part on advice from an independent third party compensation consultant, adopted the new compensation plan pursuant to which we will grant, on the closing date of the financing, options to acquire a total of approximately 6,000,000 shares of common stock to our employees, including our chief executive officer and certain of our other executive officers. For more information on these grants see "Additional Information—Executive Officer Compensation—Corporate Equity and Executive Compensation Plan" on page 60. After giving effect to these and our other ordinary course grants, an immaterial number of shares will be available for option grants to employees under our existing option plans prior to July 2004, when additional shares will become available for issuance under the terms of the 2001 stock option plan. Approval of the 2003 plan is, therefore, necessary for us to be able to continue granting awards to current and future employees.

Description of 2003 Plan

        The following is a brief summary of the 2003 plan and is qualified in its entirety by reference to the 2003 plan, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, you may obtain a copy of the 2003 plan by contacting Joshua Young, our director of investor relations, by telephone at (617) 949-1274 or by e-mail to joshua.young@aspentech.com.

  Types of Awards

        The 2003 plan provides for the grant of the following types of awards:

  •
  incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986;

  •
  non-statutory stock options; and

  •
  restricted stock.

        Options.    Holders of options receive the right to purchase a specified number of shares of common stock at a specified option price on such terms and conditions as are specified in connection with the option grant. Other than in the case of substitute options which are described below, we may grant options only at an exercise price that is equal to or greater than the fair market value of common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of AspenTech. The 2003 plan permits the following forms of payment of the exercise price of options:

  •
  payment by cash, check or in connection with a "cashless exercise" through a broker;

  •
  surrender of shares of common stock that have been held by the optionee for at least six months;

  •
  delivery of a promissory note or any other lawful means, as may be permitted by the board of directors; or

  •
  any combination of these forms of payment.

In connection with a merger or consolidation of an entity with AspenTech or the acquisition by us of property or stock of another entity, the board may grant options in substitution for any options or other stock or stock-based awards granted by such entity or its affiliates. These options may be granted to any person or entity and at any exercise price and on such terms as the board deems appropriate.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period established for such award. Restricted stock awards granted under the 2003 plan may not exceed 50% of the total number of shares of common stock available for issuance under the 2003 plan. Under the 2003 plan, restricted stock repurchase rights will lapse based upon performance-based criteria, and may not lapse merely by the passage of time.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2003 plan (or such other person as the board of directors deems appropriate in the case of substitute options). Under present law, however, incentive stock options may only be granted to our employees or employees of our subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 2003 plan may not exceed 1,500,000 shares in any calendar year.

  Plan Benefits

        As of June 20, 2003, approximately 1,750 persons were eligible to receive awards under the 2003 plan, including 12 executive officers and five non-employee directors. The granting of awards under the 2003 plan will be discretionary and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. On July 9, 2003, the last reported sale price of the common stock on the Nasdaq National Market was $5.00 per share.

  Administration

        The 2003 plan is administered by the board of directors. The board will have the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2003 plan and to interpret the provisions of the 2003 plan. Pursuant to the terms of the 2003 plan, the board may delegate authority under the 2003 plan to one or more committees or subcommittees of the board. The board also has the authority, to the extent permitted by law, to delegate to one or more executive officers the power to grant awards to employees within predetermined guidelines set by the board. In no event may an executive officer with such authority grant options to another executive officer of the company. The board may also provide, at any time, that an award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full.

        Subject to any applicable limitations contained in the 2003 plan, the board or any committee to which the board delegates authority, as the case may be, will select the recipients of awards and determine:

  •
  the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  •
  the exercise price of options, which may not be less than fair market value of common stock at the time the options are granted;

  •
  the duration of options, which may not exceed 10 years; and

  •
  the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

        The board may not amend or alter the exercise price of any option except in connection with a reorganization event or change in control event, each as further described below. If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such award will again be available for grant under the 2003 plan, subject, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

  Transferability

        Options generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the optionee, except by will or the laws governing descent and distribution or to the extent permitted by the board.

  Adjustments Resulting From Changes in Capitalization

        Upon the occurrence of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in our capitalization, each award under the 2003 plan shall be appropriately adjusted to reflect any such event if the board of directors determines in good faith that an adjustment is necessary or appropriate.

        In the event of a proposed liquidation or dissolution of AspenTech, all unexercised options shall become immediately exercisable in full at least 10 business days prior to the effective date of such proposed liquidation or dissolution and, upon the effectiveness of such an event, all remaining outstanding options shall terminate if not exercised. At the time of grant, the board may, in its discretion, specify the effect of a liquidation or dissolution of the company on outstanding restricted stock.

  Reorganization Events and Change in Control Events

        Options.    Upon the occurrence of a reorganization event (as defined in the 2003 plan), or the signing of an agreement with respect to a reorganization event, all outstanding options will be assumed or an equivalent option substituted by the successor corporation. If the acquiring or succeeding corporation in a reorganization event does not agree to assume, or substitute for, outstanding options, the board of directors will provide that all unexercised options will become exercisable in full prior to the reorganization event and such options, if unexercised, will terminate on the date the reorganization event takes place. If under the terms of the reorganization event holders of common stock received cash for their shares, the board may instead provide for a cash out of the value of any outstanding options less the applicable exercise price.

        If such reorganization event also constitutes a change in control event (as defined in the 2003 plan) or, if a change in control event occurs by itself, and within one year of the change in control event the option holder's employment with us or our succeeding corporation is terminated by such holder for "good reason" (as defined in the 2003 plan) or is terminated by us or the succeeding corporation without "cause" (as defined in the 2003 plan), all options held by such holder will become immediately exercisable.

        Restricted Stock.    Upon the occurrence of a reorganization event, or the signing of an agreement with respect to a reorganization event, the repurchase and other rights of AspenTech with respect to shares of restricted stock will inure to the benefit of our successor and will apply equally to the cash, securities or other property into which the common stock is then converted.

        If within one year of a change in control event the restricted stock holder's employment with AspenTech or its succeeding corporation is terminated by such holder for good reason or is terminated by us or the succeeding corporation without cause, all shares of restricted stock will become immediately free of all restrictions and conditions.

  Amendment or Termination

        No award may be made under the 2003 plan after June 13, 2013, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2003 plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by the board after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders.

  U.S. Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2003 plan and with respect to the sale of common stock acquired under the 2003 plan. This summary is based on the federal tax laws in effect as of the date of mailing of this proxy statement. Changes to these laws could alter the tax consequences described below.

        Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by AspenTech or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Tax Consequences to AspenTech.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Consequences if Stockholder Approval is Not Obtained

        If we do not obtain stockholder approval of the 2003 plan, our ability to maintain a competitive position in attracting, retaining and motivating key employees may be compromised. After the grant of options under the compensation plan, an immaterial number of shares of common stock will be available for option grants to employees under our existing option plans until July 2004, when additional shares will become available pursuant to the terms of the 2001 stock option plan. Approval of the 2003 plan is therefore necessary for us to be able to continue granting awards to current and future employees.

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" Proposal 6 to approve the adoption of the 2003 plan, which provides for the reservation of 3,600,000 shares of common stock (subject to appropriate adjustment if a reverse split of common stock is to be effected) for issuance under the 2003 plan.

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common stock and preferred stock present or represented by proxy and entitled to vote at the special meeting, voting together as a class, is required for approval of this Proposal 6.

PROPOSAL 7
AMENDMENT TO 1995 DIRECTOR STOCK OPTION PLAN

Overview

        At the special meeting, our stockholders will be asked to approve an amendment to increase the number of shares of common stock reserved for issuance under the 1995 director plan from 440,000 to 800,000 (subject to appropriate adjustment if a reverse split of common stock is to be effected).

        On June 1, 2003, the board of directors adopted, upon the recommendation of its compensation committee and subject to stockholder approval, an amendment to the 1995 director plan to increase the number of shares of common stock available for grant under the plan by 360,000 to 800,000. Currently, there are no remaining shares available for grant under our 1995 director plan.

        The board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting and retaining directors. We also believe that having a director plan encourages non-employee director stock ownership and provides additional incentive for them to promote our success. An increase in the options available to be granted under the 1995 director plan is necessary for us to be able to continue granting options to the current directors, continue to allow our directors to convert their annual retainer into a right to purchase shares of the common stock and to have options available under the plan for any new directors who might join the board in the future. In particular, upon closing of the financing, we expect to grant an option exercisable to purchase 24,000 shares of common stock to each of the new directors to be designated by the Advent investors. For a description of the method by which the number of directors to be designated by Aspen is calculated, see "Material Terms of the Series D Shares—Voting for Directors" starting on page 29.

Description of 1995 Director Plan

        The following is a brief summary of the 1995 director plan and is qualified in its entirety by reference to the 1995 director plan, a copy of which is attached to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, you may obtain a copy of the 1995 director plan from Joshua Young, our director of investor relations, by telephone at (617) 949-1274 or by e-mail to joshua.young@aspentech.com.

  Type of Awards

        The 1995 director plan provides only for the grant of non-statutory stock options to purchase common stock. Optionees receive the right to purchase a specified number of shares at a specified option price, subject to the terms and conditions as are specified in connection with the option grant an in the plan. We may grant options under the 1995 director plan only at an exercise price that is equal to the fair market value of the common stock on the date of grant. An option may be exercised in exchange for cash or shares of common stock equal in value to the exercise price. An option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and to remit to AspenTech, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares.

  Eligibility to Receive Awards; Automatic Grants

        Only non-employee directors of AspenTech are eligible to be granted awards under the 1995 director plan. As of June 20, 2003, five directors were eligible to receive option awards under the 1995 director plan. Under the 1995 director plan, options are automatically granted without any discretionary action by the board of directors or by the compensation committee of the board. Upon the initial election to the board, each non-employee director is granted an option to purchase 24,000 shares of common stock at fair market value, provided such non-employee director was not, within the twelve months preceding his or her election as a director, either an officer or employee of AspenTech or any of its subsidiaries. This option vests quarterly over a three-year period beginning on the last day of the calendar quarter following the grant date. In addition, at each annual meeting, each non-employee director is to be granted an option to purchase an additional 8,000 shares of common stock at fair market value. These options become exercisable in four quarterly installments, beginning on the third anniversary of the grant date. Options granted under the plan have a term of 10 years. As of June 20, 2003, there were an aggregate of 359,865 options outstanding under the plan.

        Since the adoption of the 1995 director plan, the following options have been granted under the plan to the following persons and groups:

Number of Shares
Named executive officers	—
All current executive officers as a group	—
All current directors who are not executive officers as a group	389,865
Each director nominee	—
Each associate of any of such directors, executive officers or nominees	—
Each other person who received or is to receive five percent of options under the 1995 director plan	—
All employees, including all current officers who are not executive officers, as a group	—

        On July 9, 2003, the last reported sale price of common stock on the Nasdaq National Market was $5.00 per share.

  Administration; Amendment or Termination

        The 1995 director plan is administered by the board of directors. No award may be made under the 1995 director plan after November 30, 2005, but awards previously granted may extend beyond that date. The board may at any time amend or terminate the plan, except that the board may not do any of the following without stockholder approval:

  •
  change the classes of persons eligible to receive options;

  •
  increase the maximum number of shares available for options; or

  •
  extend the period during which options may be granted or exercised.

        Additionally, the board may not amend the plan more than once in any six-month period except to the extent necessary to comply with applicable federal income tax laws and regulations. If any option expires or is terminated for any reason, the unused shares of common stock covered by such option will again be available for grant under the 1995 director plan.

  Adjustments

        In the event of any capital adjustments, including stock splits, stock contractions, stock dividends, reclassifications, exchanges and substitutions, which occur after an option is granted but prior to its exercise, the number of shares for which the option may be exercised and the exercise price will be proportionately adjusted. In the event of any resulting changes in the outstanding common stock, the number of shares of common stock available for issuance under the 1995 director plan will be correspondingly adjusted.

  Transferability

        Options granted under the 1995 director plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of an optionee only by the optionee. All rights to purchase shares will cease to accrue upon the death or other termination of service of an optionee, and any accrued rights not then exercised are exercisable only within a limited period thereafter.

  Change in Corporate Control

        Upon the occurrence of a change in corporate control, all options will become immediately exercisable. Under the 1995 director plan, a change in corporate control means the date of a merger or consolidation involving us where our stockholders cease to hold 50% or more of the outstanding securities following the transaction or the date on which a person, entity or group acquires 20% or more of our capital stock. Upon the consummation of the transactions contemplated by the purchase agreement, all options outstanding under the 1995 director plan prior to the consummation will become immediately exercisable.

  U.S. Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 1995 director plan and with respect to the sale of common stock acquired under the 1995 director plan. This summary is based on the federal tax laws in effect as of the date of mailing of this proxy statement. Changes to these laws could alter the tax consequences described below.

        A participant will not recognize taxable income upon the grant of an option under the 1995 director plan. A participant who exercises an option generally will, however, recognize ordinary compensation income in an amount equal to the excess of the fair market value of common stock acquired through the exercise of the option on the exercise date over the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        The grant of an award under the 1995 director plan will have no tax consequences to us. Moreover, in general, neither the exercise of an option nor the sale of any common stock acquired under the 1995 director plan will have any tax consequences to us. We, and our subsidiaries, generally will be entitled to a deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1995 director plan.

Consequences if Stockholder Approval is Not Obtained

        If AspenTech does not obtain stockholder approval of this proposal, our ability to continue granting options to the current directors and to grant options to any new directors who might join the board of directors in the future will be limited.

Board Recommendation and Required Stockholder Vote

        The board of directors recommends that the stockholders vote "FOR" Proposal 7 to approve an amendment to the 1995 director plan to increase the number of shares of common stock reserved for issuance under the plan from 440,000 to 800,000 (subject to appropriate adjustment if a reverse split of common stock is to be effected).

        The affirmative "FOR" vote of the holders of a majority of the outstanding shares of common stock and preferred stock present or represented by proxy and entitled to vote at the special meeting, voting together as a class, is required for approval of Proposal 7.

ADDITIONAL INFORMATION

Executive Officer Compensation

  Summary Compensation

        The table on the following page summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons, whom we refer to as our named executive officers:

  •
  David L. McQuillin and Lawrence B. Evans, who each served as chief executive officer for a portion of fiscal year 2003; and

  •
  Stephen J. Doyle, Manolis Kotzabasakis, C. Steven Pringle and Lisa W. Zappala, our four most highly compensated executive officers (other than Mr. McQuillin and Mr. Evans) who continued to serve as executive officers at June 30, 2003.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options(#)
	Year	Salary($)	Bonus($)
David L. McQuillin President and Chief Executive Officer	2003 2002 2001	$289,744 272,344 395,000	— 78,618 —	450,891 22,500 22,500
Lawrence B. Evans Chairman of the Board and former President and Chief Executive Officer	2003 2002 2001	276,250 314,844 325,000	— — —	41,016 22,500 22,000
Stephen J. Doyle Chief Strategy Officer, General Counsel and Secretary	2003 2002 2001	229,688 242,188 250,000	— — —	25,782 15,000 10,000
Manolis Kotzabasakis Senior Vice President, Engineering	2003 2002 2001	195,500 177,323 175,000	— 67,738 27,895	37,547 — 17,500
C. Steven Pringle Senior Vice President, Manufacturing/Supply Chain	2003 2002 2001	195,500 186,959 176,220	— 156,095 153,400	90,719 16,000 14,000
Lisa W. Zappala Senior Vice President, Finance	2003 2002 2001	191,250 217,969 225,000	— — —	25,704 20,000 20,000

        Mr. McQuillin's salary in fiscal 2001 includes $155,285 in sales commissions. Mr. McQuillin's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $8,906 and $51,131, respectively. Mr. McQuillin was our executive vice president, worldwide sales and marketing and a co-chief operating officer during fiscal year 2002 and became our president and chief executive officer on October 1, 2002.

        Mr. Evans' salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $10,156 and $48,750, respectively. Mr. Evans resigned the positions of president and chief executive officer effective October 1, 2002.

        Mr. Doyle's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,813 and $20,313, respectively. Since July 2002, Mr. Doyle has served as our chief strategy officer, general counsel and secretary.

        Mr. Kotzabasakis' salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,187 and $34,500, respectively.

        Mr. Pringle's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,187 and $34,500, respectively.

        Ms. Zappala's salary in fiscal 2002 and fiscal 2003 reflects voluntary pay deductions of $7,031 and $33,750, respectively. Ms. Zappala resigned the positions of senior vice president and chief financial officer and became our senior vice president, finance, on July 1, 2003.

        Each of the options granted to the named executive officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The exercisability of the options is accelerated upon a change in control of our company.

  Option/SAR Grants in Last Fiscal Year Table

        The following table sets forth information regarding the options we granted to the named executive officers during the fiscal year ended June 30, 2003.

Option Grants in Fiscal Year 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year(%)
Name			Exercise Price($/sh)	Expiration Date
					5%($)	10%($)
David L. McQuillin	50,891 100,000 300,000	1.68 3.30 9.90%	$2.98 2.21 2.95	8/19/2012 12/12/2012 2/10/2013	$110,296 212,286 568,788	$265,459 468,935 1,429,915
Lawrence B. Evans	41,016	1.35	2.98	8/19/2012	88,894	213,949
Stephen J. Doyle	25,782	0.85	2.98	8/19/2012	55,878	134,485
Manolis Kotzabasakis	12,547 25,000	0.41 0.82	2.98 2.50	8/19/2012 12/22/2012	27,194 60,685	65,448 133,652
C. Steven Pringle	60,719 30,000	2.00 0.99	2.98 2.50	8/19/2012 12/15/2012	131,596 59,384	316,724 138,984
Lisa W. Zappala	25,704	0.85	2.98	8/19/2012	55,709	134,078

        The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

  Aggregated Option/SAR Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Value Table

        The following table sets forth information as to options exercised during the fiscal year ended June 30, 2003, and unexercised options held at the end of such fiscal year, by the named executive officers.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal 2003 Year-End Option Values

			Number of Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David L. McQuillin	—	—	260,109	435,782	83,256	796,313
Lawrence B. Evans	—	—	332,182	58,970	14,988	57,200
Stephen J. Doyle	—	—	114,656	35,626	9,625	35,751
Manolis Kotzabasakis	—	—	47,109	39,438	11,923	66,160
C. Steven Pringle	—	—	51,533	92,250	29,465	144,600
Lisa W. Zappala	—	—	123,619	43,438	9,488	35,751

        The values in the value realized column are based on the closing sale prices of common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise price.

        The closing sale price for the common stock as reported by the Nasdaq National Market on June 30, 2003, the last business day of fiscal year 2003, was $4.74. The value of unexercised in-the-money options is calculated on the basis of the amount, if any, by which an option exercise price exceeds the closing sale price of the common stock at June 30, 2003, multiplied by the number of shares of common stock underlying the option.

  Equity Compensation Plan Information Table

        The following table provides information about the securities authorized for issuance under AspenTech's equity compensation plans as of June 30, 2003:

Equity Compensation Plan Information

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A)
Equity compensation plans approved by security holders	8,340,045	$11.35	5,079,245
Equity compensation plans not approved by security holders	—	—	—

Total	8,340,045	$11.35	5,079,245

        Amounts reflected in column (A) exclude an aggregate of 74,337 shares that are issuable upon exercise of outstanding options that we assumed in connection with various acquisitions. The weighted average exercise price of the excluded options is $10.59.

        Equity compensation plans approved by security holders consist of our 1988 non-qualified stock option plan, our 1995 stock option plan, the 1995 directors plan, our 1998 employees' stock purchase plan, our 1996 special stock option plan and our 2001 stock option plan.

        The securities remaining available for future issuance under equity compensation plans approved by our security holders consists of:

  •
  1,103,065 shares of common stock issuable under our 1998 employees' stock purchase plan;

  •
  1,204,530 shares of common stock issuable under our 1995 stock option plan, pursuant to which the number of shares attributable to the exercise of options granted under such plan plus the number of shares then issuable upon exercise of outstanding options granted under such plan shall at no time exceed 3,600,000, increased automatically at each of July 1, 1998, July 1, 1999 and July 1, 2000 by an amount equal to 5% of the common stock outstanding on the preceding June 30, provided that the number of shares purchasable under incentive stock options may not exceed 6,000,000; and

  •
  2,771,650 shares of common stock issuable under our 2001 stock option plan, pursuant to which the number of shares attributable to the exercise of options granted under such plan plus the number of shares then issuable upon exercise of outstanding options granted under such plan shall at no time exceed 4,000,000, increased automatically at each of July 1, 2002, July 1, 2003 and July 1, 2004 by the number equal to 5% of the common stock outstanding on the preceding June 30, rounded down to the largest even multiple of 10,000, provided that the number of shares purchasable under incentive stock options may not exceed 8,000,000 shares.

        On July 1, 2003, the total number of shares of common stock issuable under our 2001 stock option plan increased by 1,960,000. Each of the options outstanding under these equity compensation plans has a term of ten years. During the fiscal year ended June 30, 2003 options to purchase approximately 3,560,000 shares terminated unexercised.

  Employment Agreements

        On November 26, 2002, we entered into an employment agreement with Mr. McQuillin, pursuant to which Mr. McQuillin is entitled to receive, in addition to any benefits due under written plans, his base salary for a period of 18 months upon termination of his employment with us for any reason other than death, disability, resignation without good reason or removal for cause.

        On June 30, 2003, we entered into an employment agreement with Mr. Evans, pursuant to which Mr. Evans is expected to be employed full-time and to serve as our chairman of the board and a director through June 30, 2004 at an annual salary of $325,000. Mr. Evans will also receive an option to purchase 24,000 shares of common stock, 6,000 of which will be immediately vested and the remaining amount of which will vest in nine equal quarterly installments. From July 1, 2004 through June 30, 2008, Mr. Evans is expected to be employed part-time, to provide up to 30 days of services per year and to serve as our chairman of the board and a director at an annual salary of $162,500. While a part-time employee, Mr. Evans will also provide additional services, at the request of the chief executive officer, at a daily rate of $5,000. Mr. Evans will be eligible to receive the same annual grants as a non-employee director would be entitled to receive, provided he continues to serve as a director of AspenTech. Mr. Evans also will be eligible to participate in our bonus programs but only to the extent necessary to compensate him for his participation in our prior-year salary deduction programs. This employment agreement terminated Mr. Evans' change in control agreement dated August 12, 1997.

        On November 26, 2002, we entered into an employment agreement with Mr. Doyle, pursuant to which Mr. Doyle is entitled to receive, in addition to any benefits due under written plans, his base salary and insurance benefits for a period of 12 months and, if he does not obtain subsequent employment during such period, for an additional period of up to 6 months, upon termination of his employment with us for any reason other than death, disability, resignation without good reason or removal for cause. In the event we close the financing, this agreement will be terminated on the closing date.

        On June 16, 2003, we entered into a letter agreement, effective July 1, 2003, with Charles F. Kane, our senior vice president and chief financial officer. Pursuant to the letter agreement, Mr. Kane receives an initial base salary of $250,000 and is eligible to receive a performance bonus of up to 40% of his base salary. Under the terms of the letter agreement, Mr. Kane received an option to purchase 150,000 shares of common stock upon commencement of his employment. In the event we close the financing, the vesting of Mr. Kane's initial option will not accelerate, but he will be eligible to receive an additional option grant to maintain his pre-closing equity participation level. Mr. Kane will be entitled to severance payments equal to a total of six months salary in the event that Mr. Kane's employment is terminated other than for cause prior to July 1, 2005.

        On June 24, 2003, we entered into a letter agreement with Manolis Kotzabasakis, pursuant to which Mr. Kotzabasakis will be entitled to receive severance payments equal to a total of 12 months base salary in the event that Mr. Kotzabasakis's employment is terminated other than for cause prior to June 24, 2006.

        On April 1, 2002, we entered into an employment agreement with Mr. Pringle for a period of three years. Mr. Pringle's base salary for the initial term of the agreement was $230,000 per year and is subject to periodic salary reviews, and his initial target bonus was $170,000 per year. Under the employment agreement, Mr. Pringle is entitled to continuation of his compensation, on the terms set forth in the agreement, for a period of three years from the termination of his employment with us, and continuation of all health and medical benefits until he is eligible to receive benefits from a subsequent employer, in the event he resigns for good reason (as defined in the employment agreement) or he is terminated without cause. On June 24, 2003, we entered into a letter agreement with Mr. Pringle, pursuant to which, in the event we close the financing, Mr. Pringle's employment agreement will terminate and Mr. Pringle instead will be entitled to receive severance payments equal to a total of 12 months base salary, in the event that Mr. Pringle's employment is terminated other than for cause prior to June 24, 2006.

        On May 9, 2002, we entered into an employment agreement with Wayne Sim, pursuant to which Mr. Sim will serve as our senior vice president, worldwide sales for a period of two years. Mr. Sim's base salary for the initial term of the agreement was Cd$330,000 per year and is subject to periodic salary reviews. In addition, Mr. Sim is eligible to receive a performance bonus of up to 50% of his base salary upon meeting certain performance criteria established by our chief executive officer.

        On April 1, 2002, we entered into an employment agreement with Mary Palermo Cotton, under which Ms. Cotton agreed to serve as our executive vice president and co-chief operating officer until at least September 30, 2002 and, thereafter, to serve for 15 months as our advisor focusing on business development issues. On March 13, 2003, we agreed with Ms. Cotton to amend the employment agreement to provide that the 15-month period would commence as of April 1, 2003. During this 15-month period, Ms. Cotton will continue to receive her base salary as in effect at the end of fiscal year 2002 and her stock options will continue to vest. Ms. Cotton's change in control agreement, dated August 12, 1997, has been terminated.

  Change in Control Agreements

        On August 12, 1997, we entered into change in control agreements with Messrs. McQuillin and Doyle. We subsequently entered into change in control agreements with Ms. Zappala on November 3, 1999 and Mr. Sim on May 9, 2002.

        In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), each of these executive officers will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. A "change in control" is generally defined as any one person or group of persons purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under Section 280G of the Internal Revenue Code. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount (the "reduced amount") that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount.

        With the exception of the agreement with Mr. Sim, the initial term of which expired on June 30, 2003, each agreement is for an initial term that expired on June 30, 2002 and is automatically renewed thereafter on a yearly basis unless the board of directors ends the automatic renewal feature at least 60 days before the next renewal.

        In the event we close the financing, Mr. Doyle has agreed that his change in control agreement will be modified, effective as of the closing date, to provide that the agreement will be effective for a term of three years from the closing date and will not automatically renew. The change in control agreement will also be modified to provide that, in the event of both a change in control and termination of employment, Mr. Doyle will be entitled to a severance payment equal to two times salary plus bonus plus cost of benefits during the first year of the term and a severance payment equal to one time salary plus bonus plus cost of benefits during the second and third years of the term.

        We may enter into similar change in control agreements in the future with other officers of our company.

  Corporate Equity and Executive Compensation Plan

        The compensation committee from time to time reviews our existing executive and employee equity compensation policies to determine whether the policies are in line with our corporate goals and the interests of our stockholders. Based on an independent compensation consultant report to the committee, the committee determined that the equity compensation provided to our executive officers and employees was below the market standard for our industry. As a result, in June 2003 and in connection with the financing, our compensation committee approved a new compensation plan that both (a) affirms existing compensation and severance arrangements currently in place for our executive officers and (b) establishes a new equity incentive program for our executive officers and employees.

        On the closing date of the financing, we intend to grant options to purchase up to approximately 6,000,000 shares of common stock under the compensation plan in the form of options, of which options will be granted to our executive officers to acquire the numbers of shares of common stock set forth in the table below. In determining the number of options to grant to our executive officers under the compensation plan, the compensation committee took into consideration, among other factors, the number of existing options held by each executive officer with an exercise price less than $10.00.

Name of Executive Officer	New Options	Existing Options with an Exercise Price of less than $10.00	Total
David L. McQuillin	1,891,609	478,391	2,370,000
Wayne Sim	681,000	30,000	711,000
Manolis Kotzabasakis	331,653	47,547	379,200
C. Steven Pringle	272,231	106,969	379,200
Charles F. Kane	210,240	150,000	360,240
Stephen J. Doyle	283,392	48,408	331,800

Total	3,670,125	292,205	4,531,440

        These options will be issued under our current stock incentive plans, other than the 2003 plan, and are expected to vest quarterly over a four-year period beginning on the last day of the calendar quarter following the closing date of the financing. These options will have an exercise price equal to the closing price of our common stock reported by the Nasdaq National Market on the closing date of the financing. As a condition to receiving these option grants under the compensation plan, each of our executive officers will agree to waive any acceleration of vesting contained in any option he or she currently holds with an exercise price of less than $10.00 per share that might result from the closing of the financing unless their employment is terminated without cause at any time.

        The remaining shares reserved for issuance under the compensation program will be issued in the ordinary course of business at the discretion of our compensation committee and may be issued from any of our stock incentive plans, including the 2003 plan if approved by our stockholders.

Director Compensation

        We pay our directors who are not our full-time employees an annual fee of $25,000 for their services as members of the board of directors. In addition, at the election of any director, his or her annual fee may be converted to a right to purchase shares of common stock at the then-current market price.

        In addition, upon the initial election to the board, each non-employee director is granted an option to purchase 24,000 shares of common stock at fair market value, provided such non-employee director was not, within the twelve months preceding his or her election as a director, either an officer or employee of AspenTech or any of its subsidiaries. This option vests quarterly over a three-year period beginning on the last day of the calendar quarter following the grant date. At each annual meeting, each non-employee director is to be granted an option to purchase an additional 8,000 shares of common stock at fair market value. These options become exercisable in four quarterly installments, beginning on the third anniversary of the grant date. Options granted under the plan have a term of 10 years.

  Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        As of June 30, 2003, the Compensation Committee consisted of Douglas R. Brown, Stephen L. Brown and Stephen L. Jennings, none of whom has ever been an employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Stock Ownership of Directors, Executive Officers and 5% Stockholders

        The following table sets forth certain information as of the record date, with respect to the beneficial ownership of the common stock, Series B-I shares and Series B-II shares by:

  •
  each person or group that we know owns of record or beneficially more than 5% of the outstanding shares of the common stock;

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        A total of 39,236,779 shares of common stock, 40,000 shares of Series B-I convertible preferred stock and 20,000 shares of Series B-II convertible preferred stock were outstanding as of the record date.

        Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares under "Common Stock—Right to Acquire" include shares subject to options or warrants that were vested as of the record date or will vest within 60 days of the record date, as well as shares issuable upon the conversion of Series B shares and our convertible debentures. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Percentages under "Common Stock—% of Voting Power" represent beneficial rights to vote, with respect to matters on which holders of common stock generally are entitled to vote, as of the record date, and are based on (1) the number of outstanding shares of common stock beneficially owned by that person, (2) the number of shares issuable upon conversion of convertible debentures held by that person and the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, the record date, and (3) the voting rights attributable to shares of the Series B shares. In calculating percentages under "Common Stock—% of Voting Power," the total number of votes entitled to be cast as of the record date consists of (1) 42,372,259 votes, which is equal to the sum of the total votes to which the holders of outstanding shares of common stock are entitled and an aggregate of 3,135,480 votes to which the holders of the Series B shares, voting on an as-converted basis are entitled, plus, (2) for an identified person, a number of votes equal to the number of shares issuable upon conversion of or subject to options or warrants that were exercisable by such person on, or within 60 days after, the record date.

        Under the terms of the Series B shares, the number of shares of common stock that may be acquired upon conversion of Series B shares is limited to the extent necessary to ensure that, following such conversion, the common stock beneficially owned by a holder and its affiliates, and any other person that might be aggregated with such holder under Rule 13(d) of the Exchange Act, does not exceed 4.99% of the outstanding common stock, including common stock issuable upon conversion of the Series B shares. We refer to this limitation as the 4.99% conversion limitation. A holder of Series B shares may, upon 61 days' written notice to us, waive the 4.99% conversion limitation or increase the percent at which such limitation is triggered with respect to such holder. The percentage of voting power and the number of shares of common stock shown below as beneficially owned by Pine Ridge, Smithfield and Perseverance disregard the 4.99% conversion limitation.

        The address of all of our executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.

	Common Stock					Series B-I Preferred Stock		Series B-II Preferred Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	% of Class	% of Voting Power	Number of Shares	% of Class	Number of Shares	% of Class
The TCW Group, Inc. 865 South Figueroa Street Los Angeles, California 90017	4,894,398	—	4,894,398	12.47%	11.55%	—	—	—	—
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	4,456,820	—	4,456,820	11.36%	10.52%	—	—	—	—
Rutabaga Capital Management LLC 64 Broad Street, 3rd floor Boston, Massachusetts 02109	2,567,650	—	2,567,650	6.54%	6.06%	—	—	—	—
Citadel Limited Partnership 225 W. Washington, 9th floor Chicago, Illinois 50505	2,299,451	88,422	2,387,873	6.07%	5.62%	—	—	—	—
Pine Ridge Financial, Inc. c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	952,697	2,201,504	3,154,201	7.61%	7.33%	19,000	47.5%	10,000	50%
Smithfield Fiduciary LLC c/o Highbridge Capital Management, LLC 9 West 57th Street 27th Floor New York, NY 10019	1,480,026	1,563,058	3,043,084	7.46%	7.10%	15,000	37.5%	6,000	30%
Perseverance LLC c/o Cavallo Capital Corp. 660 Madison Avenue New York, NY 10022	118,194	699,330	817,524	2.05%	1.92%	6,000	15%	4,000	20%
Lawrence B. Evans	653,800	332,182	985,982	2.49%	2.31%	—	—	—	—
David L. McQuillin	11,575	260,109	271,684	*	*	—	—	—	—
Stephen J. Doyle	3,482	114,656	118,138	*	*	—	—	—	—
Manolis Kotzabasakis	1,709	47,109	48,818	*	*	—	—	—	—
C. Steven Pringle	—	51,533	51,533	*	*	—	—	—	—
Lisa W. Zappala	6,991	123,619	130,610	*	*	—	—	—	—
Gresham T. Brebach, Jr.	—	75,523	75,523	*	*	—	—	—	—
Douglas R. Brown	20,000	75,523	110,523	*	*	—	—	—	—
Stephen L. Brown	—	29,523	29,523	*	*	—	—	—	—
Stephen Jennings	—	29,523	29,523	*	*	—	—	—	—
Joan C. McArdle	—	75,523	75,523	*	*	—	—	—	—
All executive officers and directors as a group (13 persons)	1,286,379	1,524,501	2,810,880	6.90%	6.40%	—	—	—	—

*
Less than 1%

        The number of shares reflected as beneficially owned by The TCW Business Group, Inc. is based upon information provided in an amended Schedule 13G filed by The TCW Business Group, on behalf of itself and its direct and indirect subsidiaries (which collectively constitute The TCW Group, Inc. business unit), with the SEC on February 5, 2003.

        The number of shares reflected as beneficially owned by Franklin Resources, Inc. are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., based upon information provided in an amended Schedule 13G filed by Franklin Resources, Inc. with the SEC on January 30, 2003.

        The number of shares reflected as beneficially owned by Rutabaga Capital Management LLC is based upon information provided in a Schedule 13G filed by Rutabaga Capital Management LLC with the SEC on February 20, 2003. Rutabaga Capital Management LLC has shared voting power with respect to 1,113,250 of these shares.

        The number of shares reflected as beneficially owned by Citadel Limited Partnership are held by Citadel Limited Partnership as a member of a group and is based upon information provided in an amended Schedule 13G filed by Citadel Limited Partnership and other persons and entities deemed to be a group for reporting purposes, with the SEC on February 14, 2003.

        The number of shares reflected as beneficially owned by Pine Ridge Financial, Inc. and Perseverance LLC is based on information furnished to us by those two entities. Cavallo Capital Corp. may be deemed to have voting control and investment discretion over the securities held by Pine Ridge Financial, Inc. and Perseverance LLC as the result of agreements it has entered into with those two entities.

        The number of shares reflected as beneficially owned by Smithfield Fiduciary LLC is based on information furnished to us by Smithfield Fiduciary LLC. Highbridge Capital Management, LLC is the trading manager of Smithfield and consequently has voting control and investment discretion over the shares of common stock held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Sweica control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Messrs. Dubin and Sweica disclaims beneficial ownership of the shares held by Smithfield.

        The shares reflected as beneficially owned by Joan C. McArdle do not include 175,000 shares held by Massachusetts Capital Resource Company and 13,390 shares beneficially owned by Metropolitan Life Insurance Company, a partner of Massachusetts Capital Resource Company, as to which she disclaims beneficial interest. Ms. McArdle is one of our directors and a senior vice president of Massachusetts Capital Resource Company.

OTHER MATTERS

Stockholder Proposals For 2003 Annual Meeting

        A stockholder who intends to present a proposal at the 2003 annual meeting of stockholders for inclusion in our 2003 proxy statement must have submitted the proposal by June 30, 2003. In order for a proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to Stephen J. Doyle, our corporate secretary, at our address set forth on the Notice appearing before this proxy statement.

        In addition, in accordance with our by-laws, a stockholder wishing to bring an item of business before the 2003 annual meeting of stockholders must deliver notice of the item of business to us at our offices no later than 60 days and no earlier than 90 days prior to that meeting, even if the item is not to be included in our proxy statement. If a stockholder who wishes to present a proposal fails to notify us by this date, the proxies our management solicits for that meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the SEC's proxy rules.

Important Notice Regarding Delivery of Stockholder Documents

        Some banks, brokers and other nominee record holders are already "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141, (617) 949-1000, joshua.young@aspentech.com. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

GLOSSARY OF TERMS

Term	Page on which term is defined in this proxy statement
1995 director plan	5
2003 plan	5
4.99% conversion limitation	62
Advent investors	2
convertible debentures	1
compensation plan	5
exchange agreement	2
existing warrants	2
financing	3
FTC	1
purchase agreement	2
record date	1
registrable shares	7
Series B investors	2
Series B shares	1
Series B-I shares	1
Series B-II shares	1
Series C notes	4
Series D shares	2
Series D-1 shares	2
Series D-2 shares	2
WB warrants	2
WD warrants	2

Annex A

Needham & Company, Inc.    One Post Office Square, Suite 3710, Boston, MA 02109    (617) 457-0900

May 30, 2003

Board of Directors
Aspen Technology, Inc.
Ten Canal Park
Cambridge, MA 02141

Madame and Gentlemen:

        We understand that Aspen Technology, Inc. ("Aspen") and the several purchasers named therein (the "Purchasers") propose to enter into a Securities Purchase Agreement (the "Purchase Agreement") whereby, subject to the terms and conditions of the Purchase Agreement, Aspen will issue, in a private placement, (i) an aggregate of 300,300 shares of its Series D-1 Convertible Preferred Stock, par value $0.10 per share and stated value of $333.00 per share (the "Series D-1 Preferred Stock"), and an aggregate of 63,063 shares of its Series D-2 Convertible Preferred Stock, par value $0.10 per share and stated value of $333.00 per shares (such Series D-2 Preferred Stock, together with the Series D-1 Preferred Stock, the "Series D Preferred Stock"), and (ii) warrants to acquire an aggregate of 7,267,267 shares of Aspen's Common Stock, par value $0.10 per share ("Aspen Common Stock") (such warrants, together with the Series D Preferred Stock, the "Purchased Securities"). The purchase and sale of the Purchased Securities pursuant to the Purchase Agreement and the Series B Agreement (as defined in the Purchase Agreement) is herein referred to as the Transaction. The terms of the Transaction will be set forth more fully in the Purchase Agreement and Series B Agreement.

        You have asked us to advise you as to the fairness, from a financial point of view, to Aspen of the consideration to be received by Aspen from the Purchasers in the proposed Transaction.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Purchase Agreement and the Transaction Documents (as defined in the Purchase Agreement) received on May 26, 2003; (ii) reviewed certain publicly available information concerning Aspen and certain other relevant financial and operating data of Aspen furnished to us by Aspen; (iii) reviewed the historical stock prices and trading volumes of the Aspen Common Stock; (iv) held discussions with members of management of Aspen concerning its current and future business prospects, including the risks related to the business from the current investigation of Aspen by the Federal Trade Commission; (v) reviewed certain financial forecasts prepared by the management of Aspen; (vi) reviewed the financial terms of selected recent investments made by private equity funds or other investors in securities of public companies, which we deemed generally relevant; (vii) discussed with Aspen's management and representatives other potential transactions contemplated by Aspen; (viii) reviewed the potential pro forma effect of the Transaction on Aspen; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed, with your consent, and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the representations and warranties of each party in the Purchase Agreement and the Transaction Documents are true and correct, that each party will perform all covenants and agreements required to be performed under the Purchase Agreement and the Transaction Documents are so performed, and that the Transaction will be consummated upon the terms and subject to the conditions set forth in the draft Purchase Agreement received on May 26, 2003, without material alternation or waiver thereof. We have further assumed, with your permission, that the aggregate fair market value of the Series B Shares (as defined in the Purchase Agreement) and warrants to be exchanged by the Series D-2 Purchasers (as defined in the Purchase Agreement) for the Purchased Securities to be purchased by the Series D-2 Purchasers is equal to at least $51,000,000. Such assumed fair market value is within a range of possible fair market values that we believe is reasonable under these circumstances. With respect to Aspen's financial forecasts and scenarios provided to us by its management, we have assumed, with your consent and based upon discussions with management, that such forecasts and scenarios have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the future operating and financial performance of Aspen. We have relied, without independent verification, upon the estimates of the management of Aspen of the benefits and uses of proceeds, including the amount and timing thereof, expected following the consummation of Transaction. With respect to publicly available financial forecasts, we have assumed, with your consent and based upon discussions with the management of Aspen, that such forecasts represent reasonable estimates as to future operating and financial performance of Aspen. We express no opinion with respect to such forecasts or estimates or the assumptions upon which they are based. We have relied on the advice of counsel and independent accountants to Aspen as to all legal and financial reporting matters with respect to Aspen, the Transaction and the Purchase Agreement. We have assumed, with your consent, that the Transaction does not constitute a "change of control" for purposes of applicable law or the terms of any agreement to which Aspen is a party. We have assumed that the Transaction will comply with all applicable federal and state laws and will not result in the breach or cancellation of any contracts material to Aspen.

        We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Aspen. Further, our opinion is based on economic, monetary and market conditions as well as the specific condition and prospects of Aspen as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to Aspen of the consideration to be received by Aspen from the Purchasers pursuant to the Purchase Agreement and the Series B Agreement and does not address Aspen's underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to Aspen. We were not authorized to solicit, and did not solicit, indications of interest from any party with respect to any transactions involving Aspen. Our opinion does not constitute a recommendation to any stockholder of Aspen as to how such stockholder should vote on, or take any other action relating to, the proposed Transaction.

        We are not expressing any opinions as to what the value of Aspen Common Stock will be following the Transaction or the prices at which Aspen Common Stock will actually trade at any time.

        Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Aspen as financial advisor in connection with the Transaction and to render this opinion and will receive a fee for our services. In addition, Aspen has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to Aspen unrelated to the proposed Transaction, for which services we expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Aspen for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Aspen and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement used in connection with the Transaction so long as this letter is quoted in full in such proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by Aspen from the Purchasers pursuant to the Purchase Agreement and the Series B Agreement is fair to Aspen from a financial point of view.

Very truly yours,

/s/ NEEDHAM & COMPANY, INC.

NEEDHAM & COMPANY, INC.

Annex B

        ASPEN TECHNOLOGY, INC.

CERTIFICATE OF DESIGNATIONS
OF
SERIES D-1 CONVERTIBLE PREFERRED STOCK
AND
SERIES D-2 CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151 of the Delaware General Corporation Law)

        Aspen Technology, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of June 1, 2003, in accordance with Section 141(c) of the Delaware General Corporation Law:

        RESOLVED, that two series of Preferred Stock, Series D-1 Convertible Preferred Stock, par value $0.10 per share, and Series D-2 Convertible Preferred Stock, par value $0.10 per share, of the Corporation are hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all classes and series) are as follows:

SERIES D-1 CONVERTIBLE PREFERRED STOCK
AND
SERIES D-2 CONVERTIBLE PREFERRED STOCK

        A total of 302,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series D-1 Convertible Preferred Stock" ("Series D-1 Preferred Stock") and a total of 65,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series D-2 Convertible Preferred Stock" ("Series D-2 Preferred Stock," and together with the Series D-1 Preferred Stock, "Series D Preferred Stock"), with each series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

        1.    Dividends

        (a)    Dividend Rate.    the holders of shares of Series D preferred stock shall be entitled, out of funds legally available therefor, to receive cumulative dividends at the rate per annum equal to 8% (subject to adjustment in accordance with Section 6(a) and 6(b) below) of $333.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series D Original Issue Date (as defined below) affecting such shares, the "Stated Value"), payable only when, as and if declared by the Board of Directors of the Corporation. Such dividends shall be calculated on the basis of a 365-day year, shall accumulate daily commencing on the Series D Original Issue Date, shall compound quarterly to the extent not previously paid, and shall accumulate from the date of issuance of a share of Series D Preferred Stock until such share is no longer outstanding. Furthermore, such dividends shall be deemed to accumulate from the Series D Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

        (b)    Dividend Payments

            (i)  Dividends declared on Series D Preferred Stock by the Board of Directors of the Corporation pursuant to Subsection 1(a) above shall be payable in cash, except that, in the sole discretion of the Corporation (subject to Subsection 1(b)(ii) below), such dividends may be paid in Common Stock, par value $0.10 per share, of the Corporation ("Common Stock") as follows: Following the end of any calendar quarter, commencing with the quarter ending March 31, 2004, if the Board elects to pay a dividend, then the Corporation shall deliver, by no later than the twentieth day following the end of such calendar quarter (such twentieth day after the calendar quarter being the "Quarterly Deadline"), a written notice to each of the holders of Series D Preferred Stock advising such holders that the Corporation has elected, pursuant to this paragraph (i), to pay all or any portion of the dividends accumulated on the Series D Preferred Stock through the final day of such calendar quarter (such final day of the calendar quarter being the "Record Date"). If the Corporation delivers such a notice, the Corporation shall pay such dividend on the twenty-fourth Trading Day following the applicable Quarterly Deadline. Any such dividend shall be payable in cash, except to the extent that the notice delivered with respect thereto specifies that an amount (which may be up to all) of such dividend shall be paid by the delivery of shares of Common Stock to holders of Series D Preferred Stock as of the Record Date (or, if such day is not a Trading Day, then the immediately preceding Trading Day, as defined below). If the Corporation elects to pay less than all of such accumulated dividends, an equal amount of the dividends declared shall be paid with respect to each share of Series D Preferred Stock and the form of payment (that is, cash, Common Stock or a combination thereof) shall be identical with respect to each share of Series D Preferred Stock. The number of shares of Common Stock issuable in payment of any such dividends to be paid in Common Stock shall be calculated as set forth in Subsection 1(b)(iii) below, and the shares shall be delivered as set forth in Subsection 1(b)(iv) below.

           (ii)  Notwithstanding any other provision hereof, the Corporation shall not be entitled to pay a dividend in Common Stock with respect to shares of Series D Preferred Stock pursuant to Subsection 1(b)(i) above or Section 4(b) below unless, with respect to such shares all of the following conditions are satisfied (with clause (E) only being applicable to Series D-1 Preferred Stock):

    (A)
    the Common Stock is listed on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange at all times, without interruption, between the date on which the Corporation gives notice under Subsection 1(b)(i) through the date that the certificate representing the shares of Common Stock being issued in payment of such dividend is actually delivered to the applicable holder of Series D Preferred Stock;

    (B)
    as of such delivery date, the Corporation has not received any written notice or warning from such trading or quotation facility with respect to the potential delisting of the Common Stock, which notice or warning continues to be unresolved or otherwise in effect as of such delivery date such that the Common Stock could not be listed and sold within 90 days thereafter by reason of such notice or warning;

    (C)
    the shares of Common Stock issued in payment of such dividend shall be the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement shall be effective as of the issue date, or all such shares may be sold pursuant to Rule 144(k) under the Securities Act;

    (D)
    none of the following have occurred on or prior to such the issue date (1) the Corporation or any significant subsidiary of the Corporation, as defined in Rule 1-02(w) of Regulation S-X, (a "Material Subsidiary") commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Material Subsidiary thereof; (2) there is commenced against the Corporation or any Material Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (3) the Corporation or any Material Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (4) the Corporation or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (5) the Corporation or any Material Subsidiary makes a general assignment for the benefit of creditors; (6) the Corporation or any Material Subsidiary fails to pay, or states in writing that it is unable to pay or is unable to pay, its debts generally as they become due; or (7) the Corporation or any subsidiary of the Corporation, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action that effects any of the foregoing; and

    (E)
    solely with respect to the holders of Series D-1 Preferred Stock, the receipt of the Common Stock by such holders of Series D-1 Preferred Stock will be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (or any successor thereto) (the "Exchange Act").

          (iii)  If a dividend on the Series D Preferred Stock is paid in shares of Common Stock, the number of shares of Common Stock to be issued to a holder of Series D Preferred Stock shall equal the quotient of (A) the amount of the dividend payable to such holder divided by (B) the arithmetic average of the Average Daily Prices for twenty consecutive Trading Days commencing on the Trading Day immediately following the applicable Quarterly Deadline. The Corporation shall issue, as of such dividend payment date, a certificate, registered in the name of the holder or its nominee, for the number of shares of Common Stock to which the holder shall be entitled.

          (iv)  If any dividend on Series D Preferred Stock is paid in shares of Common Stock, the Corporation shall, on or before the twenty-fourth Trading Day following the applicable Quarterly Deadline, (A) issue and deliver to such holder a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder shall be entitled or (B) if and when the applicable shares of Common Stock may be held in a balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System and after such holder has notified the Corporation that this clause (B) shall apply, credit the number of shares of Common Stock to which such holder shall be entitled to such holder's balance account with The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System.

           (v)  No fractional shares of Common Stock shall be issued in payment of dividends on the Series D Preferred Stock pursuant to this Section 1(b). In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Series D Conversion Price.

          (vi)  For purposes hereof, the following definitions shall apply:

    (A)
    "Trading Day" shall mean (I) any day on which the Common Stock is traded on the Nasdaq National Market, (II) if the Common Stock is not then listed on the Nasdaq National Market, any day on which the Common Stock is traded on any other national securities exchange, market, or trading or quotation facility, or (III) if the Common Stock is not then listed or quoted on any national securities exchange, market, or trading or quotation facility, then a day on which trading occurs on the New York Stock Exchange (or any successor thereto); and

    (B)
    "Average Daily Price" shall mean, with respect to a Trading Day, the daily volume weighted average trading price (the total dollar amount traded on that day divided by trading volume for that day) of the Common Stock on that Trading Day and for the regular Trading Day session as reported at 4:15 P.M., Eastern time, by Bloomberg, LP function key HP by using W to calculate the daily weighted average, or such other price as may be determined by an alternative methodology agreed upon from time to time by the Corporation and the holders of a majority of the outstanding shares of Series D-1 Preferred Stock and the holders of a majority of the outstanding shares of Series D-2 Preferred Stock.

        (c)    Prohibition on Other Dividends.    So long as any of the shares of Series D Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock, and then only at such times as the Corporation is in compliance with its obligations hereunder) on shares of Common Stock or Junior Stock unless dividends equal to the full amount of accumulated and unpaid dividends on the Series D Preferred Stock have been declared and have been, or are then being simultaneously, paid. For purposes hereof, "Junior Stock" shall mean the Series A Preferred Stock and any other class or series of equity securities of the Corporation not expressly ranking senior to or on parity with the Series D Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up. "Parity Stock" shall mean any class or series of equity securities of the Corporation expressly on parity with the Series D Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Stock, if the holders of such class of stock or series and the Series D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated but unpaid dividends per share or liquidation preferences, without preference or priority one over the other. The Series D-1 Preferred Stock shall be Parity Stock with respect to the Series D-2 Preferred Stock, and the Series D-2 Preferred Stock shall be Parity Stock with respect to the Series D-1 Preferred Stock.

        2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales

        (a)    Payments to Holders of Series D Preferred Stock.    In the event of any Liquidation (as hereinafter defined), the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any accumulated but unpaid dividends with respect thereto, and (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the "Series D Liquidation Amount"). If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock and any Parity Stock (as defined below) the full amount to which they shall be entitled, the holders of shares of Series D Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. a "Liquidation" shall mean any of the following: (A) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Deemed Liquidation Event (as defined below).

        (b)    Payments to Holders of Junior Stock.    After the payment of all preferential amounts required to be paid to the holders of Series D Preferred Stock, any Parity Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series D Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

        (c)    Deemed Liquidation Events

            (i)  The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a "Deemed Liquidation Event"):

    (A)
    a merger, consolidation, recapitalization, reorganization or other transaction in which:

    (I)
    the Corporation is a constituent party or

      (II)
      a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

      except any such merger, consolidation, recapitalization, reorganization or other transaction involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, recapitalization, reorganization or other transaction, at least 51%, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

    (B)
    the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale is to a wholly owned subsidiary of the Corporation).

           (ii)  The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above or (B) the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock and the then-outstanding shares of Series D-2 Preferred Stock specifically consent in writing to the allocation of such consideration in a manner different from that provided in Subsections 2(a) and 2(b) above.

          (iii)  In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(B) above, the Corporation shall use its reasonable best efforts to distribute to each holder of Series D Preferred Stock, in respect of each share of Series D Preferred Stock held by such holder, the Series D Liquidation Amount within ten Trading Days of the consummation of such Deemed Liquidation Event. If such distribution has not occurred, then (A) the Corporation shall deliver a written notice to each of the holders of Series D Preferred Stock no later than fifteen Trading Days after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series D Preferred Stock, and (B) if the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock so request in a written instrument delivered to the Corporation (a "Required Distribution Notice") not later than thirty Trading Days after such Deemed Liquidation Event (which period shall be extended by any period of noncompliance of the Corporation with clause (A) above), the Corporation shall use the consideration received by the Corporation, directly or indirectly, as a result of such Deemed Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the members of the Board of Directors of the Corporation), to the extent legally available therefor (the "Net Proceeds"), to redeem, on a date not later than forty-five Trading Days after such Deemed Liquidation Event (the "Liquidation Redemption Date"), all outstanding shares of Series D-1 Preferred Stock and/or Series D-2 Preferred Stock, as applicable, at a price per share equal to the Series D Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series D-1 Preferred Stock and/or Series D-2 Preferred Stock, as applicable, the Corporation shall redeem a pro rata portion of each holder's shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, as applicable. In no event shall a holder of Series D Preferred Stock receive more than such holder would receive if all holders of Series D Preferred Stock gave a Required Distribution Notice. The provisions of Section 6 below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series D Preferred Stock pursuant to this Subsection 2(c)(iii). Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

          (iv)  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

        (d)   The Corporation shall mail written notice of any Liquidation to each holder of Series D Preferred Stock not less than twenty days prior to the payment date or effective date thereof.

        3.    Voting

        (a)    General Voting Rights.    On any matter (other than, in the case of the Series D-1 Preferred Stock, the election of the directors) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible (subject to the limitations of Section 12 below) as of the record date for determining stockholders entitled to vote on such matter; provided, however, in no event shall any share of Series D Preferred Stock be entitled to more votes than the Maximum Per Share Preferred Vote (as defined below). Except as provided by law or by the provisions of Subsection 3(b) or 3(c) below, holders of Series D Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

        As used herein, the "Maximum Per Share Preferred Vote" for each share of Series D-1 Preferred Stock shall be the lesser of (i) (1) or such greater number of votes as may be specifically permitted under then applicable rules or regulation of the Nasdaq National Market or other applicable market or exchange, and (ii) the number of shares of Common Stock into which each share of Series D-1 Preferred Stock is convertible as of 5:00 P.M. on the record date for the vote.

(1)
Insert number equal to the lesser of the initial Stated Value of a Series D Preferred Share divided by the average of the closing bid prices of the Common Stock for the five days preceding the Closing Date for the Series D Preferred.

        (b)    Elections of Directors.    Except as otherwise provided below in this Section 3(b), the holders of the shares of Series D-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect a number of directors of the Corporation as provided below, and the holders of the shares of Common Stock and of any other class or series of voting stock (but excluding the Series D-1 Preferred Stock), exclusively and as a separate class, shall, subject to the rights of any additional series of Preferred Stock that may be established from time to time, be entitled to elect the balance of the total number of directors of the Corporation. For so long as at least 60,060 shares of Series D-1 Preferred Stock are outstanding, the holders of Series D-1 Preferred Stock shall be entitled to elect a number of directors equal to, rounding to the closest whole number, with .5 being rounded up, (except that rounding shall be down to the closest whole number in the event that rounding up would permit the Series D-1 Preferred Stock to elect fifty percent (50%) or more of the board of directors), the product of (i) the total number of directors to be on the Board of Directors immediately following an election of directors, multiplied by (ii) a fraction, of which (A) the numerator shall be the aggregate Maximum Per Share Preferred Votes for all shares of Series D-1 Preferred Stock outstanding at the time of the vote and (B) the denominator shall be the sum of (x) the total number of shares of Common Stock outstanding as of the record date for the vote, (y) the aggregate Maximum Per Share Preferred Votes for all shares of Series D-1 Preferred Stock outstanding as of 5:00 P.M. on the record date for the vote, and (z) for each other security of the Corporation, including the Series D-2 Preferred Stock, entitled to vote in an election for directors as of the record date for the vote, the least of (I) the maximum vote permitted under the Certificate of Incorporation, (II) the maximum vote permitted under any Certificate of Designation of this Corporation and (III) the maximum vote permitted under any applicable law, rule or regulation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series D-1 Preferred Stock then outstanding shall constitute a quorum of the Series D-1 Preferred Stock for the purpose of electing directors by holders of the Series D-1 Preferred Stock. A vacancy in any directorship filled by the holders of Series D-1 Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series D-1 Preferred Stock or by any remaining director or directors elected by the holders of Series D-1 Preferred Stock pursuant to this Subsection 3(b).

        (c)    Series Voting Rights.    The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the shares of (i) Series D-1 Preferred Stock then outstanding, and (ii) with respect to Subsection 3(c)(i) through Subsection 3(c)(v) (inclusive) below, Series D-2 Preferred Stock, in each case given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

  (i)
  amend the Certificate of Incorporation, including this Certificate of Designation, so as to amend, alter or repeal the powers, preferences or special rights of the Series D Preferred Stock in a manner that adversely affects the rights, preferences or privileges of the holders of Series D Preferred Stock, provided that nothing in this Subsection 3(c)(i) shall prohibit the Corporation from effecting a Deemed Liquidation Event so long as the Corporation complies with the provisions of Subsections 2(c)(ii) through (iv) (inclusive) above;

  (ii)
  authorize, designate or issue any Parity Stock or any class of stock of the Corporation ranking senior to the Series D Preferred Stock as to the payment of dividends and as to distribution of assets upon Liquidation ("Senior Stock");

  (iii)
  amend the Certificate of Incorporation to authorize any additional shares of Series D Preferred Stock, Parity Stock or Senior Stock;

  (iv)
  amend, alter or repeal any provision of this Certificate of Designations, provided that nothing in this Subsection 3(c)(iv) shall prohibit the Corporation from effecting a Deemed Liquidation Event so long as the Corporation complies with the provisions of Subsections 2(c)(ii) through (iv) (inclusive) above;

  (v)
  amend, alter or repeal the Bylaws of the Corporation in any way that is inconsistent with this Certificate of Designations;

  (vi)
  take any action to decrease the number of directors of the Corporation to less than five;

  (vii)
  apply any of its assets in excess of $7,500,000 in any 12-month period to the redemption, retirement, purchase or acquisition, directly or indirectly (including through a Corporation Subsidiary), of any shares of capital stock of the Corporation (including securities convertible into or exchangeable for such capital stock), other than (A) redemptions of Preferred Stock in accordance with the terms of the Certificate of Incorporation, (B) repurchases of Common Stock from employees and consultants who received the stock in connection with their performance of services at cost upon termination of employment or service, (C) redemptions, retirements, repurchases or acquisitions of 5 1/4% Convertible Subordinated Debentures due June 15, 2005 of the Corporation ("Convertible Debentures"), and (D) repurchases made with the proceeds of an issuance of Junior Stock, except where such proceeds are used to repurchase securities from any officer or director of the Corporation;

  (viii)
  acquire all or substantially all of the assets or stock of any class of any other corporation, or any equity interest in any partnership, limited liability company, joint venture, association, joint stock company or trust where the aggregate consideration paid by the Corporation (as determined in good faith by the directors of the Corporation at the time definitive agreements are entered into) for such acquisition is greater than $80,000,000; or

  (ix)
  incur any indebtedness for borrowed money, which for purposes of this paragraph shall exclude the Convertible Debentures, or permit any Corporation Subsidiary to incur any indebtedness (other than indebtedness of Corporation Subsidiaries owed to the Corporation or other intercompany indebtedness), in excess of, at any time, the greater of (A) $50,000,000; or (B) $65,000,000 less the aggregate principal amount of the then-outstanding Convertible Debentures.

For purposes of this Subsection 3(c), the term "Corporation Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Corporation (or another Corporation Subsidiary) holds stock or other ownership interests representing (1) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (2) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity. The rights of the holders of the Series D-1 Preferred Stock under Subsections 3(c)(vi) through (3)(c)(viii) above shall terminate on the first date on which there are fewer than 30,030 outstanding shares of Series D-1 Preferred Stock.

At any meeting held for the purpose of voting on any of the matters for which the holders of the Series D-1 Preferred Stock or Series D-2 Preferred Stock have class voting rights, the presence in person or by proxy of the holders of a majority of the shares of Series D-1 Preferred Stock then outstanding or the Series D-2 Preferred Stock then outstanding, as the case may be, shall constitute a quorum of the Series D-1 Preferred Stock or Series D-2 Preferred Stock for the purpose of voting on matters to which these class voting rights apply.

        4.    Optional Conversion

        The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.    Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value of such shares by the Series D Conversion Price (as defined below) in effect on the Conversion Date (as defined below). The "Series D Conversion Price" initially shall be $9.99.* Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a notice of redemption of any shares of Series D Preferred Stock pursuant to Section 6 below, the Conversion Rights of the shares of Series D Preferred Stock designated for redemption shall terminate at 5:00 p.m., Eastern time, on the last full day preceding the applicable Redemption Date (as defined below), unless the Redemption Price (as defined below) is not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full. In the event of a liquidation, dissolution or winding up of the Corporation, (i) the Conversion Rights shall terminate at 5:00 p.m., Eastern time, on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred Stock (unless such amounts are not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such amounts are paid, or tendered for payment, in full) and (ii) the Corporation shall provide to each holder of shares of Series D Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (A) be sent at least 20 days (unless a greater period is required by law) prior to the termination of the Conversion Rights and (B) state the amount per share of Series D Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up and in reasonable detail the manner of calculation thereof. For the purposes of this Subsection 4(a), "Redemption Date" shall mean any Mandatory Redemption Date (as defined below) or Optional Redemption Date (as defined below) and "Redemption Price" shall mean, as applicable, the Mandatory Redemption Price (as defined below) or the Optional Redemption Price (as defined below).

*
Assuming stockholder approval of the one-for-three reverse stock split approved by the Board of Directors on June 1, 2003.

          (b)    Payment in Lieu of Accumulated dividends.    Upon conversion of a share of Series D Preferred Stock in accordance with this Section 4, as part of the conversion, the Corporation shall pay to the holder thereof an amount equal to the total accumulated but unpaid dividends on such share. The Corporation shall pay such amount in cash or if the conditions set forth in Section 1(b)(ii) above are satisfied, in Common Stock, in its sole discretion. If the Corporation elects to pay such amount in shares of Common Stock, the number of shares of Common Stock to be issued shall equal the quotient of (i) such amount divided by (ii) the arithmetic average of the Average Daily Prices for five consecutive Trading Days, the last day of which shall be the second Trading Day preceding the date on which the amount is paid. To the extent the Corporation elects to pay such accumulated but unpaid dividends in shares of Common Stock, (i) the Corporation shall immediately notify such holder within two Trading Days of the Conversion Date in accordance with the notice provisions of Section 13 below and (ii) such election may not be revoked or otherwise changed by the Corporation. In the event the Corporation fails to deliver a notice that it intends to pay dividends in Common Stock within two Trading Days as required above, the Corporation shall pay such dividend in cash. All accrued but unpaid dividends paid by the Corporation in Common Stock pursuant to this Subsection 4(b) shall be paid by the Corporation on the tenth Trading Day following the applicable Conversion Date. All accumulated but unpaid dividends paid by the Corporation in cash pursuant to this Subsection 4(b) shall be paid by the Corporation on the fourth Trading Day following the applicable Conversion Date.

          (c)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock pursuant to this Section 4. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Series D Conversion Price. The Corporation shall, as soon as practicable after the Conversion Date, and in no event later than three Trading Days after the Conversion Date, pay to such holder any cash payable in lieu of any such fraction of a share.

          (d)    Mechanics of Conversion

              (i)  In order for a holder of Series D Preferred Stock to convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall deliver to the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) a written notice (the "Conversion Notice") that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates. The Conversion Notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be accompanied by a written instrument evidencing such holder's desire to convert a specified number of shares of Series D Preferred Stock, duly executed by the registered holder or such holder's attorney duly authorized in writing. The date specified by the holder in the notice shall be the conversion date or, if no date is specified in the Conversion Notice, the conversion date shall be the date the Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof; such date, the "Conversion Date"). The shares of Common Stock issuable upon conversion of the shares represented by the certificate or certificates delivered to the Corporation shall be deemed to be outstanding as of the Conversion Date. On or before the Conversion Date, the holders shall surrender a certificate or certificates for the shares to be converted (or an affidavit of loss and indemnity agreement relating thereto) to the office of the transfer agent for the Series D Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to such holder a new certificate representing the remaining shares of Series D Preferred Stock. Upon conversion of any Series D Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date) issue or cause to be issued and cause to be delivered to, or upon the written order of, such holder (or former holder, as the case may be) of Series D Preferred Stock and in such name or names as such holder may designate, a certificate for the shares of Common Stock issuable upon such conversion, free of restrictive legends unless such shares of Common Stock are not then freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. Such holder, or any person so designated by such holder to receive such shares of Common Stock, shall be deemed to have become holder of record of such shares of Common Stock as of the Conversion Date. If and when such shares of Common Stock may be freely transferred pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement, the Corporation shall use its best efforts to deliver such shares of Common Stock electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, and shall issue such shares of Common Stock in the same manner as dividend payment shares are issued pursuant to Section 1(b)(iii) above.

             (ii)  The Corporation covenants that it shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized but unissued and otherwise unreserved shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock or, if the number of shares of Common Stock so reserved is insufficient, the Corporation shall take any corporation action that is necessary to make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock within 90 days after the occurrence of such deficiency. Before taking any action that would cause an adjustment reducing the Series D Conversion Price below the then par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series D Conversion Price.

            (iii)  Upon any such conversion, shares of Common Stock issued upon conversion of such shares of Series D Preferred Stock shall not be deemed Additional Shares of Common Stock (as defined below) and no adjustment to the Series D Conversion Price shall be made for any accumulated but unpaid dividends on the Series D Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

            (iv)  All shares of Series D Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive shares of Common Stock and cash, if any, in accordance with Subsections 4(b) and 4(c) above. Any shares of Series D Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for action by the holders of Series D Preferred Stock or any other stockholders) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

             (v)  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

          (e)    Adjustments to Series D Conversion Price for Diluting Issues

            (i)    Special Definitions.    For purposes of this Section 4, the following definitions shall apply:

      (A)
      "Option" shall mean any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

      (B)
      "Series D Original Issue Date" shall mean the date on which a share of Series D Preferred Stock was first issued, regardless of the number of times the transfer of such share shall be made on the Corporation's stock transfer records and regardless of the number of certificates that may be issued to evidence such share.

      (C)
      "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

      (D)
      "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(e)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than shares of Common Stock issued, issuable or deemed issued:

      (I)
      as a dividend or distribution on Series D Preferred Stock;

      (II)
      by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(f) or 4(g) below;

      (III)
      to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation and by a majority of the directors of the Corporation who are eligible to serve on the Audit Committee of such Board under the then-applicable rules of the Securities and Exchange Commission and the Nasdaq National Market (or other market or exchange on which the Common Stock is then traded or authorized for quotation);

      (IV)
      to Accenture LLP pursuant to agreements in effect on June 1, 2003; or

      (V)
      in connection with any transaction with any strategic investor, vendor or customer, lessor, customer, supplier, marketing partner, developer or integrator or any similar arrangement, in each case the primary purpose of which is not to raise equity capital, provided such issuance is approved by the Board of Directors of the Corporation and by a majority of the directors of the Corporation who are eligible to serve on the Audit Committee of such Board under the then-applicable rules of the Securities and Exchange Commission and the Nasdaq National Market (or other market or exchange on which the Common Stock is then traded or authorized for quotation).

            (ii)    No Adjustment of Series D Conversion Price.    No adjustment in the Series D Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Subsection 4(e)(v) below) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series D Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, no adjustment in the Series D Conversion Price shall be made (A) with respect to the Series D-1 Preferred Stock, if prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series D-1 Preferred Stock then outstanding agreeing that no such adjustment shall be made as a result of such issuance or deemed issuance and (B) with respect to the Series D-2 Preferred Stock, if prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series D-2 then outstanding agreeing that no such adjustment shall be made as a result of such issuance or deemed issuance.

            (iii)    Issue of Securities to be a Deemed Issue of Additional Shares of Common Stock

      (A)
      If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(e)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

      (B)
      If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series D Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted prospectively to such Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series D Conversion Price to an amount that exceeds the lower of (i) the Series D Conversion Price on the original adjustment date, or (ii) the Series D Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

      (C)
      If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Subsection 4(e)(i)(D) above), the issuance of which did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(e)(v) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series D Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(e)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

      (D)
      Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) below, the Series D Conversion Price shall be readjusted prospectively to such Series D Conversion Price as would have obtained had such Option or Convertible Security never been issued.

      (E)
      No adjustment in the Series D Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

            (iv)    Adjustment of Series D Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(e)(iii) above), without consideration or for a consideration per share less than the applicable Series D Conversion Price in effect immediately prior to such issue, then the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series D Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series D Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(e)(iv), all shares of Common Stock issuable upon conversion or exercise of shares of Series D Preferred Stock, Options or Convertible Securities outstanding immediately prior to such issue or upon exercise of such securities shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding shares of Series D Preferred Stock shall be determined without giving effect to any adjustments to the Series D Conversion Price resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

            (v)    Determination of Consideration.    For purposes of this Subsection 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

      (A)
      Cash and Property. Such consideration shall:

      (I)
      insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

      (II)
      insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the non-management members of the Board of Directors of the Corporation; and

      (III)
      in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by non-management members of the Board of Directors of the Corporation.

      (B)
      Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing

      (I)
      the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

      (II)
      the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi)    Multiple Closing Dates.    In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Series D Conversion Price pursuant to the terms of Subsection 4(e)(iv) above, and such issuance dates occur within a period of no more than 60 days, then, upon the final such issuance, the Series D Conversion Price shall be readjusted prospectively to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

          (f)    Adjustment for Stock Splits and Combinations.    If the Corporation shall at any time or from time to time after the Series D Original Issue Date (i) effect a subdivision of the outstanding Common Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Series D Preferred Stock, or (ii) combine the outstanding shares of Series D Preferred Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Common Stock, the Series D Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series D Original Issue Date (x) combine the outstanding shares of Common Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Series D Preferred Stock, or (y) effect a subdivision of the outstanding shares of Series D Preferred Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Common Stock, the Series D Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (g)    Adjustment for Certain Dividends and Distributions.    In the event the Corporation at any time, or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series D Conversion Price then in effect by a fraction:

            (i)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (ii)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

  provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series D Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

          (h)    Adjustments for Other Dividends and Distributions.    In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property that they would have been entitled to receive had the Series D Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series D Preferred Stock; provided, however, that no such provision shall be made if the holders of Series D Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

          (i)    Adjustment for Merger or Reorganization, etc.    Subject to the provisions of Subsection 2(c) above, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (which is not a Liquidation) in which the Common Stock (but not the Series D Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series D Preferred Stock shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series D Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series D Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series D Preferred Stock.

          (j)    Rounding of Calculations; Minimum Adjustments.    All calculations under this Section 4 shall be made to the nearest one tenth of a cent. No adjustment in the Series D Conversion Price is required if the amount of such adjustment would be less than $0.01; provided, however, that any adjustments which by reason of this Subsection 4(j) are not required to be made will be carried forward and given effect in any subsequent adjustment. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (k)    Certificate as to Adjustments.    Upon the occurrence of each adjustment pursuant to this Section 4, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each holder of Series D Preferred Stock and to the Corporation's Transfer Agent. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series D Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Series D Preferred Stock.

          (l)    Notice of Record Date.    In the event:

            (i)    the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series D Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

            (ii)   of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

            (iii)  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

  then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series D Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series D Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Any notice required under this Subsection 4(l) shall be sent at least 20 days prior to the record date or effective date for the event specified in such notice.

        5.    Redemption at the Option of the Corporation

          (a)    Mandatory Redemption Event.    All or any portion of the outstanding shares of Series D Preferred Stock shall be redeemed at a price per share equal to (i) 125% of Stated Value plus (ii) all accumulated but unpaid dividends (the "Mandatory Redemption Price") in accordance with this Section 5 pursuant to written notice (the "Mandatory Redemption Notice") delivered to the holders of Series D Preferred Stock by the Corporation, in its sole discretion, at any time or from time to time after the third anniversary of the Series D Original Issue Date; provided that the Corporation shall be entitled to deliver a Mandatory Redemption Notice only if the Average Daily Price on each Trading Day for a period of at least 45 consecutive Trading Days (such period ending no earlier than four Trading Days prior to the date of such Mandatory Redemption Notice) has exceeded $22.80* (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series D Original Issue Date affecting such shares). Any Mandatory Redemption Notice delivered pursuant to this Subsection 5(a) shall specify a date (a "Mandatory Redemption Date") as of which such redemption shall be effected. Each Mandatory Redemption Date shall be a Trading Day not less than 20 Trading Days nor more than 30 Trading Days following the date on which the related Mandatory Redemption Notice is sent by the Corporation. On each Mandatory Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder, that number of outstanding shares of Series D Preferred Stock specified in the related Mandatory Redemption Notice.

*
Assuming stockholder approval of the one-for-three reverse stock split approved by the Board of Directors on June 1, 2003.

          (b)    Mandatory Redemption Notice.    Any Mandatory Redemption Notice shall be delivered to each holder of record of Series D Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below. Each Mandatory Redemption Notice shall state:

            (i)    the Mandatory Redemption Date;

            (ii)   the Mandatory Redemption Price;

            (iii)  the number of shares of Series D Preferred Stock held by the holder that the Corporation shall redeem on the Mandatory Redemption Date;

            (iv)  the date upon which the holder's right to convert such shares terminates (as determined in accordance with Section 4 above); and

            (v)   that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the shares of Series D Preferred Stock to be redeemed.

          (c)    Surrender of Certificates; Payment.    On or before the applicable Mandatory Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Mandatory Redemption Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.

          (c)    Rights Subsequent to Mandatory Redemption.    If the Mandatory Redemption Notice shall have been duly given, and if on the applicable Mandatory Redemption Date the Mandatory Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Mandatory Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Mandatory Redemption Date and all rights with respect to such shares shall forthwith after the Mandatory Redemption Date terminate, except only the right of the holders to receive the Mandatory Redemption Price without interest upon surrender of their certificate or certificates therefor.

          (e)    Redeemed or Otherwise Acquired Shares.    Any shares of Series D Preferred Stock that are redeemed pursuant to this Section 5 or Section 6 below or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series D Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D Preferred Stock following any redemption.

          (f)    Other Redemptions or Acquisitions.    Neither the Corporation nor any subsidiary shall redeem or otherwise acquire any series of Series D Preferred Stock, except (i) as expressly authorized herein, (ii) with the written consent of the holders of at least a majority of the then-outstanding shares of (A) Series D-1 Preferred Stock and (B) Series D-2 Preferred Stock, or (iii) pursuant to a purchase offer made pro rata to all holders of Series D Preferred Stock on the basis of the number of shares of Series D Preferred Stock owned by each such holder.

        6.    Redemption at the Option of the Holders of Series D Preferred Stock

          (a)    Right to Redeem.    Shares of Series D-1 Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Stated Value plus accumulated but unpaid dividends (the "Optional Redemption Price") at any time and from time to time no earlier than the sixth anniversary of the Series D Original Issue Date after receipt by the Corporation from the holders of at least a majority of the then-outstanding shares of Series D-1 Preferred Stock of written notice (a "Series D-1 Optional Redemption Notice") requesting redemption of all or any portion of the outstanding shares of Series D-1 Preferred Stock. Shares of Series D-2 Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Optional Redemption Price at any time and from time to time no earlier than the sixth anniversary of the Series D Original Issue Date after receipt by the Corporation from holder(s) holding in the aggregate shares of Series D-2 Preferred Stock then outstanding with a Stated Value in excess of $3,000,000 (or if less than $3,000,000, all of such holder's shares of Series D-2 Preferred Stock) of written notice (a "Series D-2 Optional Redemption Notice" and together with a Series D-1 Optional Redemption Notice, an "Optional Redemption Notice") requesting redemption of all or any portion of such holder's outstanding shares of Series D-2 Preferred Stock. Notwithstanding any other provision of this Section 6, until the seventh anniversary of the Series D Original Issue Date, the aggregate number of shares of (i) Series D-1 Preferred Stock or (ii) Series D-2 Preferred Stock that the Corporation may be required to redeem under this Section 6 shall not exceed 50% of the number of shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, respectively, outstanding as of the sixth anniversary of the Series D Original Issue Date. The process for effecting any such redemption shall be as follows:

            (i)    Within 15 days after the receipt of an Optional Redemption Notice, the Corporation shall send to each holder of Series D Preferred Stock a notice (the "Corporation Notice") which shall (A) state the number of shares of Series D Preferred Stock that are the subject of the applicable Optional Redemption Notice, and (B) specify a date (an "Optional Redemption Date") as of which a redemption pursuant to this Section 6 shall be effected and the date by which a holder may elect to join in the redemption pursuant to subsection (b)(ii) below. Each Optional Redemption Date shall be a Trading Day not less than 40 days or more than 120 days following the date on which the related Corporation Notice is sent by the Corporation.

            (ii)   Within 20 days after receipt of the Corporation Notice, each holder of Series D Preferred Stock may provide notice to the Corporation that such holder wishes to include all or a portion of its shares of Series D Preferred Stock in such Optional Redemption Notice and stating the number of shares to be so included (and, thereafter such shares shall be deemed to be included in such Optional Redemption Notice).

            (iii)  Within 50 days after receiving the Optional Redemption Notice and at least 10 days prior to the Optional Redemption Date, the Corporation shall provide each holder of Series D Preferred Shares with written notice ("Closing Notice") that states (i) the applicable Optional Redemption Price, (ii) the applicable Optional Redemption Date, (iii) the number of shares requested to be redeemed on that Optional Redemption Date, (iv) the number of shares of Series D Preferred Stock to be redeemed on such date, and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or affidavit of loss and indemnity agreement) representing the shares of Series D Preferred Stock to be redeemed.

            (iv)  Subject to the limitations above in this Section 6, on the applicable Optional Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder for which redemption was requested, that number of outstanding shares of Series D Preferred Stock specified or deemed to be included in the Optional Redemption Notice. In the event the Corporation does not have sufficient funds legally available to redeem on such Optional Redemption Date all shares of Series D Preferred Stock to be redeemed on such Optional Redemption Date, the Corporation shall redeem a pro rata portion of each holder's shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation has not redeemed all outstanding shares of Series D Preferred Stock which are to be redeemed within 120 days following the date on which the related Optional Redemption Notice is sent by the Corporation, the Dividend Rate with regard to any shares of Series D Preferred Stock that remain outstanding shall be 14% per annum from the date of the Optional Redemption Notice until such date as such shares are actually redeemed.

          (b)    Optional Redemption Notice and Other Notices.    Any Optional Redemption Notice shall be delivered to the Corporation, and any Corporation Notice or Closing Notice shall be delivered to each holder of record of Series D Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below.

          (c)    Surrender of Certificates; Payment.    On or before the applicable Optional Redemption Date, each holder of shares of Series D Preferred Stock to be redeemed on such Optional Redemption Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated by the Corporation in its notice pursuant to this Section 6, and thereupon the Optional Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such holder.

          (d)    Rights Subsequent to Optional Redemption.    If the Optional Redemption Notice shall have been duly given, and if on the applicable Optional Redemption Date the Optional Redemption Price payable upon redemption of the shares of Series D Preferred Stock to be redeemed on such Optional Redemption Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Optional Redemption Date and all rights with respect to such shares shall forthwith after the Optional Redemption Date terminate, except only the right of the holders to receive the Optional Redemption Price without interest upon surrender of their certificate or certificates therefor.

        7.    Waivers    The holders of Series D Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law. Any of the rights of the holders of Series D-1 Preferred Stock or Series D-2 Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the then outstanding shares of Series D-1 Preferred Stock or Series D-2 Preferred Stock, respectively, subject to applicable law.

        8.    No Impairment    The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation without the written consent of the holders of at least a majority of the then-outstanding shares of Series D Preferred Stock, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series D Preferred Stock against impairment.

        9.    Registration of Series D Preferred Stock    The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "Series D Preferred Stock Register"), in the name of the record holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

        10.    Registration of Transfers    The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder.

        11.    Replacement Certificates    If any certificate evidencing Series D Preferred Stock, or Common Stock issued upon conversion thereof, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

        12.    Limitation on Conversion

          (a)   Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by any holder of Series D-2 Preferred Stock upon any conversion of Series D-2 Preferred Stock (or otherwise in respect of the Series D-2 Preferred Stock) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "Maximum Percentage") of the total number of issued and outstanding shares of common stock (including for such purpose the shares of Common Stock issuable upon such conversion). Each delivery of a Conversion Notice by a holder of Series D-2 Preferred Stock will constitute a representation by such holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of shares of Common Stock requested in such Conversion Notice is permitted under this paragraph. By written notice to the Corporation, any holder of Series D-2 Preferred Stock may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such waiver or increase or decrease will apply only to such holder and not to any other holder of Series D-2 Preferred Stock. For purposes of this Section 12, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

          (b)   For purposes of this Section 12, in determining the number of outstanding shares of Common Stock, a holder of Series D Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-Q, Form 10-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder of Series D Preferred Stock, the Corporation shall promptly, but in no even later than one Trading Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding.

        13.    Notices    Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day and electronic confirmation of receipt is received by the sender, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 10 Canal Park, Cambridge, Massachusetts 02141, facsimile: (617) 949-1722, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series D Preferred Stock, to the address or facsimile number appearing on the Corporation's stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section.

        14.    Preemptive Rights    Each holder of the Series D Preferred Stock shall have preemptive rights, the terms of which are specified in the Investor Rights Agreement among the Corporation and the holders of Series D Preferred Stock dated                        , 2003 (as amended from time to time in accordance with its terms, and subject to the limitations and other terms set forth in such Investor Rights Agreement, including the right to waive any term thereof).

* * *

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its President as of                        , 2003.

ASPEN TECHNOLOGY, INC.
By:

President and Chief Executive Officer

Annex C

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
DESCRIBED IN PROPOSAL 2

        If Proposal 2 is approved by the requisite stockholders, the proposed amendment will consist of inserting the following paragraph at the beginning of Article FOURTH of the Certificate of Incorporation of the Corporation:

        "Effective at 5:00 p.m. on the filing date of this Certificate of Amendment of Certificate of Incorporation, as amended (the "Effective Time"), a one-for-two reverse stock split of the Corporation's Common Stock (as defined below) shall become effective, pursuant to which each two shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the Nasdaq National Market during regular trading hours for the five trading days immediately preceding the Effective Date."

C-1

Annex D

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
DESCRIBED IN PROPOSAL 3

        If Proposal 3 is approved by the requisite stockholders, the proposed amendment will consist of inserting the following paragraph at the beginning of Article FOURTH of the Certificate of Incorporation of the Corporation:

        "Effective at 5:00 p.m. on the filing date of this Certificate of Amendment of Certificate of Incorporation, as amended (the "Effective Time"), a one-for-three reverse stock split of the Corporation's Common Stock (as defined below) shall become effective, pursuant to which each three shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the Nasdaq National Market during regular trading hours for the five trading days immediately preceding the Effective Date."

D-1

Annex E

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION
DESCRIBED IN PROPOSAL 4

        If neither Proposal 2 nor Proposal 3 is approved by the requisite stockholders, the proposed amendment will consist of deleting the second sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation and inserting the following sentence in lieu thereof:

        "The total number of shares of both classes of capital stock that the Corporation shall have authority to issue is 220,000,000 shares, consisting of 210,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock."

        If Proposal 2 is approved by the requisite stockholders and effected by the board of directors, the proposed amendment will consist of deleting the second sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation and inserting the following sentence in lieu thereof:

        "The total number of shares of both classes of capital stock that the Corporation shall have authority to issue is 115,000,000 shares, consisting of 105,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock."

        If Proposal 3 is approved by the requisite stockholders and effected by the board of directors, the proposed amendment will consist of deleting the second sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation and inserting the following sentence in lieu thereof:

        "The total number of shares of both classes of capital stock that the Corporation shall have authority to issue is 80,000,000 shares, consisting of 70,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock."

E-1

Annex F

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
DESCRIBED IN PROPOSAL 5

        If Proposal 5 is approved by the requisite stockholders, the proposed amendment will consist of deleting the first sentence of the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation and inserting the following sentence in lieu thereof:

        "The Corporation is authorized to issue two classes of capital stock, one of which is designated as common stock, $.001 par value per share ("Common Stock"), and the other of which is designated as preferred stock, $.10 par value per share ("Preferred Stock").

F-1

PROXY	ASPEN TECHNOLOGY, INC.	PROXY

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 13, 2003

The Board of Directors of Aspen Technology, Inc. is Soliciting this Proxy

        The undersigned owns shares of common stock of Aspen Technology, Inc. (the "Company"). A Special Meeting of Stockholders of the Company will be held on Wednesday, August 13, 2003, beginning at 10:00 a.m., Eastern daylight savings time, at The Bay Tower, Thirty-Third Floor, 60 State Street, Boston, Massachusetts. The undersigned, revoking all prior proxies, appoints each of David L. McQuillin, Lisa W. Zappala and Stephen J. Doyle, acting singly, with the power of substitution to each, as attorney, agent and proxy to vote all shares of common stock that the undersigned would be entitled to vote if personally present at the meeting and at any adjournment or postponement of the meeting.

        The individuals named above will vote these shares as directed by the undersigned on this proxy. IF NO PROPER VOTING INSTRUCTIONS ARE GIVEN, THE INDIVIDUALS NAMED ABOVE WILL VOTE THE SHARES OF THE UNDERSIGNED FOR EACH OF PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

        If any other matters are properly presented for consideration at the meeting, the individuals named above will have the discretion to vote these shares on those matters. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING.

Address Change:

(If you made any address change, please mark the corresponding box on the reverse side)
SEE REVERSE SIDE	(Please sign and date on reverse side)	SEE REVERSE SIDE

DETACH HERE

☒ Please mark votes as in this example.

PROPOSAL 1.	To approve the issuance of shares of common stock that would be issuable (a) upon conversion of, or as dividends on, Series D convertible preferred stock that Aspen Technology, Inc. proposes to issue, (b) upon exercise of warrants that Aspen Technology, Inc. proposes to issue contemporaneously with the Series D convertible preferred stock, or (c) upon exercise of preemptive rights that Aspen Technology, Inc. proposes to grant in connection with the issuance of the Series D convertible preferred stock and stock warrants.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 2.
To authorize the board of directors, in its discretion, to amend the certificate of incorporation to effect a one-for-two reverse split of the outstanding common stock at any time prior to January 31, 2004.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 3.
To authorize the board of directors, in its discretion, to amend the certificate of incorporation to effect a one-for-three reverse split of the outstanding common stock at any time prior to January 31, 2004.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 4.
To amend the certificate of incorporation to increase (a) the number of authorized shares of common stock from 120,000,000 to 210,000,000 and (b) the total number of authorized shares of capital stock from 130,000,000 to 220,000,000, subject in each case to appropriate adjustment if a reverse split of the common stock is effected.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 5.	To amend the certificate of incorporation to reduce the par value of common stock from $0.10 per share to $0.001 per share.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 6.	To approve the adoption of the Aspen Technology, Inc. 2003 Stock Incentive Plan.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 7.
To amend the Aspen Technology, Inc. 1995 Director Stock Option Plan to increase the number of shares of common stock reserved for issuance under such plan from 440,000 shares to 800,000 shares, subject to appropriate adjustment if a reverse split of the common stock is effected.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
YES NO
Please indicate if you plan to attend the meeting: ☐ ☐
For address change please check this box and write on the back where indicated ☐

Please sign exactly as your name is printed on this proxy. When shares are held by joint owners, both stockholders must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or custodian, or in any other representative capacity, please write title.

Owner:	Date:	, 2003
Co-Owner:	Date:	, 2003

ASPEN TECHNOLOGY, INC.

2003 Stock Incentive Plan

1.     Purpose

        The purpose of this 2003 Stock Incentive Plan (the "Plan") of Aspen Technology, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.     Eligibility

        All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options or restricted stock awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant."

3.     Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officers.

        (c)    Delegation to Executive Officers.    To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such executive officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the executive officers may grant; provided further, however, that no executive officer shall be authorized to grant Awards to any "executive officer" of the Company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.     Stock Available for Awards

        (a)    Number of Shares.    Subject to adjustment under Section 7, Awards may be made under the Plan for up to 3,600,000 shares of common stock, $.10 par value per share, of the Company ("Common

Stock"). Notwithstanding anything herein to the contrary, Restricted Stock Awards (as hereinafter defined) granted under the Plan may not exceed 50% of the total number of shares of Common Stock available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Per-Participant Limit.    Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code ("Section 162(m)").

5.     Stock Options

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Aspen Technology, Inc., any of the present or future parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code) of Aspen Technology, Inc., and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement, provided, however, that the exercise price shall be not less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time the Option is granted.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

    (1)
    in cash or by check, payable to the order of the Company;

    (2)
    except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

    (3)
    when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law and (ii) such Common Stock, if acquired directly from the Company was owned by the Participant at least six months prior to such delivery;

    (4)
    to the extent permitted under applicable law and permitted by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine, provided in either such case that at least an amount equal to the par value of the Common Stock being purchased shall be paid in cash; or

    (5)
    by any combination of the above permitted forms of payment.

        (g)    Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.     Restricted Stock

        (a)    Grants.    The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award"). The conditions specified by the Board shall be based in part or in whole on the achievement of performance goals or standards established by the Board and shall not be based solely on the passage of time.

        (b)    Terms and Conditions.    The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any, subject to the latter sentence of Section 6(a).

        (c)    Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.     Adjustments for Changes in Common Stock and Certain Other Events

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under the Plan, (ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

        (b)    Liquidation or Dissolution.    In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

        (c)    Reorganization and Change in Control Events.

          (1)    Definitions

      (a)
      A "Reorganization Event" shall mean:

      (i)
      any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property; or

      (ii)
      any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

      (b)
      A "Change in Control Event" shall mean:

      (i)
      the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business

          Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

        (ii)
        such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

        (iii)
        the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination, excluding for all purposes of this clause (x) any shares of common stock or other securities of the Acquiring Corporation attributable to any such individual's or entity's ownership of securities other than Outstanding Company Common Stock or Outstanding Company Voting Securities immediately prior to the Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

      (c)
      "Good Reason" shall mean any significant diminution in the Participant's title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be.

      (d)
      "Cause" shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company.

          (2)    Effect on Options

      (a)
      Reorganization Event.    Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

        Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

      (b)
      Change in Control Event that is not a Reorganization Event.    Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

          (3)    Effect on Restricted Stock Awards

      (a)
      Reorganization Event that is not a Change in Control Event.    Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

      (b)
      Change in Control Event.    Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

8.     General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

        (e)    Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f)    Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Board shall not amend or alter the exercise price of any option except in connection with a change in capitalization, Reorganization Event or Change in Control Event pursuant to Section 7 hereof, and provided further that the Participant's consent to any amendment, modification or termination of any outstanding Award shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

9.     Miscellaneous

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company's stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m), including the vote required under Section 162(m). No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m), including the vote required under Section 162(m).

        (e)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

ASPEN TECHNOLOGY, INC.

AMENDED AND RESTATED
1995 DIRECTORS STOCK OPTION PLAN

        1.    Definitions.    As used in this 1995 Directors Stock Option Plan of Aspen Technology, Inc., the following terms shall have the following meanings:

          1.1   Change in Corporate Control means the date on which any individual, corporation, partnership or other person or entity (together with its "Affiliates" and "Associates," as defined in Rule 12b-2 under the Securities Exchange Act of 1934) "beneficially owns" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors of the Company.

          1.2   Code means the Internal Revenue Code of 1986, as amended.

          1.3   Company means Aspen Technology, Inc.

          1.4   Fair Market Value at any date means the closing price on the NASDAQ National Market on the last business day before that date.

          1.5   Grant Date means the date on which an Option is granted, as specified in Sections 5 and 6.

          1.6   Option means an option to purchase shares of the Stock granted under the Plan.

          1.7   Option Agreement means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

          1.8   Option Price means the price paid by an Optionee for an Option under this Plan.

          1.9   Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

          1.10 Optionee means a person to whom an Option shall have been granted under the Plan.

          1.11 Plan means this 1995 Directors Stock Option Plan of the Company.

          1.12 Stock means common stock, $.10 par value, of the Company.

        2.    Purpose.    This 1995 Directors Stock Option Plan is intended to encourage ownership of the Stock by non-employee directors of the Company and to provide additional incentive for them to promote the success of the Company's business.

        3.    Term of the Plan.    Options under the Plan may be granted not later than November 30, 2005.

        4.    Stock Subject to the Plan.    At no time shall the number of shares of the Stock then outstanding which are attributable to the exercise of Options granted under the Plan plus the number of shares then issuable upon exercise of outstanding options granted under the Plan exceed 440,000 shares, subject, however, to the provisions of Section 11 of the Plan. Shares to be issued upon the exercise of Options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.

        5.    First Grants to Certain Directors.    Each individual who was not, within the 12 months preceding his or her first election to the Board of Directors, either an officer or employee of the Company or any subsidiary of the Company and who is serving as a director immediately after the 1995 Annual Meeting of Stockholders or who is first elected to the Board of Directors during the term of the Plan (whether elected at an annual or special stockholders' meeting or by action of the Board of Directors) shall be granted an Option to purchase 24,000 shares of Stock. Each Option shall (i) have an exercise price equal to 100% of the Fair Market Value of the Stock on the Grant Date, and (ii) become exercisable in 12 quarterly installments, beginning with the last day of the calendar quarter following the Grant Date, but only if the Optionee remains a director of the Company on the respective dates. The Option Period shall be ten years from the Grant Date.

        6.    Subsequent Grants to Certain Directors.    Each individual who continues as a non-employee director following any Annual Meeting of Stockholders of the Company shall be granted, on the date of that Annual Meeting of Stockholders, an Option to purchase 8,000 shares of Stock. Each Option shall (i) have an Exercise Price equal to 100% of the Fair Market Value of the Stock on the Grant Date and (ii) become exercisable in four quarterly installments, beginning with the third anniversary of the Grant Date, but only if the Optionee remains a director of the Company on the respective dates. The Option Period shall be ten years from the Grant Date.

        7.    Exercise of Option.    An Option may be exercised only by giving written notice, in the manner provided in Section 15 hereof, specifying the number of shares as to which the Option is being exercised, accompanied by (a) full payment for such shares in the form of check or bank draft payable to the order of the Company, or (b) certificates representing shares of the Stock with a current Fair Market Value equal to the Option Price of the shares to be purchased, or (c) irrevocable instructions to a brokerage firm to sell a sufficient number of the Option Shares to generate the full exercise price and to pay over to the Company such proceeds of sale. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or a part thereof. The Company shall thereafter deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares then being purchased by the Optionee. Such shares shall be fully paid and nonassessable. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require the Company or the Optionee to take any action in connection with shares being purchased upon exercise of the option, exercise of the option and delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action, which shall be taken at the Company's expense. Upon a Change in Corporate Control, each outstanding Option shall immediately become fully exercisable.

        8.    Transferability of Options.    Options shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

        9.    Stock Purchase Agreement.    Each Optionee exercising an option, at the request of the Company, will be required to sign a Stock Purchase Agreement representing in form satisfactory to counsel for the Company that he or she will not transfer, sell or otherwise dispose of the Option Shares at any time purchased by him or her, upon the exercise of any portion of the Option, in a manner which would violate the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder; and the Company may, at its discretion, make a notation on any certificates issued upon exercise of options to the effect that such certificate may not be transferred except after receipt by the Company of an opinion of counsel satisfactory to it to the effect that such transfer will not violate such Act and such regulations, and may issue "stop transfer" instructions to its transfer agent, if any, and make a "stop transfer" notation on its books as appropriate. Such Stock Purchase Agreement shall include such other provisions as the Committee may determine are appropriate.

        10.    Termination of Service.    In the event that the Optionee's service as a director ends for any reason other than death, the Option, to the extent exercisable at termination, may be exercised by the Optionee at any time within 30 days after termination unless terminated earlier by its terms. If termination of service results from the death of the Optionee, the Option, to the extent exercisable at the date of death, may be exercised by the person to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within 12 months after the date of death, unless terminated earlier by its terms.

        11.    Adjustment of Number of Shares.    Each Option Agreement shall provide that in the event of any capital adjustments including stock splits, stock contractions, stock dividends, reclassifications, exchanges and substitutions, occurring after the date of the option and prior to the exercise in full of the option, the number of shares for which the option may be exercised and the price per share shall be proportionately adjusted. In the event of any such change in the outstanding Stock, the Stock available for the purpose of the Plan, as stated in Section 4 hereof, and the grants provided by Sections 5 and 6 shall be correspondingly adjusted.

        12.    Stock Reserved.    The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

        13.    Limitation of Rights in the Option Shares.    An Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued therefor and delivered to the Optionee.

        14.    Termination and Amendment of the Plan.    The Board of Directors of the Company may at any time terminate the Plan or make such amendment to the Plan as it shall deem advisable, provided that, except as provided in Section 11, it may not, without the approval by the holders of a majority of the Stock, change the classes of persons eligible to receive Options, increase the maximum number of shares available for option under the Plan or extend the period during which Options may be granted or exercised and it may not amend the Plan more than once in any six-month period except to the extent necessary to comply with applicable Federal income tax laws and regulations. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall theretofore have been granted, adversely affect the rights of such Optionee under such Option. The Company may also, in its discretion, permit any option to be exercised prior to the date on which it vests.

        15.    Notices.    Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered in hand, if to the Company, to its Chief Financial Officer at Ten Canal Park, Cambridge, MA 02141 and, if to the Optionee, to the address as the Optionee shall last have furnished to the Company.

*    *    *    *    *

AMENDMENT TO
AMENDED AND RESTATED
1995 DIRECTORS STOCK OPTION PLAN

        Section 4 of the Aspen Technologies, Inc. Amended and Restated 1995 Directors Stock Option Plan is hereby amended, subject to stockholder approval, by deleting the first sentence thereof and replacing it with the following sentence:

"At no time shall the number of shares of the Stock then outstanding which are attributable to the exercise of Options granted under the Plan plus the number of shares then issuable upon exercise of outstanding options granted under the Plan exceed 800,000 shares, subject, however, to the provisions of Section 11 of the Plan."

Approved by the Board of Directors, May 29, 2003
Approved by the Stockholders, August , 2003